                                                                    EXHIBIT 10.3


                                  $318,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT


                          Dated as of November 13, 1998
                                     between


                           APRIA HEALTHCARE GROUP INC.

                        AND CERTAIN OF ITS SUBSIDIARIES,

                                  as Borrowers,

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,
                   as the Administrative and Collateral Agent,

                               NATIONSBANK, N.A.,
                            as the Syndication Agent,

                                       and

                        THE OTHER FINANCIAL INSTITUTIONS
                          PARTY TO THE CREDIT AGREEMENT

                                   Arranged By

                      NATIONSBANC MONTGOMERY SECURITIES LLC

                                TABLE OF CONTENTS

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
Section 1.        Definitions, Interpretation And Accounting Terms...............................................    2
         1.1      Defined Terms..................................................................................    2
         1.2      Accounting Terms and Determinations............................................................   20
         1.3      Interpretation.................................................................................   21

Section 2.        Amount and Terms of Credit.....................................................................   21
         2.1      Loans..........................................................................................   21
         2.2      Minimum Amount of Each Borrowing...............................................................   23
         2.3      Notice of Borrowing............................................................................   23
         2.4      Disbursement of Funds..........................................................................   24
         2.5      Notes..........................................................................................   25
         2.6      Conversions....................................................................................   26
         2.7      Pro Rata Borrowings............................................................................   27
         2.8      Interest.......................................................................................   27
         2.9      Interest Periods...............................................................................   27
         2.10     Increased Costs, Illegality, etc...............................................................   28
         2.11     Compensation...................................................................................   30
         2.12     Reserved.......................................................................................   31
         2.13     Replacement of Banks...........................................................................   31
         2.14     Certain Limitation.............................................................................   32
         2.15     Notices of Borrowing; Notices of Conversion; Authorized Employees..............................   32

Section 3.        Letters of Credit..............................................................................   32
         3.1      Letters of Credit..............................................................................   32
         3.2      Minimum Stated Amount..........................................................................   33
         3.3      Letter of Credit Requests......................................................................   33
         3.4      Letter of Credit Participations................................................................   34
         3.5      Agreement to Repay Letter of Credit Drawings...................................................   36
         3.6      Increased Costs................................................................................   36

Section 4.        Revolving Loan Commitment Fee; Fees; Reductions of Commitment..................................   37
         4.1      Fees...........................................................................................   37
         4.2      Voluntary Termination of Unutilized Commitments................................................   38
         4.3      Mandatory Reduction of Commitments.............................................................   38

Section 5.        Prepayments; Payments; Taxes...................................................................   39
         5.1      Voluntary Prepayments..........................................................................   39
         5.2      Mandatory Repayments...........................................................................   39
         5.3      Method and Place of Payment....................................................................   43
         5.4      Net Payments...................................................................................   43

Section 6.        Conditions Precedent to the Effective Date.....................................................   44
         6.1      Execution of Agreement; Notes..................................................................   45
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
         6.2      Officer's Certificate..........................................................................    45
         6.3      Compliance Certificate.........................................................................    45
         6.4      Opinions of Counsel............................................................................    45
         6.5      Corporate Documents; Proceedings...............................................................    45
         6.6      Employee Benefit Plans: Shareholders' Agreements; Management Agreements; Employment
                  Agreements; Tax Sharing Agreements.............................................................    45



         6.7      Guaranty.......................................................................................    46
         6.8      Adverse Change, etc............................................................................    46
         6.9      Litigation.....................................................................................    46
         6.10     Fees, etc......................................................................................    47
         6.11     Existing Indebtedness..........................................................................    47
         6.12     Securities Account Agreement...................................................................    47
         6.13     Pre-Payment....................................................................................    47
         6.14     1998 Third Quarter Charges and Reserves........................................................    47
         6.15     Second Amendment to Security Agreement.........................................................    48
         6.16     Other Information..............................................................................    48

Section 7.        Conditions Precedent to All Credit Events......................................................    48
         7.1      No Default; Representations and Warranties.....................................................    48
         7.2      Adverse Change, etc............................................................................    48
         7.3      Litigation.....................................................................................    48
         7.4      Notice of Borrowing; Letter of Credit Request..................................................    48
         7.5      Certificate of Chief Financial Officer; Opinion of Counsel.....................................    49

Section 8.        Representations, Warranties and Agreements.....................................................    49
         8.1      Corporate Status...............................................................................    49
         8.2      Corporate Power and Authority..................................................................    49
         8.3      No Violation...................................................................................    50
         8.4      Governmental Approvals.........................................................................    50
         8.5      Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc...........    50
         8.6      Litigation.....................................................................................    51
         8.7      True and Complete Disclosure...................................................................    51
         8.8      Use of Proceeds; Margin Regulations............................................................    51
         8.9      Tax Returns and Payments.......................................................................    52
         8.10     Compliance with ERISA..........................................................................    52
         8.11     Properties.....................................................................................    53
         8.12     Capitalization.................................................................................    53
         8.13     Subsidiaries...................................................................................    53
         8.14     Compliance with Statutes, etc..................................................................    53
         8.15     Investment Company Act.........................................................................    54
         8.16     Public Utility Holding Company Act.............................................................    54
         8.17     Environmental Matters..........................................................................    54
         8.18     Labor Relations................................................................................    54
         8.19     Patents, Licenses, Franchises and Formulas.....................................................    55
         8.20     Indebtedness...................................................................................    55
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
         8.21     Restrictions on or Relating to Subsidiaries....................................................    55
         8.22     JCAHO Accreditation............................................................................    56
         8.23     Material Contracts.............................................................................    56
         8.24     Indenture Treatment............................................................................    56

Section 9.        Affirmative Covenants..........................................................................    56
         9.1      Information Covenants..........................................................................    56
         9.2      Books, Records and Inspections.................................................................    58
         9.3      Maintenance of Property Insurance..............................................................    59
         9.4      Corporate Franchises...........................................................................    59
         9.5      Compliance with Statutes, etc..................................................................    59
         9.6      Compliance with Environmental Laws.............................................................    59
         9.7      ERISA..........................................................................................    60
         9.8      End of Fiscal Years; Fiscal Quarters...........................................................    60
         9.9      Performance of Obligations.....................................................................    60
         9.10     Payment of Taxes...............................................................................    60
         9.11     Use of Proceeds................................................................................    61
         9.12     Intellectual Property Rights...................................................................    61
         9.13     Permitted Transactions.........................................................................    61
         9.14     Agent for Service of Process...................................................................    64
         9.15     Senior Subordinated Convertible Debentures.....................................................    64
         9.16     Deposit Accounts...............................................................................    64

Section 10.       Negative Covenants.............................................................................    65
         10.1     Liens..........................................................................................    65
         10.2     Consolidation, Merger, Purchase or Sale of Assets, etc.........................................    67
         10.3     Dividends......................................................................................    68
         10.4     Limitation on Creation of Subsidiaries.........................................................    68
         10.5     Indebtedness...................................................................................    68
         10.6     Advances, Investments and Loans................................................................    69
         10.7     Transactions with Affiliates...................................................................    70
         10.8     Capital Expenditures...........................................................................    70
         10.10    Consolidated Funded Indebtedness to Consolidated EBITDA........................................    71
         10.11    Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of
                  Certificate of Incorporation, By-Laws and Certain Other Agreements; etc........................    72
         10.12    Limitation on Certain Restrictions on Subsidiaries.............................................    73
         10.13    Business.......................................................................................    73

Section 11.       Events of Default..............................................................................    73
         11.1     Payments.......................................................................................    73
         11.2     Representations, etc...........................................................................    73
         11.3     Covenants......................................................................................    73
         11.4     Default Under Other Agreements.................................................................    73
         11.5     Bankruptcy, etc................................................................................    74
         11.6     ERISA..........................................................................................    74
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
         11.7     Guaranty.......................................................................................    75
         11.8     Judgments......................................................................................    75
         11.9     Ownership......................................................................................    75
         11.10    Security Documents.............................................................................    75
         11.11    Senior Subordinated Convertible Debentures.....................................................    75

Section 12.       The Agents.....................................................................................    76
         12.1     Appointment and Authorization..................................................................    76
         12.2     Delegation of Duties...........................................................................    76
         12.3     Liabilities of Agents..........................................................................    76
         12.4     Reliance by Agents.............................................................................    77
         12.5     Notice of Default..............................................................................    77
         12.6     Credit Decision................................................................................    77
         12.7     Indemnification................................................................................    78
         12.8     Agents in Individual Capacity..................................................................    78
         12.9     Successor Agents...............................................................................    79
         12.10    The Co-Arrangers...............................................................................    79
         12.11    The Co-Agents..................................................................................    79

Section 13.       Miscellaneous..................................................................................    79
         13.1     Payment of Expenses, etc.......................................................................    79
         13.2     Right of Set-off...............................................................................    80
         13.3     Notices........................................................................................    80
         13.4     Benefit of Agreement...........................................................................    81
         13.5     No Waiver; Remedies Cumulative.................................................................    83
         13.6     Payments Pro Rata..............................................................................    83
         13.7     Calculations; Computations.....................................................................    84
         13.8     Joint and Several..............................................................................    84
         13.9     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE...............................................    85
         13.10    Counterparts...................................................................................    86
         13.11    Effectiveness..................................................................................    86
         13.12    Headings Descriptive...........................................................................    86
         13.13    Amendment or Waiver............................................................................    86
         13.14    Survival.......................................................................................    87
         13.15    Domicile of Loans..............................................................................    87
         13.16    WAIVER OF JURY TRIAL...........................................................................    87
         13.17    Entire Agreement...............................................................................    88
         13.18    Severability...................................................................................    88
         13.19    Waiver.........................................................................................    88
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                                     - iv -

ANNEX I           Applicable Margin


SCHEDULE I                   Commitments
SCHEDULE II                  Authorized Individuals
SCHEDULE III                 Existing Letters of Credit
SCHEDULE IV                  Tax Returns
SCHEDULE V                   Convertible Securities
SCHEDULE VI                  Material Subsidiaries
SCHEDULE VII                 Intellectual Property Restrictions
SCHEDULE VIII                Existing Indebtedness
SCHEDULE IX                  Material Contracts
SCHEDULE X                   Existing Liens
SCHEDULE XI                  Immaterial Subsidiaries
SCHEDULE XII                 Pre-Approved Acquisitions
SCHEDULE XIII                Litigation


EXHIBIT A-1                  Notice of Borrowing
EXHIBIT A-2                  Notice of Conversion
EXHIBIT B-1                  Revolving Note
EXHIBIT B-2                  Term Note
EXHIBIT B-3                  Swingline Note
EXHIBIT C                    Letter of Credit Request
EXHIBIT D-1                  Form of Opinion of O'Melveny & Myers
EXHIBIT D-2                  Form of Opinion of in-house counsel to the Borrower
EXHIBIT E                    Officers' Certificate of Credit Parties
EXHIBIT F                    Amended and Restated Guaranty
EXHIBIT G                    Compliance Certificate
EXHIBIT H                    Form of Assignment and Assumption Agreement
EXHIBIT I                    Form of Joinder Agreement
EXHIBIT J                    Form of Confidentiality Agreement

                      AMENDED AND RESTATED CREDIT AGREEMENT

         This AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of November 13, 1998, is made between APRIA HEALTHCARE GROUP INC., a corporation organized and existing under the laws of the State of Delaware ("Apria") and the Subsidiaries of Apria identified on the signature pages of this Agreement and any Subsidiary of Apria that, subject to Section 9.13(c), shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to this Agreement or that, pursuant to Section 13.4, shall become a "Bank" under this Agreement (individually, a "Bank" and collectively the "Banks"), NATIONSBANK, N.A., as the Syndication Agent, and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as the Administrative and Collateral Agent.

                                    RECITALS:


         WHEREAS, the Borrowers, the Banks and the Administrative and Collateral Agent are parties to the Credit Agreement, dated as of August 9, 1996, as amended by the First Amendment to Credit Agreement, dated as of April 22, 1997 (the "First Amendment"), the Second Amendment to Credit Agreement, dated as of August 8, 1997 (the "Second Amendment"), the Third Amendment to Credit Agreement and Waiver, dated as of January 30, 1998 (the "Third Amendment"), the Fourth Amendment to Credit Agreement and Waiver, dated as of March 13, 1998 (the "Fourth Amendment"), and the Fifth Amendment to Credit Agreement and Waiver, dated as of April 15, 1998 (the "Fifth Amendment", collectively with the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the "Amendments") (as amended, the "Existing Credit Agreement");

         WHEREAS, the Borrowers previously provided notice to the Administrative and Collateral Agent that certain Events of Default (as defined in the Existing Credit Agreement) under Sections 10.9, 10.10 and 10.11 of the Existing Credit Agreement occurred or may occur due to the 1998 Third Quarter Charges and Reserves (the "Financial Covenant Defaults");

         WHEREAS, Apria desires to issue at least $50,000,000 of Senior Subordinated Convertible Debentures (as defined below), the Net Indebtedness Proceeds of which will be used to repay a portion of the Loans;

         WHEREAS, the Borrowers have requested that the Banks restructure certain provisions of the Existing Credit Agreement, waive the Financial Covenant Defaults, and consent to Apria's issuance of the Senior Subordinated Convertible Debentures;

         WHEREAS, the Borrowers have agreed in consideration of the foregoing, to restructure certain provisions of the Existing Credit Agreement;

         WHEREAS, the Borrowers, the Banks and the Administrative and Collateral Agent desire to amend and restate the Existing Credit Agreement to incorporate the terms of the

Amendments and to accommodate the requests of the Borrowers on the terms and conditions specified herein.

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties to this Agreement agree as follows:

         Section 1. Definitions, Interpretation And Accounting Terms.

         1.1 Defined Terms . As used in this Agreement, unless otherwise specified, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Additional Permitted Subordinated Indebtedness" shall mean (a) the Senior Subordinated Convertible Debentures and (b) up to $150,000,000 of other Indebtedness having a maturity of not less than five years and no scheduled amortization and containing other terms, including subordination provisions, acceptable to the Administrative and Collateral Agent.

         "Administrative and Collateral Agent" shall mean BofA in its capacity as Administrative and Collateral Agent for the Banks under this Agreement, and shall include any successor to the Administrative and Collateral Agent appointed pursuant to Section 12.9.

         "Affected Eurodollar Loans" shall have the meaning provided in Section 5.2(b)(B)(ii).

         "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 10.7, an Affiliate of Apria shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of Apria and for all purposes of this Agreement and provided further, however, that none of the Administrative and Collateral Agent, the Syndication Agent, any Agent-Related Person, any Bank or any of their respective Affiliates shall be considered an Affiliate of Apria or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent-Related Persons" shall mean (i) BofA and any successor Administrative and Collateral Agent appointed under Section 12.9, together with their respective Affiliates (including, in the case of BofA, NationsBanc Montgomery Securities LLC), (ii) NationsBank and any successor Syndication Agent appointed under Section 12.9, together with their respective Affiliates (including, in the case of NationsBank, NationsBanc Montgomery Securities LLC) and (iii) the respective officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Agents" shall mean, collectively, the Administrative and Collateral Agent and the Syndication Agent.

         "Agreement" shall have the meaning provided in the first paragraph of this Agreement.

         "Amended and Restated Revolving Note" shall have the meaning provided in Section 2.5(a).

         "Applicable Lending Office" shall mean, for each Bank, the office of such Bank (or an affiliate of such Bank) designated on the signature page of each Bank or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Administrative and Collateral Agent and to the Borrowers as the lending office for its Loans.

         "Applicable Margin" shall mean 3.50% with respect to all Eurodollar Loans, 2.50% with respect to all Base Rate Loans and .75% with respect to the Revolving Loan Commitment Fee.

         "Apria" shall have the meaning provided in the first paragraph of this Agreement.

         "Apria Common Stock" shall have the meaning provided in Section 8.12.

         "Arranger" shall mean NationsBanc Montgomery Securities LLC.

         "Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit H.

         "Authorized Employees" shall mean employees of Apria designated in writing to the Agent as such from time to time by the chief financial officer or the treasurer of Apria, and as to whom the Company has provided to the Administrative and Collateral Agent a certificate of the Secretary or Assistant Secretary of Apria certifying that the Board of Directors of Apria has delegated such authority to the chief financial officer or the treasurer, as the case may be, of Apria.

         "Bank" shall have the meaning provided in the first paragraph of this Agreement.

         "Bankruptcy Code" shall have the meaning provided in Section 11.5.

         "Base Rate" shall mean, for any day, the higher of: (a) the rate of interest in effect for such day as publicly announced from time to time by BofA at its United States headquarters as its "reference rate" and (b) 0.50% per annum above the Federal Funds Rate for such day. BofA's reference rate is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Loan" shall mean (i) each Swingline Loan and (ii) any Loan designated or deemed designated as such by any Borrower at the time of the incurrence of such Loan or conversion to such Loan.

         "BofA" means Bank of America National Trust and Savings Association, a national banking association, or any successor thereto.

         "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

         "Borrower Bankruptcy Default" shall mean any Default or Event of Default existing with respect to any Borrower pursuant to Section 11.5.

         "Borrowing" shall mean the borrowing, on any given day, of one Type of Loan (having, in the case of Eurodollar Loans, the same Interest Period) from the Banks pro rata (or of a Swingline Loan from the Swingline Lender) or the conversion, on any given day, of all or any portion of one or more Loans into one Type of Loan (having, in the case of Eurodollar Loans, the same Interest Period) on a pro rata basis among the Banks; provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Eurodollar Loans.

         "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in Dallas, Texas, San Francisco, California or New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, and with respect to all notices and determinations in connection with, and payments of principal of and interest on, Eurodollar Loans, any day which is a day for trading by and between banks in the London interbank Eurodollar market.

         "Calculation Period" shall have the meaning provided in Section 9.13(a)(vi).

         "Capital Expenditures" shall mean, for any period of four consecutive fiscal quarters, the sum of (without duplication) (i) all expenditures of Apria and its Subsidiaries during such period (a) for the acquisition, maintenance or repair of fixed or capital assets (which should be capitalized in accordance with GAAP) and (b) for Rental Equipment or for the maintenance or repair of Rental Equipment (which should be capitalized in accordance with GAAP) and (ii) all Capitalized Lease Obligations of Apria and its Subsidiaries incurred during such period; provided that Capital Expenditures shall not include expenditures made in connection with Permitted Transactions made in compliance with Section 9.13.

         "Capitalized Lease Obligations" of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount accounted for as indebtedness on a balance sheet of such Person in accordance with GAAP.

         "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any of its agencies or instrumentalities (with the full faith and credit of the United States) having maturities of not more than six months from the date of acquisition by such Person, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent from Standard & Poor's Corporation or "A2" or the equivalent from Moody's Investors Service, Inc. with maturities of not more than six months from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent by Standard & Poor's Ratings Group or at least P-1 or the equivalent by Moody's Investors Service, Inc. and in each case maturing not more than six months after the date of acquisition by such Person and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

         "Change of Control" means the occurrence of one or all of the following: (x) any Person, entity, or "group" (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act) (A) shall have acquired beneficial ownership of 15% or more of any outstanding class of capital stock of Apria having ordinary voting power in the election of directors of Apria, or (B) shall obtain the power (whether or not exercised) to elect a majority of Apria's directors, (y) the Board of Directors of Apria shall cease to consist of a majority of Continuing Directors, or (z) a "change of control" as defined in the Indenture or as defined in the Senior Subordinated Convertible Debentures shall have occurred.

         "Claims" shall have the meaning provided in the definition of "Environmental Claims."

         "Code" shall mean the Internal Revenue Code of 1986 and the regulations promulgated and the rulings issued under that code.

         "Confidentiality Agreement" shall mean a Confidentiality Agreement substantially in the form of Exhibit J.

         "Confirmation of Security Agreement" shall mean the Confirmation of Security Agreement, dated as of March 13, 1998, by Apria and filed with the Patent and Trademark Office.

         "Consolidated EBITDA" shall mean, for the four-quarter period preceding any date of determination, the sum of Consolidated Net Income (before consolidated interest income, Consolidated Interest Expense and provisions for taxes, and extraordinary gains or losses or gains or losses from sales of assets other than inventory or Rental Equipment sold in the Ordinary Course of Business) for such period, plus (a) (to the extent deducted in arriving at Consolidated Net Income for such period) (i) the amount of amortization of intangibles, (ii) depreciation, (iii) the 1997 Fourth Quarter Charges and Reserves and the 1998 Third Quarter Charges and Reserves, (iv) the Borrowers' Unusual Cash Expenses, if applicable, up to a maximum of $17,500,000, plus (b) the EBITDA allocable to any Permitted Acquired Business acquired in such period for such period, minus (c) the EBITDA allocable to any assets, capital stock, division or business group divested by Apria or any of its Consolidated Subsidiaries in such period; provided that with respect to clauses (b) and (c), such EBITDA shall only be added or subtracted, as applicable, for the period commencing at the beginning of such four-quarter period through the date of such acquisition or divestiture.

         "Consolidated Funded Indebtedness" shall mean Indebtedness of Apria and its Subsidiaries excluding Indebtedness of the type and nature described in clauses (ii), (v), (vi) and (vii) of the definition of Indebtedness.

         "Consolidated Funded Indebtedness to Consolidated EBITDA Ratio" shall mean, at any date of determination, the ratio of Consolidated Funded Indebtedness of Apria as at such date to the Consolidated EBITDA of Apria for the four consecutive fiscal quarters preceding such date.

         "Consolidated Interest Expense" shall mean, for any period, the Interest Expense of Apria and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Consolidated Liabilities" shall mean, at any time, all liabilities and obligations of Apria and its Subsidiaries which would be included in determining total liabilities as shown on the liabilities portion of a balance sheet (including, without limitation, the principal component of Capitalized Lease Obligations).

         "Consolidated Net Income" shall mean, for any period, the net income of Apria and its consolidated Subsidiaries for such period after provision for taxes during such period; provided, however, that the net income of any Subsidiary of Apria, which is not a Wholly-Owned Subsidiary and for which the investment of Apria therein is accounted for by the equity method of accounting, shall have its net income included in the Consolidated Net Income of Apria and its Subsidiaries only to the extent of the amount of cash dividends or distributions paid by such Subsidiary to Apria.

         "Consolidated Net Worth" shall mean the net worth of Apria and its Subsidiaries determined on a consolidated basis.

         "Consolidated Rent Expense" shall mean, for any period, all payments (including, without limitation, any property taxes paid as additional rent or lease payments) made by Apria and its Subsidiaries on a consolidated basis under any agreement to rent or lease any Real Property or personal property.

         "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security for such primary obligation, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect of such primary obligation (assuming such Person is required to perform under such primary obligation) as determined by such Person in good faith.

         "Continuing Director" at any date, shall mean an individual who was a member of the Board of Directors of Apria on the Effective Date or who shall have become a member of such Board of Directors subsequent to such date after having been nominated or otherwise approved in writing by at least a majority of the Continuing Directors then members of the Board of Directors of Apria.

         "Credit Documents" shall mean this Agreement, each Note, each of the Security Documents, each Notice of Borrowing, each Notice of Conversion, each Letter of Credit, each Letter of Credit Request, the Guaranty, the Fee Letters and any documents executed in connection with the foregoing.

         "Credit Event" shall mean (i) the Effective Date of this Agreement and
(ii) the making of any Loan or the issuance of any Letter of Credit.

         "Credit Party" shall mean each Borrower and each Material Subsidiary of any Borrower party to any Credit Document.

         "Default" shall mean any event, act or condition which with the giving of notice or lapse of time, or both, specified in Section 11, would constitute an Event of Default.

         "Dividend" shall mean with respect to any Person that such Person has declared or paid a dividend or returned any equity capital to its stockholders or authorized or made any other distribution, payment or delivery of property (in each case other than common stock of such Person) or cash to its stockholders in their capacity as stockholders, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Dividends" with respect to any Person shall also include all cash payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

         "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.

         "Drawing" shall have the meaning provided in Section 3.5(b).

         "EBITDA" shall mean, for any period for any Person, the net income of such Person (before interest income, Interest Expense and provisions for taxes and extraordinary gains or losses or gains or losses from sales of assets other than inventory or Rental Equipment sold in the Ordinary Course of Business) for such period plus (to the extent deducted in arriving at net income for such period) (i) the amount of amortization of intangibles and (ii) depreciation.

         "Effective Date" shall have the meaning provided in Section 13.11.

         "Eligible Transferee" shall mean a commercial bank, financial institution, other "accredited investor" (as defined in Regulation D of the Securities Act) or a "qualified institutional buyer" as defined in Rule 144A of the Securities Act.

         "Employment Agreements" shall have the meaning provided in Section 6.5.

         "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by Apria or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law ("Claims"), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and
(b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

         "Environmental Law" shall mean any applicable Governmental Rule now or hereafter in effect relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

         "Equity Issuance" shall mean (a) any issuance or sale by Apria or by any of its Subsidiaries after April 15, 1998 of (i) any capital stock, (ii) any warrants or options exercisable in respect of capital stock (other than any warrants or options issued to directors, officers, employees of Apria or to consultants and other parties providing services to Apria or of any of its Subsidiaries and any capital stock of Apria issued upon the exercise of such warrants) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the issuing or selling Person or (b), without duplication of clause (a) above, the receipt by Apria or by any of its Subsidiaries after April 15, 1998 of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that the term "Equity Issuance" shall not include (x) any such issuance or sale of capital stock by any Subsidiary of Apria to Apria or to any Wholly Owned Subsidiary of Apria, (y) any capital contribution by Apria or by any Wholly Owned Subsidiary of Apria to any Wholly Owned Subsidiary of Apria or (z) an issuance or sale of capital stock which issuance or sale constitutes the consideration paid by Apria or any of its Subsidiaries for any entity or assets acquired in a Permitted Transaction.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued under that act.

         "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with Apria or any Subsidiary of Apria would be deemed to be a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         "Eurodollar Base Rate" shall mean, for any Eurodollar Loan for any Interest Period for such Loan, the arithmetic mean (rounded upwards, if necessary, to the nearest 1/16 of 1%), as determined by the Administrative and Collateral Agent of the respective rates per annum quoted by each Reference Bank at approximately 11:00 a.m. London time (or as soon thereafter as practicable) on the date two Business Days prior to the first day of such Interest Period for the offering by such Reference Bank to leading banks in the London interbank market of Dollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the Eurodollar Loan to be made by such Reference Bank for such Interest Period.

         If any Reference Bank is not participating in any Eurodollar Loan during any Interest Period for such Loan, the Eurodollar Base Rate for such Loan for such Interest Period shall be determined by reference to the amount of the Loan that such Reference Bank would have made or had outstanding had it been participating in such Loan during such Interest Period. If any Reference Bank does not timely furnish such information for determination of any Eurodollar Base Rate, the Administrative and Collateral Agent shall determine such Eurodollar Base Rate on the basis of the information timely furnished by the remaining Reference Banks.

         "Eurodollar Loan" shall mean each Loan designated by any Borrower at the time of the incurrence, continuation or conversion of such Loan to bear interest at a rate determined on the basis of the definition of Eurodollar Base Rate in this Section 1.1.

         "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period for such Eurodollar Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative and Collateral Agent to be equal to the Eurodollar Base Rate for such Loan for such Interest Period divided by one minus the Eurodollar Reserve Requirement for such Loan for such Interest Period.

         "Eurodollar Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate for Eurodollar Loans is to be determined as provided in the definition of "Eurodollar Base Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets that includes Eurodollar Loans.

         "Event of Default" shall have the meaning provided in Section 11.

         "Excess Cash Flow" shall mean for any calendar month, the amount determined in accordance with GAAP, without duplication, which is equal to the amount of Borrowers' Consolidated Net Income (excluding any non-cash extraordinary gains or losses and other non-cash or non-recurring charges), plus, the aggregate of the following amounts: (i) Interest Expense; (ii) all depreciation and amortization of assets (including goodwill and other intangible assets) of Apria and its Subsidiaries deducted in determining Consolidated Net Income for such calendar month; (iii) all federal, state, local or foreign income taxes (whether paid or deferred) of Apria and its Consolidated Subsidiaries deducted in determining Consolidated Net Income, less the aggregate of the following amounts paid during the calendar month in question: (i) interest expenses; (ii) federal, state, local or foreign income tax expenses;
(iii) all payments of principal which are made by Borrowers on indebtedness of Borrowers for borrowed money; and (iv) the amount of all Capital Expenditures permitted pursuant to Section 10.8.

         "Existing Indebtedness" shall have the meaning provided in Section
8.20.

         "Existing Credit Agreement" shall have the meaning provided in the Recitals to this Agreement.

         "Federal Funds Rate" means, for any period, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative and Collateral Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative and Collateral Agent.

         "Fee Letters" shall mean (i) the letter between Apria and NationsBank dated May 30, 1996 and (ii) the letters between the Borrowers and BofA dated May 30, 1996, June 3, 1996, January 26, 1998, January 29, 1998, and October 20,
1998, respectively.

         "Fees" shall mean all amounts payable pursuant to or referred to in
Section 4.1.

         "Final Maturity Date" shall mean August 9, 2001.

         "Financial Covenant Default" shall have the meaning provided in the Recitals to this Agreement.

         "Fixed Charge Coverage Ratio" for any period of four consecutive fiscal quarters shall mean the ratio of (x) Consolidated EBITDA plus Consolidated Rent Expense less taxes paid in cash during such period to (y) Fixed Charges for such period.

         "Fixed Charges" for any period of four consecutive fiscal quarters shall mean the sum (without duplication) of (i) Consolidated Interest Expense and amortization of debt discounts in respect of all Indebtedness for such period, (ii) the aggregate principal amount of all scheduled payments of Indebtedness (including the principal portion of rentals under Capitalized Lease

Obligations) required to be made during such period and (iii) Consolidated Rent Expense during such period.

         "GAAP" shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

         "Governmental Authority" shall mean any national (Federal or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body or entity, including any HMO regulator or insurance regulator, the PBGC, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

         "Governmental Rules" shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

         "Guaranty" shall mean the amended and restated guaranty substantially in the form of Exhibit F to be executed by each of the Guarantors.

         "Guarantors" shall mean (x) Apria and (y) each Material Subsidiary of Apria.

         "Hazardous Materials" shall mean (a) ethylene oxide, any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

         "Indebtedness" shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, which purchase price is due more than 90 days from the date of incurrence of the obligations in respect thereof, but excluding in any event accrued expenses and current trade accounts payable incurred in the Ordinary Course of Business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) all Capitalized Lease Obligations, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement or under any similar type of agreement entered into with a Person not a Bank.

         "Indemnified Matters" shall have the meaning provided in Section 13.1.

         "Indenture" shall mean the Indenture dated as of November 1, 1993, among, inter alia, Apria and U.S. Trust Company of California, N.A., as trustee, pursuant to which the Senior Subordinated Notes were issued, as amended as of the date of this Agreement and as amended, modified or supplemented in accordance with Section 10.11.

         "Ineligible Securities" shall have the meaning provided in Section 8.8.

         "Initial Acquisition Cap" shall have the meaning provided in Section 9.13.

         "Intellectual Property" shall have the meaning provided in Section 8.19(a).

         "Interest Determination Date" shall mean, for any Eurodollar Loan and for any Interest Period for such Eurodollar Loan, the second Business Day prior to the commencement of such Interest Period.

         "Interest Expense" shall mean, for any period for any Person, the total interest expense of such Person for such period (calculated without regard to any limitations on the payment of such interest expense) payable during such period in respect of all Indebtedness of such Person for such period plus, without duplication, that portion of Capitalized Lease Obligations of such Person representing the interest factor for such period.

         "Interest Period" shall have the meaning provided in Section 2.9.

         "Interest Rate Protection Agreements" shall mean (i) interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements), (ii) foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values, and (iii) other types of hedging agreements from time to time.

         "Issuing Bank" shall mean BofA and, with the consent of any Borrower, any other Bank, to the extent such Bank agrees, in its sole discretion, to become an Issuing Bank for the purposes of issuing Letters of Credit pursuant to
Section 3.

         "Joinder Agreement" shall mean a Joinder Agreement substantially in the form of Exhibit I.

         "L/C Supportable Indebtedness" shall mean (i) obligations of any Borrower incurred in the Ordinary Course of Business with respect to vehicle insurance and workers compensation, surety bonds and other similar statutory obligations, and (ii) such other obligations of any Borrower as are reasonably acceptable to the Administrative and Collateral Agent and otherwise permitted to exist pursuant to the terms of this Agreement.

         "Leaseholds" of any Person means all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements or fixtures.

         "Letter of Credit" shall have the meaning provided in Section 3.1(a).

         "Letter of Credit Fee" shall have the meaning provided in Section
4.1(c).

         "Letter of Credit Outstandings" shall mean, at any time, (x) the sum of
(i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings, (y) less the amount of cash or Cash Equivalents collateralizing outstanding Letters of Credit pursuant to Section 5.2(a)(A).

         "Letter of Credit Request" shall have the meaning provided in Section 3.3(a).

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

         "Loan" shall mean each Revolving Loan, each Swingline Loan and each Term Loan.

         "Loan Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the Loan Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Loan Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

         "Management Agreements" shall have the meaning provided in Section 6.6.

         "Mandatory Borrowings" shall have the meaning provided in Section
2.1(c).

         "Margin Stock" shall have the meaning provided in Regulation U.

         "Material Adverse Effect" shall mean any circumstance or event that constitutes (a) a material adverse change in, or a material adverse effect upon, any of the operations, business, properties or condition (financial or otherwise) of Apria or Apria and its Subsidiaries taken as a whole; (b) a material impairment of the ability of Apria to perform under any Credit Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Credit Document; provided, that neither the 1997 Fourth Quarter Charges and Reserves nor the 1998 Third Quarter Charges and Reserves shall constitute a Material Adverse Effect for purposes of this Agreement.

         "Material Contract" shall mean any contract of any Borrower that either
(i) evidences Indebtedness for borrowed money or evidences a Capitalized Lease Obligation of such Borrower in excess of $1,000,000, (ii) evidences Indebtedness, other than Indebtedness covered by clause

(i), of such Borrower in excess of $10,000,000 or (iii) requires a payment by or to a Borrower of more than $10,000,000 in any year.

         "Material Subsidiary" shall mean, at any time, each of the Subsidiaries of Apria other than (i) the Subsidiaries set forth on Schedule XI, and (ii) any Subsidiary of Apria whose net income or net assets, as applicable, at such time constitutes less than 5% of the Consolidated Net Income of Apria and its Subsidiaries for the most recently ended fiscal year or the consolidated assets of Apria and its consolidated Subsidiaries as of the most recently ended fiscal quarter.

         "Maximum Swingline Amount" shall mean $5,000,000.

         "Minimum Borrowing Amount" shall mean (i) for Base Rate Loans, $2,000,000, (ii) for Eurodollar Loans, $3,000,000, and (iii) for Swingline Loans, $100,000.

         "NationsBank" shall mean NationsBank, N.A.

         "Net Indebtedness Proceeds" shall mean the aggregate amount of all cash received by Apria and its Subsidiaries in respect of the issuance of any Additional Permitted Subordinated Indebtedness, net of reasonable fees and expenses incurred by Apria and its Subsidiaries in connection with such issuance of Additional Permitted Subordinated Indebtedness.

         "Net Sale Proceeds" shall mean for any sale of assets or stock of any of Apria's Subsidiaries, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from any sale of assets or stock of Subsidiaries, net of reasonable transaction costs, the amount of such gross cash proceeds required to be used to repay any Indebtedness which is secured by the respective assets which were sold, and the estimated marginal increase in income taxes which will be payable by the Borrowers' consolidated group as a result of such sale.

         "1997 Fourth Quarter Charges and Reserves" shall mean the reserves, charges and adjustments made or taken by Apria in the fourth quarter of its 1997 fiscal year in the aggregate amount of approximately $216,000,000, of which approximately $134,000,000 is associated with goodwill.

         "1998 Third Quarter Charges and Reserves" shall mean the reserves, charges and adjustments made or taken by Apria in the third quarter of its 1998 fiscal year in the amount of $185,000,000, as generally described in Schedule XIV.

         "Non-Consenting Bank" shall have the meaning provided in Section 2.13.

         "Note" shall mean each Amended and Restated Revolving Note, each Term Note and each Swingline Note.

         "Notice of Borrowing" shall have the meaning provided in Section
2.3(a).

         "Notice of Conversion" shall have the meaning provided in Section 2.6.

         "Notice Office" shall mean the office of the Administrative and Collateral Agent located at 1455 Market Street, 12th Floor, Unit 10831, San Francisco, California, 94103, Attention: Ms. Christine Cordi, or such other office as the Administrative and Collateral Agent may hereafter designate in writing as such to the other parties to this Agreement.

         "Obligations" shall mean all amounts owing to the Administrative and Collateral Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

         "Ordinary Course of Business" shall mean any commercial transaction that is normal and incidental for Apria or its Subsidiaries in connection with the transaction of business in the home health care industry, substantially all of which business shall be carried on in the United States; provided, that sales of Rental Equipment in bulk or other than to patients shall not be considered in the Ordinary Course of Business; and provided, further, that the current operations of Abbey Health Services Limited shall be considered to be in the Ordinary Course of Business.

         "Participant" shall have the meaning provided in Section 3.4(a).

         "Payment Office" shall mean the office of the Administrative and Collateral Agent located at 1850 Gateway Boulevard, Unit 5596, Concord, California, 94520, Attention: Ms. Kathy Eddy or such other office as the Administrative and Collateral Agent may hereafter designate in writing as such to the other parties to this Agreement.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor to the PBGC.

         "Permitted Acquired Business" shall mean the business, division or product line of any Person acquired in connection with a Permitted Acquisition.

         "Permitted Acquisition" shall mean the acquisition by any Credit Party of assets constituting an entire business, division or product line of any Person not already a Subsidiary of such Borrower or 100% of the capital stock of any such Person, although any such acquisition shall only be a Permitted Acquisition so long as (a) the consideration consists solely of cash, Permitted Debt or Apria Common Stock, (b) the assets acquired or the business of the Person whose stock is acquired, shall be within the Ordinary Course of Business,
(c) such acquisition is approved by the Board of Directors of such Person, and
(d) those acquisitions that are structured as asset acquisitions shall be for all or substantially all of an entire business, division or product line of such Person. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition shall be a Permitted Acquisition only if all requirements of Section 9.13 with respect to Permitted Acquisitions are met with respect to such acquisition.

         "Permitted Debt" shall mean Indebtedness assumed, acquired or incurred in connection with a Permitted Acquisition and in accordance with Section 9.13, all of the terms of which Permitted Debt shall be in form and substance reasonably satisfactory to the Administrative and Collateral Agent.

         "Permitted Investment" shall mean the acquisition by any Credit Party of common equity interests (or similar equity interests), constituting less than 100% of the outstanding common equity interests (or similar equity interests), of any Person not already a Subsidiary of such

Borrower, although such acquisition shall only be a Permitted Investment so long as (A) the consideration for such acquisition consists solely of cash, Permitted Debt or Apria Common Stock and (B) such investments shall be for less than 100% of the common equity interests (or similar equity interests) of such Person, with all equity interests so acquired to be directly acquired and owned by such Borrower. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an investment shall be a Permitted Investment only if all requirements of Section 9.13 applicable to Permitted Investments are met with respect to such investment.

         "Permitted Liens" shall have the meaning provided in Section 10.1.

         "Permitted Transaction" shall mean each Permitted Acquisition, each Permitted Investment and any Subsidiary Reorganization.

         "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Authority.

         "Plan" shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of), or at any time during the five calendar years preceding the date of any Credit Event was maintained or contributed to by (or to which there was an obligation to contribute of) Apria, any Subsidiary of Apria or an ERISA Affiliate.

         "Pre-Approved Acquisitions" shall mean those Permitted Acquisitions described on Schedule XII to this Agreement.

         "Projections" shall have the meaning provided in Section 8.5.

         "Quarterly Payment Date" shall mean the last Business Day of each of March, June, September and December.

         "Real Property" shall mean as to any Person all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

         "Reference Banks" shall mean BofA and NationsBank.

         "Regulatory Change" shall mean, with respect to any Bank (or its Applicable Lending Office), the occurrence after the Effective Date of any of the following events: (a) the adoption of any applicable Governmental Rule, (b) any change in any applicable Governmental Rule (including Regulation D) or in the interpretation or administration of any Governmental Rule (including Regulation D) by any Governmental Authority charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of banks, including such Bank, of or under any Governmental Rule or in the interpretation or administration of any Governmental Rule (including Regulation D) (whether or not having the force of law and whether or not failure to comply would be unlawful) by any Governmental Authority charged with its interpretation or administration.

         "Release" means disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, pouring and the like, into or upon any land or water or air, or otherwise entering into the environment.

         "Rental Equipment" shall mean all medical equipment rented to patients for use in their homes or held by Apria and its Subsidiaries for such use and any other rental equipment required in accordance with GAAP to be stated as such on the consolidated balance sheet of Apria.

         "Replaced Bank" shall have the meaning provided in Section 2.13.

         "Replacement Bank" shall have the meaning provided in Section 2.13.

         "Required Banks" shall mean, subject to Section 13.13(b), Banks having in excess of 50% of the aggregate amount of the Revolving Loan Commitments or, if the Revolving Loan Commitment shall have terminated, Banks holding in excess of 50% of the sum of (a) the aggregate unpaid principal amount of the Loans plus
(b) the aggregate amount of all Letter of Credit Outstandings.

         "Returns" shall have the meaning provided in Section 8.9.

         "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Revolver Commitment," as the same may be (x) reduced from time to time pursuant to Sections 4.2, 4.3, 5.2 or 11 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 2.13 or 13.4.

         "Revolving Loan Commitment Fee" shall have the meaning provided in
Section 4.1(a).

         "Revolving Loan" shall mean each Loan that is to be made on or after the Effective Date pursuant to Section 2.1(a).

         "SEC" shall have the meaning provided in Section 9.1(f).

         "Securities Account Agreement" shall having the meaning assigned to such term in Section 6.12.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated under the Securities Act.

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under the Securities Exchange Act.

         "Security Agreement" shall mean the Security Agreement, dated as of March 13, 1998, among the Borrowers and the Administrative and Collateral Agent, as amended by the First Amendment to Security Agreement, dated April 15, 1998, and the Second Amendment to Security Agreement, dated as of even date herewith and as it may hereinafter be amended, modified, or supplemented from time to time.

         "Security Documents" shall mean, collectively, the Security Agreement, Securities Account Agreement, the Confirmation of Security Agreement, all Uniform Commercial Code financing statements and all other filings or recordings with any Governmental Authority required by the Administrative and Collateral Agent in connection with this Agreement or the Security Agreement.

         "Senior Subordinated Convertible Debentures" shall mean the Senior Subordinated Convertible Debentures in the aggregate principal amount of at least $50,000,000 to be issued by Apria on terms and conditions reasonably satisfactory to the Administrative and Collateral Agent and the Required Banks.

         "Senior Subordinated Notes" shall mean the $200,000,000 9-1/2% Senior Subordinated Notes of Apria, due November 1, 2002, as amended, modified or supplemented in accordance with Section 10.11.

         "Shareholders' Agreements" shall have the meaning provided in Section 6.6.

         "Stated Amount" of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (in each case determined without regard to whether any conditions to drawing could then be met).

         "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

         "Subsidiary Reorganization" shall mean (i) the transfer to any Borrower of assets constituting substantially all the assets of any other Borrower, (ii) the transfer to any Borrower of 100% of the capital stock of any other Borrower,
(iii) the merger of any Borrower with and into any other Borrower, (iv) the merger of any Subsidiary of Apria with and into any Borrower or (v) the merger of any Subsidiary of Apria with and into any other Subsidiary of Apria; provided that the surviving Subsidiary shall have assumed all of the obligations of the non-surviving Subsidiary under any Credit Document and provided further that if the surviving Subsidiary is not a Material Subsidiary, it shall be deemed a Material Subsidiary as of the date of any such merger if such non-surviving Subsidiary was a Material Subsidiary.

         "Swingline Expiry Date" shall mean the date which is two Business Days prior to the Final Maturity Date.

         "Swingline Lender" shall mean BofA, or any successor to BofA.

         "Swingline Loan" shall mean each Loan that is to be made on or after the Effective Date pursuant to Section 2.1(b).

         "Swingline Note" shall have the meaning provided in Section 2.5(a).

         "Syndication Agent" shall mean NationsBank, as syndication agent for the Banks under this Agreement, and each successor syndication agent. Except as otherwise set forth in this Agreement, the Syndication Agent, having arranged for the syndication of this Agreement through and including the Effective Date, shall have no other duties or responsibilities beyond those of a Bank under this Agreement.

         "Taxes" shall have the meaning provided in Section 5.4(a).

         "Tax Sharing Agreements" shall have the meaning provided in Section
6.6.

         "Term Loan" shall mean the loans provided for by Section 2.1(d).

         "Term Loan Commitments" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Term Commitment" (as the same may be reduced from time to time pursuant to Section 5.1, 5.2 or 11 or adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 2.13 or 13.4).

         "Term Notes" shall have the meaning provided in Section 2.5(a).

         "Total Commitments" shall mean the sum of the aggregate Revolving Loan Commitments and the Term Loan Commitments.

         "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks. The principal amount of the Total Revolving Loan Commitment as of the Effective Date of this Agreement is $30,000,000.

         "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of each of the Banks. The aggregate principal amount of the Term Loan Commitments as of the Effective Date of this Agreement is $288,000,000.

         "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment, less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding plus the then aggregate amount of Letter of Credit Outstandings.

         "Tranche" shall mean the respective facility and commitments utilized in making Loans under this Agreement, with there being three separate Tranches, i.e., whether Term Loans, Revolving Loans or Swingline Loans.

         "Transaction Documents" shall mean this Agreement, the Amended and Restated Revolving Notes, the Term Notes, the Swingline Note, the Guaranty, and each of the Security Documents.

         "Trigger Date" shall have the meaning provided in Section 5.2(a)(E).

         "Type" shall mean the designation of a Loan as a Base Rate Loan or a Eurodollar Loan.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in any relevant jurisdiction.

         "United States" and "U.S." shall each mean the United States of America.

         "Unpaid Drawing" shall have the meaning provided in Section 3.5(a).

         "Unusual Cash Expenses" shall mean unusual, nonrecurring cash expenses of Apria and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP incurred in fiscal year 1999.

         "Unutilized Revolving Loan Commitment" shall mean, for any Bank, at any time, the Revolving Loan Commitment of such Bank at such time less the sum of the aggregate principal amount of Revolving Loans made by such Bank then outstanding and such Bank's Loan Percentage of the Letter of Credit Outstandings.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

         1.2 Accounting Terms and Determinations

         (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks under this Agreement shall (unless otherwise disclosed to the Banks in writing at the time of delivery in the manner described in subsection (b) below) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Banks under this Agreement (which, prior to the delivery of the first financial statements under Section 9.1, shall mean the audited financial statements as at December 31, 1997 referred to in Section 8.5). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided in this Agreement) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Banks pursuant to Section 9.1 (or, prior to the delivery of the first financial statements under Section 9.1, used in the preparation of the audited financial statements as at December 31, 1997 referred to in Section 8.5) unless
(i) Apria shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Banks shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 9.1, shall mean the financial statements referred to in Section 8.5); provided that if such resolution results in burdensome duplication in Apria's preparation of the financial reports necessary to make such calculations, Apria and the Administrative and Collateral Agent, with the consent of the Required Banks, shall use reasonable efforts to reach a method for determining such compliance that would eliminate or reduce such burdensome duplication.

         (b) Apria shall deliver to the Banks at the same time as the delivery of any annual or quarterly financial statement under Section 9.1 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence of any such difference.

         (c) To enable the ready and consistent determination of compliance with the covenants set forth in Sections 9 and 10, Apria will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively.

         1.3 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities.

         Section 2. Amount and Terms of Credit.

         2.1 Loans.

         (a) Revolving Loans. Subject to and upon the terms and conditions set forth in this Agreement, each Bank severally agrees at any time and from time to time on and after the Effective Date but prior to the Final Maturity Date, to make a loan or loans (each, a "Revolving Loan," and collectively, the "Revolving Loans") to the Borrowers, which Revolving Loans:

                  (i) shall, at the option of a Borrower, be Base Rate Loans or Eurodollar Loans; provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans composing the same Borrowing shall at all times be of the same Type;

                  (ii) may be repaid and reborrowed in accordance with the provisions of this Agreement; and

                  (iii) when added to the product of (x) such Bank's Loan Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid

         Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Loans), shall not exceed for any Bank at any time the Revolving Loan Commitment of such Bank at such time;

         (b) Swingline Loans. Subject to and upon the terms and conditions set forth in this Agreement, the Swingline Lender, in its individual capacity, agrees at any time and from time to time on and after the Effective Date and prior to the Swingline Expiry Date, to make a loan or loans to the Borrowers (each, a "Swingline Loan," and collectively, the "Swingline Loans"), which Swingline Loans:

                  (i)   shall be made and maintained as Base Rate Loans;

                  (ii) may be repaid and reborrowed in accordance with the provisions of this Agreement;

                  (iii) when combined with the aggregate principal amount of all Revolving Loans then outstanding and Letter of Credit Outstandings at such time shall not exceed in aggregate principal amount at any time outstanding, an amount equal to the Total Revolving Loan Commitment at such time; and

                  (iv)  shall not exceed the Maximum Swingline Amount.

         (c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of an Event of Default under Section 11.5 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day from all Banks (without giving effect to any reductions in the Revolving Loan Commitments pursuant to the last paragraph of Section 11) pro rata on the basis of their respective Loan Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds of such Mandatory Borrowing shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Subject to Section 2.14, each such Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required under this Agreement, (ii) whether any conditions specified in Section 6 or Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) any reduction in the Total Revolving Loan Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Loan Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Bank shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which such mandatory purchase was required to be made to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans under this Agreement.

         (d) Term Loans. Each Bank shall be deemed to have made as of the date of this Agreement, on the terms and conditions of this Agreement, Term Loans to the Borrowers in Dollars in an aggregate amount equal to the amount of the Term Loan Commitment of such Bank which Term Loans shall represent the conversion of $288,000,000 of Revolving Loans under the Existing Credit Agreement into $288,000,000 of Term Loans under this Agreement. The amount of any payment or pre-payment of any Term Loan by the Borrowers may not be reborrowed.

         2.2 Minimum Amount of Each Borrowing.

         (a) The aggregate principal amount of each Borrowing under this Agreement shall not be less than the Minimum Borrowing Amount and, if greater, shall be in a multiple of $500,000 ($50,000 in the case of Swingline Loans). More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans.

         2.3 Notice of Borrowing.

         (a) Whenever any Borrower desires to make a Borrowing under this Agreement (excluding Borrowings of Swingline Loans and Mandatory Borrowings), it shall give the Administrative and Collateral Agent at its Notice Office, prior to 11:00 a.m. (San Francisco time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans and at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans to be made under this Agreement. Each such notice (each a "Notice of Borrowing"), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be given by a Borrower in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) whether the Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the initial Interest Period to be applicable thereto; and (iv) the amount of each

Borrowing attributable to each Borrower. The Administrative and Collateral Agent shall promptly give each Bank which is required to make Loans of the Tranche specified in the respective Notice of Borrowing notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters specified in the Notice of Borrowing. Unless the Required Banks shall otherwise agree, during the existence of a Default or an Event of Default, the Borrowers may not elect to have a Loan be made as, or converted into or continued as, a Eurodollar Loan.

     (b) (i) Whenever any Borrower desires to make a Borrowing of Swingline Loans under this Agreement, it shall give the Swingline Lender not later than 12:00 Noon (San Francisco time) on the date that the Swingline Loan is to be made, written notice (or telephonic notice confirmed in writing) of each Swingline Loan to be made under this Agreement. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day); (B) the aggregate principal amount of Swingline Loans to be made pursuant to such Borrowing; and (C) the amount of each Borrowing attributable to each Borrower.

              (ii) Without in any way limiting the obligation of each Borrower to confirm in writing any telephonic notice of such Borrowing of Swingline Loans, the Swingline Lender may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Swingline Lender in good faith to be from one of the individuals identified on Schedule II prior to receipt of written confirmation. In the event any Borrower wishes to modify Schedule II, it shall so notify the Swingline Lender in writing, and following the actual receipt by the Swingline Lender of such modification, the Swingline Lender shall be fully protected in acting on such modified Schedule. In each such case, each Borrower hereby waives the right to dispute the Swingline Lender's record of the terms of such telephonic notice of such Borrowing of Swingline Loans.

              (iii) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.1(c).

     2.4 Disbursement of Funds. No later than 12:00 Noon (San Francisco time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than the close of business on the date specified pursuant to Section 2.3(b)(i) or (y) in the case of Mandatory Borrowings, not later than 11:00 a.m. (San Francisco time) on the date specified in Section 2.1(c)), each Bank with a Revolving Loan Commitment will make available its pro rata portion (determined in accordance with Section 2.7) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender shall make available the full amount thereof). All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative and Collateral Agent, and the Administrative and Collateral Agent will make available to the applicable Borrower at the Payment Office the aggregate of the amounts so made available by the Banks. Unless the Administrative and Collateral Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative and Collateral Agent such Bank's portion of any Borrowing to be made on such date, the Administrative and Collateral Agent may assume that such Bank has made such amount available to the

Administrative and Collateral Agent on such date of Borrowing and the Administrative and Collateral Agent may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative and Collateral Agent by such Bank, the Administrative and Collateral Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative and Collateral Agent's demand therefor, the Administrative and Collateral Agent shall promptly notify the applicable Borrower and the applicable Borrower shall immediately pay such corresponding amount to the Administrative and Collateral Agent. The Administrative and Collateral Agent shall also be entitled to recover on demand from such Bank or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative and Collateral Agent to the applicable Borrower until and excluding the date such corresponding amount is recovered by the Administrative and Collateral Agent, at a rate per annum equal to (i) if recovered from such Bank, the cost to the Administrative and Collateral Agent of acquiring overnight federal funds and (ii) if recovered from the applicable Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.8. Nothing in this Section 2.4 shall be deemed to relieve any Bank from its obligation to make Loans under this Agreement or to prejudice any rights which the applicable Borrower may have against any Bank as a result of any failure by such Bank to make Loans under this Agreement. No Bank shall be responsible for the failure of any other Bank to make available such other Bank's portion of any Borrowing to be made pursuant to this Section 2.4.

         2.5 Notes.

         (a) Each Borrower's obligation to pay the principal of, and interest on, the Loans made by each Bank shall be evidenced: (i) if Revolving Loans, by an amended and restated promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity with this Agreement, as amended from time to time in accordance with the provisions of this Agreement (each, an "Amended and Restated Revolving Note," and collectively, the "Amended and Restated Revolving Notes");
(ii) if Term Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity with this Agreement, as amended from time to time in accordance with the provisions of this Agreement (each, a "Term Note," and collectively, the "Term Notes") and (iii) if Swingline Loans, by an amended and restated promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity with this Agreement (the "Swingline Note").

         (b) The Amended and Restated Revolving Note issued to each Bank shall:
(i) be executed by each Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date; (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the Revolving Loans evidenced by such Amended and Restated Revolving Note from time to time; (iv) mature on the Final Maturity Date; (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory repayment as provided in Section 5.2; and (vii) be entitled to the benefits of this Agreement, the Security Documents and the Guaranty.

         (c) The Swingline Note issued to the Swingline Lender shall: (i) be executed by each Borrower; (ii) be payable to the order of the Swingline Lender and be dated the Effective Date; (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby from time to time; (iv) mature on the Swingline Expiry Date; (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans evidenced thereby; and
(vi) be entitled to the benefits of this Agreement, the Security Documents and the Guaranty.

         (d) The Term Note issued to each Bank shall: (i) be executed by each Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date; (iii) be in a stated principal amount equal to the Term Loan Commitment of such Bank and be payable in the principal amount of the Term Loan evidenced by such Term Note; (iv) mature on the Final Maturity Date; (v) bear interest as provided in the appropriate clause of Section 2.8 in respect of the Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory repayment as provided in Section 5.2; and (vii) be entitled to the benefits of this Agreement, the Security Documents and the Guaranty.

         (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect each Borrower's obligations in respect of such Loans.

         2.6 Conversions. The Borrowers shall have the option to convert on any Business Day all or a portion at least equal to the Minimum Borrowing Amount of the outstanding principal amount of the Loans (other than Swingline Loans, which may not be converted pursuant to this Section 2.6) made pursuant to one or more Borrowings of one Type of Loan into a Borrowing or Borrowings of the other Type of Loan; provided that: (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of such Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto; (ii) unless the Required Banks shall otherwise agree, Base Rate Loans may only be converted into Eurodollar Loans if no Default or Event of Default is in existence on the date of the conversion; and (iii) no conversion pursuant to this Section 2.6 shall result in a greater number of Borrowings than is permitted under Section 2.2. Each such conversion shall be effected by any Borrower by giving the Administrative and Collateral Agent at its Notice Office prior to 11:00 a.m. (San Francisco time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") which notice shall be in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were made and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative and Collateral Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted; provided, however, that no such conversion shall be deemed to be a Credit Event for the purposes of Section 7.

         2.7 Pro Rata Borrowings. All Borrowings of Revolving Loans and Term Loans under this Agreement shall be incurred from the Banks pro rata on the basis of their respective Revolving Loan Commitments and Term Loan Commitments. It is understood that no Bank shall be responsible for any default by any other Bank of its obligation to make Loans under this Agreement and that each Bank shall be obligated to make the Loans provided to be made by it under this Agreement regardless of the failure of any other Bank to make its Loans under this Agreement.

         2.8 Interest.

         (a) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of the Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall at all times be equal to the Base Rate in effect from time to time plus the Applicable Margin.

         (b) The Borrowers agree to pay interest in respect of the unpaid principal amount of each Eurodollar Loan from the date of the Borrowing of such Eurodollar Loan until the maturity of such Eurodollar Loan (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable to such Eurodollar Loan, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period, it being understood that the Applicable Margin is subject to change within such Interest Period.

         (c) Upon the occurrence and during the continuance of an Event of Default, all Obligations shall bear interest at a rate per annum equal to 2% in excess of the rate of interest then applicable to such Obligation, with such interest to be payable on demand.

         (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each calendar month; (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period; and (iii) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at or before maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

         (e) Upon each Interest Determination Date, the Administrative and Collateral Agent shall determine the Eurodollar Rate for the Interest Period applicable to Eurodollar Loans and shall promptly notify the Borrowers and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties to this Agreement.

         2.9 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Eurodollar Loan (in the case of the initial Interest Period applicable thereto) or prior to 11:00 a.m. (San Francisco time) on the third Business Day prior to the expiration of an Interest Period applicable to such Eurodollar Loan (in the case of any subsequent Interest Period), the Borrowers shall have the right to elect, by giving the Administrative and Collateral Agent notice thereof, the interest period (each an "Interest

Period") applicable to such Eurodollar Loan, which Interest Period shall, at the option of the Borrowers, be a one, three, six or, with the approval of all of the Banks, nine or twelve-month period; provided, that:

                  (i) all Eurodollar Loans composing a single Borrowing shall at all times have the same Interest Period;

                  (ii) the initial Interest Period for any Eurodollar Loan shall commence on the date of Borrowing of such Loan (including the date of any conversion thereto from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                  (iii) if any Interest Period relating to a Eurodollar Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                  (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

                  (v) no Interest Period shall be selected which extends beyond the Final Maturity Date.

         If upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers have failed to elect a new Interest Period to be applicable to such Eurodollar Loans as provided above, the Borrowers shall be deemed to have elected to convert such Eurodollar Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

         2.10 Increased Costs, Illegality, etc.

         (a) In the event that any Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties to this Agreement but, with respect to clause (i) below, may be made only by the Administrative and Collateral Agent):

                  (i) on any Interest Determination Date that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that such Bank shall incur increased costs or reductions in the amounts received or receivable under this Agreement with respect to any Eurodollar Loan because of (x) any Regulatory Change since the Effective Date such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Bank of the principal of or interest on the Notes or any other amounts payable under this Agreement (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Bank imposed by the jurisdiction in which its principal office or Applicable Lending Office is located) or (B) a change in official reserve requirements (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) or (y) other circumstances since the Effective Date affecting such Bank or the interbank Eurodollar market or the position of such Bank in such market; or

              (iii) at any time, that the making or continuance of any Eurodollar Loan has been made (x) unlawful by any Governmental Rule,
         (y) impossible by compliance by any Bank in good faith with any request by any Governmental Authority (whether or not having the force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Bank (or the Administrative and Collateral Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Borrowers and, except in the case of clause (i) above, to the Administrative and Collateral Agent of such determination (which notice the Administrative and Collateral Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative and Collateral Agent notifies the Borrowers and the Banks that the circumstances giving rise to such notice by the Administrative and Collateral Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers shall pay to such Bank, within two Business Days following written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable under this Agreement (a written notice as to the additional amounts owed to such Bank, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Bank shall, absent manifest error, be final and conclusive and binding on all the parties to this Agreement) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

         (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected by the circumstances described in
Section 2.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made initially or pursuant to a conversion, by giving the Administrative and Collateral Agent telephonic notice (confirmed in writing) on the same date that the Borrowers were notified by the affected Bank or the Administrative and Collateral Agent pursuant to Section 2.10(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' written notice to the Administrative and Collateral Agent, require the affected Bank to convert such Eurodollar Loan into a Base Rate

Loan; provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 2.10(b).

         (c) If at any time after the Effective Date, any Bank determines that the introduction of or any change in applicable law or Governmental Rule (whether or not having the force of law and including any phasing in of those announced or published prior to the Effective Date) concerning capital adequacy, or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Revolving Loan Commitment under this Agreement or its obligations under this Agreement, then the Borrowers shall pay to such Bank, within five Business Days following such Bank's written demand therefor, such additional amounts as shall be required to compensate such Bank or any corporation controlling such Bank for the increased cost to such Bank or such corporation or the reduction in the rate of return to such Bank or such corporation as a result of such increase of capital. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Bank's determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties to this Agreement. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrowers' obligations to pay additional amounts pursuant to this Section 2.10(c).

         (d) Each Bank agrees that upon the occurrence of any event giving rise to the operation of Section 2.10 with respect to such Bank, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding or minimizing the consequence of the event giving rise to the operation of any provisions of such Section. The Borrowers agree to pay all costs and expenses determined by such Bank to have been incurred in utilizing such other lending office. In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that each determination by a Bank pursuant to this Section 2.10(d) shall, absent manifest error, be final and conclusive and binding on all the parties to this Agreement. Nothing in this Section 2.10(d) shall affect or postpone any of the obligations of the Borrowers or the right of any Bank provided in Section 2.10.

         2.11 Compensation. The Borrowers shall compensate each Bank, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative and Collateral Agent) a Borrowing of, or conversion from or into, Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.10(b)); (ii) if any repayment (including any repayment made pursuant to Section 5.2) or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of (w) any other default by the Borrowers to repay their Loans when required by the terms of this Agreement or any Note held by such Bank, or (x) any election made pursuant to Section 2.10(b). A Bank's basis for requesting compensation pursuant to this Section, and a Bank's calculations of the amount thereof, shall, absent manifest error, be final and conclusive and binding on all the parties to this Agreement.

         2.12 Reserved.


         2.13 Replacement of Banks. Upon (a) (i) the receipt of notice from a Bank pursuant to Section 2.10 or (ii) any Bank failing to fulfill its obligations to make a Loan at a time when the conditions precedent set forth in Sections 6 and 7 shall have been satisfied in the opinion of the Required Banks, as set forth in Section 13.13(b) (in each case, an "Affected Bank") or (b) any Bank or Banks (other than the Administrative and Collateral Agent or any Issuing
Bank) failing to consent to any proposed amendment, modification or waiver as contemplated by Section 13.13(a), but Banks holding at least 85% of the Total Revolving Loan Commitments having consented to such an amendment, modification or waiver (in each case, a "Non-Consenting Bank"), the Borrowers shall have the right, if no Event of Default then exists, to replace any such Affected Bank or Non-Consenting Bank (the "Replaced Bank") with one or more Eligible Transferee or Transferees, (collectively, the "Replacement Bank") reasonably acceptable to the Agents and the Issuing Banks; provided that:

              (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements, pursuant to which the Replacement Bank shall acquire all of the Revolving Loan Commitments and outstanding Loans of, and participations in Letters of Credit by, the Replaced Bank and, in connection with such acquisition, shall pay to (x) the Replaced Bank in respect of such acquisition an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to such Replaced Bank's Loan Percentage of all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect to such Unpaid Drawings at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 4.1 and (y) the appropriate Issuing Bank an amount equal to such Replaced Bank's Loan Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank; and

              (ii) all Obligations of the Borrowers owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement, including, without limitation, in the case of an Affected Bank or a Non-Consenting Bank, the costs associated with any such replacement of such Bank.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above, the payment of the $3,000 assignment fee payable to the Administrative and Collateral Agent pursuant to Section 13.5(b); provided that, in the case of the replacement of a Non-Consenting Bank, such fee shall be paid by the Borrowers rather than by the assigning Bank and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Notes and, if applicable, replacement Notes to any Replacement Bank that is already a Bank to reflect the increased Commitment of such Bank, executed by the Borrowers, the Replacement Bank shall become a Bank under this Agreement and the Replaced Bank shall cease to constitute a Bank under this Agreement, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Bank.

         2.14 Certain Limitation. No Bank shall at any time be obligated to make any Loan or to participate in any Swingline Loan or Letter of Credit in a principal amount which exceeds such Bank's Revolving Loan Commitment.

         2.15 Notices of Borrowing; Notices of Conversion; Authorized Employees. Notices of Borrowing and Notices of Conversion shall only be executed by officers of Apria or Authorized Employees.

         Section 3. Letters of Credit.

         3.1 Letters of Credit.

         (a) Subject to and upon the terms and conditions set forth in this Agreement, any Borrower may request the Issuing Bank at any time and from time to time after the Effective Date and prior to the Final Maturity Date to issue, for account of such Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness of such Borrower, an irrevocable standby letter of credit in a form customarily used by the Issuing Bank or in such other form as has been approved by the Administrative and Collateral Agent in support of such L/C Supportable Indebtedness (each such letter of credit, a "Letter of Credit," and collectively, the "Letters of Credit"). All Letters of Credit shall be denominated in Dollars. It is hereby acknowledged and agreed that each of the Letters of Credit described on Schedule III (the "Existing Letters of Credit"), the aggregate Stated Amount of which shall not exceed $10,275,771, which were issued under the Existing Credit Agreement, shall be permitted to remain outstanding on the Effective Date and shall constitute a Letter of Credit for all purposes of this Agreement.

         (b) The Issuing Bank hereby agrees that it will (subject to the terms and conditions contained in this Agreement), at any time and from time to time after the Effective Date and prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrowers one or more Letters of Credit in support of such L/C Supportable Indebtedness of the Borrowers as is permitted to remain outstanding without giving rise to a Default or Event of Default under this Agreement; provided that the Issuing Bank shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

                  (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Issuing Bank as of the date of this Agreement and which the Issuing Bank in good faith deems material to it; or

                  (ii) the Issuing Bank shall have received notice from the Administrative and Collateral Agent prior to the issuance of such Letter of Credit of the type described in the penultimate sentence of
         Section 3.3(b).

     (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued on or after the Effective Date, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, or prior to the issuance of, the respective Letter of Credit) at such time, would exceed (x) $15,000,000, or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding and all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment then in effect and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (which in the case of the Existing Letters of Credit shall be the date of actual issuance thereof and not the Effective Date, although any such Letter of Credit may be renewable for successive periods of up to 12 months, but not beyond the Final Maturity Date, on terms acceptable to the Issuing Bank) and (y) the Final Maturity Date.

     3.2 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall be not less than $500,000 or such lesser amount as is acceptable to the Issuing Bank.

     3.3 Letter of Credit Requests.

     (a) Whenever any Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Administrative and Collateral Agent and the Issuing Bank at least ten days' (or such shorter period as is acceptable to the Issuing Bank in any given case) written notice prior to the proposed date of issuance (which shall be a Business Day). Each notice shall be in the form of Exhibit C (each, a "Letter of Credit Request"). The Administrative and Collateral Agent shall promptly transmit copies of each Letter of Credit Request to each Bank.

     (b) The making of each Letter of Credit Request (and in the case of Existing Letters of Credit, the occurrence of the Effective Date) shall be deemed to be a representation and warranty by the Borrowers that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(c). Unless the Issuing Bank has received notice from the Administrative and Collateral Agent before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of

Credit would violate Section 3.1(c), then the Issuing Bank may issue the requested Letter of Credit for account of any Borrower in accordance with the Issuing Bank's usual and customary practices. Upon its issuance of any Letter of Credit, the Issuing Bank shall promptly notify each Bank and the Administrative and Collateral Agent of such issuance, which notice shall be accompanied by a copy of the Letter of Credit actually issued.

         3.4 Letter of Credit Participations.

         (a) Immediately upon the issuance by the Issuing Bank of any Letter of Credit (and on the Effective Date with respect to the Existing Letters of Credit), the Issuing Bank shall be deemed to have sold and transferred to each Bank other than the Issuing Bank (each such Bank, in its capacity under this Section 3.4, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Loan Percentage in such Letter of Credit, each substitute letter of credit, each drawing made under such Letter of Credit and the obligations of the Borrowers under this Agreement with respect to such Letter of Credit, and any guaranty pertaining to such Letter of Credit.

         (b) In determining whether to pay under any Letter of Credit, the Issuing Bank shall not have any obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Issuing Bank any resulting liability to the Borrowers or any Bank.

         (c) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 3.5(a), the Issuing Bank shall promptly notify the Administrative and Collateral Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative and Collateral Agent for account of the Issuing Bank the amount of such Participant's Loan Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative and Collateral Agent so notifies, prior to 11:00 A.M. (San Francisco time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative and Collateral Agent at the Payment Office of the Administrative and Collateral Agent for account of the Issuing Bank in Dollars such Participant's Loan Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Loan Percentage of the amount of such payment available to the Administrative and Collateral Agent for account of the Issuing Bank, such Participant agrees to pay to the Administrative and Collateral Agent for account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative and Collateral Agent for account of such Issuing Bank at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative and Collateral Agent for account of the Issuing Bank its Loan Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation under this Agreement to make available to the Administrative and Collateral Agent for account of the

Issuing Bank its Loan Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative and Collateral Agent for account of the Issuing Bank such other Participant's Loan Percentage of any such payment.

         (d) Whenever the Issuing Bank receives a payment of a reimbursement obligation as to which the Administrative and Collateral Agent has received for account of the Issuing Bank any payments from the Participants pursuant to clause (c) above, the Issuing Bank shall pay to the Administrative and Collateral Agent and the Administrative and Collateral Agent shall promptly pay each Participant which has paid its Loan Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based on the proportionate aggregate amount funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

         (e) Upon the request of any Participant, the Issuing Bank shall furnish to such Participant copies of any Letter of Credit issued by the Issuing Bank and such other documentation as may reasonably be requested by such Participant.

         (f) Subject to Section 2.14, the obligations of the Participants to make payments to the Administrative and Collateral Agent for account of the Issuing Bank with respect to Letters of Credit issued shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

              (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents or any of the Credit Documents referred to in the Existing Credit Agreement;

              (ii) the existence of any claim, set-off, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative and Collateral Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated in this Agreement or any unrelated transactions (including any underlying transaction between any Borrower and the beneficiary named in any such Letter of Credit);

              (iii) any draft, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

              (v) the occurrence of any Default or Event of Default; provided, however, that no Bank shall be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

         3.5 Agreement to Repay Letter of Credit Drawings.

         (a) The Borrowers hereby agree to reimburse the Issuing Bank, by making payment to the Administrative and Collateral Agent in immediately available funds at the Payment Office (or by making the payment directly to the Issuing Bank at such location as may otherwise have been agreed upon by the Borrowers and the Issuing Bank), for any payment or disbursement made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of, such payment or disbursement, with interest on the amount so paid or disbursed by the Issuing Bank, to the extent not reimbursed prior to 11:00 a.m. (San Francisco time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Issuing Bank is reimbursed by the Borrowers therefor at a rate per annum which shall be (x) unless a Borrower Bankruptcy Default exists on the date of the respective payment or disbursement, for the period from and including the date of the respective payment or disbursement until the earlier to occur of a Borrower Bankruptcy Default or the date of receipt by the Borrowers from the Issuing Bank or the Administrative and Collateral Agent of written or telephonic notice of such payment or disbursement, the Base Rate in effect from time to time, and (y) from and including the date of the respective payment or disbursement if a Borrower Bankruptcy Default then exists or, if a Borrower Bankruptcy Default does not exist on the date of the respective payment or disbursement, from and including the earlier to occur of the date upon which a Borrower Bankruptcy Default subsequently occurs or the date of receipt by the Borrowers from the Issuing Bank or the Administrative and Collateral Agent of written or telephonic notice of such payment or disbursement to but excluding the date the Issuing Bank was reimbursed by the Borrowers therefor, the Base Rate in effect from time to time plus 3-1/4%, in each case with such interest to be payable on demand. The Issuing Bank shall provide the Borrowers and the Administrative and Collateral Agent prompt notice of any payment or disbursement made under the Letter of Credit, although the failure of, or the delay in, giving any such notice shall not release or diminish the obligations of the Borrowers under this Section 3.5(a) or under any other Section of this Agreement.

         (b) The obligations of the Borrowers under this Section 3.5 to reimburse the Issuing Bank with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances, including the circumstances set forth in Section 3.4(f), and irrespective of any set-off, counterclaim or defense to payment which the Borrowers may have or have had against any Bank (including in its capacity as Issuing Bank or as Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a "Drawing") to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrowers shall not be obligated to reimburse the Issuing Bank for any wrongful payment made by the Issuing Bank under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

         3.6 Increased Costs. If at any time after the Effective Date the Issuing Bank or any Participant determines that the introduction of or any change in any applicable Governmental

Rule (including, without limitation, any phasing in of those announced or published prior to the Effective Date) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participant with any request or directive by any such authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Issuing Bank or participated in by any Participant, or (ii) impose on the Issuing Bank or any Participant, or any corporation controlling the Issuing Bank or any Participant, any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to the Issuing Bank or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by the Issuing Bank or any Participant under this Agreement or reduce the rate of return on its capital with respect to Letters of Credit, then, within two Business Days following demand to the Borrowers by the Issuing Bank or any Participant (a copy of which demand shall be sent by the Issuing Bank or such Participant to the Administrative and Collateral Agent), the Borrowers shall pay to the Issuing Bank or such Participant such additional amount or amounts as will compensate such Bank for such increased cost or reduction in the amount receivable or reduction in the rate of return on its capital. The Issuing Bank or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by the Issuing Bank or such Participant (a copy of which certificate shall be sent by the Issuing Bank or such Participant to the Administrative and Collateral Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate the Issuing Bank or such Participant, although failure to give any such notice shall not release or diminish the Borrowers' obligations to pay additional amounts pursuant to this Section 3.6. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final, conclusive and binding on the Borrowers. For the purposes of this Section 3.6, each reference to a Participant shall additionally be deemed to be a reference to any corporation controlling such Participant.

         Section 4. Revolving Loan Commitment Fee; Fees; Reductions of
Commitment.

         4.1 Fees.

         (a) The Borrowers agree to pay to the Administrative and Collateral Agent for distribution to each Bank a commitment commission (the "Revolving Loan Commitment Fee") for the period from and including the Effective Date to and excluding the Final Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated) computed at a rate for each day equal to (i) the Applicable Margin for Revolving Loan Commitment Fees multiplied by (ii) the daily average Unutilized Revolving Loan Commitment of such Bank. Accrued and unpaid Revolving Loan Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Final Maturity Date or such earlier date upon which the Total Revolving Loan Commitment is terminated.

         (b) The Borrowers agree to pay to the Issuing Bank, for its own account, an issuing fee in respect of each Letter of Credit issued under this Agreement, for the period from and including the date of issuance of such Letter of Credit (which date of issuance with respect to Existing

Letters of Credit shall be deemed to be the Effective Date) to and including the termination of such Letter of Credit, equal to the greater of $500 and an amount equal to 1/8 of 1% per annum of the daily average Stated Amount of such Letter of Credit. Accrued and unpaid issuing fees shall be due and payable quarterly in arrears to the Issuing Bank in respect of the Letters of Credit issued by it on each Quarterly Payment Date (and in the case of Existing Letters of Credit, on the Effective Date) and the first day after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding. The Borrowers shall also pay each Issuing Bank's customary opening, amendment, presentation and wire charges.

         (c) The Borrowers agree to pay to the Administrative and Collateral Agent for distribution to each Bank a fee in respect of each Letter of Credit issued under this Agreement (the "Letter of Credit Fee"), for the period from and including the date of issuance of such Letter of Credit (which date of issuance with respect to Existing Letters of Credit shall be deemed to be the Effective Date) to and excluding the termination of such Letter of Credit, computed at a rate per annum (but calculated on each date on which the Applicable Margin for Eurodollar Loans changes) equal to the product of (x) the Applicable Margin for Eurodollar Loans on each date on which such Letter of Credit is outstanding and (y) the daily average Stated Amount of such Letter of Credit (with each renewal of such Letter of Credit, for purposes of this Section 4.1(c), being deemed to be the issuance of a new Letter of Credit). Letter of Credit Fees shall be distributed by the Administrative and Collateral Agent to the Banks on the basis of their respective Loan Percentages as in effect from time to time. Accrued and unpaid Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date (and in the case of Existing Letters of Credit, on the Effective Date) and on the first day after the termination of the Total Revolving Loan Commitment on which no Letters of Credit remain outstanding.

         (d) The Borrowers shall pay to the Agents and the Issuing Bank for their respective accounts such other fees as have been agreed to in writing by such parties, including pursuant to the Fee Letters.

         4.2 Voluntary Termination of Unutilized Commitments. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative and Collateral Agent at its Notice Office (which notice the Administrative and Collateral Agent shall promptly transmit to each of the Banks), the Borrowers shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment in whole or in part; provided that (a) each such reduction shall apply proportionately to reduce the Revolving Loan Commitment of each Bank and (b) any partial reduction pursuant to this Section 4.2 shall be in multiples of at least $1,000,000, and (c) the reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Revolving Loan Commitment of any Bank to be reduced (as required by preceding subsection (b)) by an amount which exceeds the remainder of (x) the Unutilized Revolving Loan Commitment of such Bank as in effect immediately before giving effect to such reduction, minus (y) such Bank's Loan Percentage of the aggregate principal amount of Swingline Loans then outstanding.

         4.3 Mandatory Reduction of Commitments.

         (a) In addition to any other mandatory commitment reductions pursuant to this Section 4.3, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Bank) shall terminate on the date immediately preceding the Final Maturity Date.

         (b) In addition to any other mandatory commitment reductions pursuant to this Section 4.3, the Total Revolving Loan Commitment shall be reduced at the time any payment is required to be made on the principal amount of any Revolving Loans (or would be required to be made if any Revolving Loans were then outstanding) pursuant to Section 5.2(a), by an amount equal to the maximum amount of Loans that would be required to be repaid pursuant to such sections assuming that Loans were outstanding in an aggregate principal amount equal to the Total Revolving Loan Commitment.

         (c) Upon any reduction in the Total Revolving Loan Commitment, the Revolving Loan Commitment of each Bank shall be reduced on a pro rata basis.

         Section 5. Prepayments; Payments; Taxes.

         5.1 Voluntary Prepayments. The Borrowers shall have the right to prepay Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the Borrowers shall give the Administrative and Collateral Agent prior to 11:00 a.m. (San Francisco time) at its Notice Office at least three Business Days' prior written notice in the case of Eurodollar Loans and one Business Day's prior written notice in the case of Base Rate Loans of its intent to prepay the Loans, whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Administrative and Collateral Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate principal amount of at least the Minimum Borrowing Amount and, if greater, in multiples of $500,000 ($50,000 in the case of Swingline Loans); provided that no partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount; (iii) prepayments of Eurodollar Loans made pursuant to this Section 5.1 may only be made so long as at the time of such prepayment there shall be no outstanding Base Rate Loans and any compensation required to be paid to each Bank pursuant to Section 2.11 for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans) which such Bank may sustain as a result of such prepayment is made at the time of any such prepayment of Eurodollar Loans; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

         5.2 Mandatory Repayments.

         (a) Requirements:

         (A) On any day on which the sum of the aggregate outstanding principal amount of the Revolving Loans, Swingline Loans and Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, the Borrowers shall prepay the principal of

Swingline Loans and, after the Swingline Loans have been repaid in full, the principal of Revolving Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the Letter of Credit Outstandings exceed the Total Revolving Loan Commitment as then in effect, the Borrowers shall provide to the Administrative and Collateral Agent at its Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess, such cash or Cash Equivalents to be held as security for all Obligations of the Borrowers to the Agents and the Banks and the Issuing Bank under the Credit Documents in a cash collateral account to be established by the Administrative and Collateral Agent, and each of the Borrowers hereby grants to the Administrative and Collateral Agent a security interest in such cash collateral and such cash collateral account. Promptly upon the reduction of such excess to zero, if no Event of Default then exists, the Administrative and Collateral Agent shall return to the Borrowers all amounts in such cash collateral account.

         (B) Subject to and in accordance with Section 5.2(b), on the date of the receipt thereof by Apria or any of its Subsidiaries, an amount equal to 100% of the proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from any incurrence of any Indebtedness by Apria or any of its Subsidiaries shall be applied as a mandatory repayment of principal of the then outstanding Loans; provided, that this Section 5.2(a)(B) shall exclude Indebtedness permitted by Section 10.5 other than the Senior Subordinated Convertible Debentures.

         (C) Subject to and in accordance with Section 5.2(b), on each date after the Effective Date on which Apria or any of its Subsidiaries receives proceeds from any sale of assets or stock of Subsidiaries (excluding (i) sales of inventory and Rental Equipment in the Ordinary Course of Business, (ii) sales of equipment which, in the reasonable judgment of Apria have become obsolete, worn out or uneconomic, in the Ordinary Course of Business, the proceeds of which are used, or irrevocably committed, to purchase replacement equipment within 60 days from the date of sale so long as (w) the aggregate amount of Net Sale Proceeds excluded pursuant to this clause (ii) does not exceed $20,000,000 in the aggregate in any fiscal year of Apria and (x) any Net Sale Proceeds less than the amount specified in the immediately preceding clause (w) are not applied to the prepayment of the Senior Subordinated Notes, (iii) sales of assets outside the Ordinary Course of Business, so long as (y) the amount of Net Sale Proceeds excluded pursuant to this clause (iii) does not exceed $15,000,000 in the aggregate in any fiscal year of Apria and (z) any Net Sale Proceeds less than the amount specified in the immediately preceding clause (y) are not applied to the prepayment of the Senior Subordinated Notes, and (iv) Apria Common Stock) an amount equal to 100% of the Net Sale Proceeds thereof shall be applied as a mandatory repayment of principal of the then outstanding Loans.

         (D) The Borrowers shall make the following payments of principal of the Term Loans (including accrued interest thereon) or in the event that the Term Loans have been paid in full of principal of the Revolving Loans (including accrued interest thereon) on the following dates:

         Date                                        Amount
         ----                                        ------
         March 31, 1999                              $4,000,000

         June 30, 1999                                $4,000,000


         September 30, 1999                           $4,000,000


         December 31, 1999                            $4,000,000


         March 31, 2000                               $5,000,000


         June 30, 2000                                $5,000,000


         September 30, 2000                           $5,000,000


         December 31, 2000                            $5,000,000


         March 31, 2001                               $10,000,000


         June 30, 2001                                $10,000,000

         (E) Subject to and in accordance with Section 5.2(b), commencing on the Effective Date and continuing until the earlier of (a) the issuance of the Senior Subordinated Convertible Debentures and (b) February 28, 1999 (the "Trigger Date"), the Borrowers shall prepay the principal of the Term Loans by an amount equal to fifty percent (50%) of Excess Cash Flow; provided, that, notwithstanding anything to the contrary contained in Section 5.2(b), for the period from January 1, 1999 through the Trigger Date, prepayments from Excess Cash Flow shall be limited to $4,000,000 in the aggregate and shall reduce on a dollar-for-dollar pro tanto basis the March 31, 1999 amortization payment required pursuant to Section 5.2(a)(D). Prepayments due pursuant to this Section 5.2(a)(E) shall be made on the thirtieth day of each month for the prior month, commencing with December 30, 1998.

         (b) Application:

         (A) Each mandatory repayment of Loans pursuant to Section 5.2(a)(B),
(C) and (E) shall be applied first to permanently prepay the principal on the outstanding Term Loans in the inverse order of maturity (except as set forth in Section 5.2(a)(E)), and, after the Term Loans have been paid in full, as follows:

                  (i) first, to prepay the principal of outstanding Swingline Loans (with a corresponding reduction being made to the Total Revolving Loan Commitment);

                  (ii) second, to permanently prepay the principal of outstanding Revolving Loans (with a corresponding reduction to the Total Revolving Loan Commitment);

                  (iii) third, to repay Unpaid Drawings (with a corresponding reduction being made to the Total Revolving Loan Commitment);

                  (iv) fourth, to provide cash collateral for the Stated Amount of outstanding Letters of Credit by delivering cash and Cash Equivalents to the Administrative and Collateral Agent in an amount equal to such Stated Amount (with a corresponding reduction being made to the Total Revolving Loan Commitment upon such deposit, it being agreed that, unless any Default or Event of Default shall have occurred and be continuing, upon the expiration of each such Letter of Credit and upon such Default or Event of Default being cured, collateral equal to the Stated Amount of such expired Letter of Credit shall be released to the Borrowers and if not released shall secure the remaining Obligations, and it being agreed further that if the Stated Amount of such outstanding Letter of Credit is reduced, such cash collateral shall be reduced correspondingly and be released to the Borrowers or as required pursuant to applicable law); and

                  (v) fifth, to permanently reduce the remaining Total Revolving Loan Commitment (it being agreed that the amount of such reduction shall be deemed to be an application of proceeds for purposes of this clause (v) even though cash is not actually applied).

     (B) (i) With respect to each repayment of Loans required by this Section 5.2, the Borrowers may designate the Types of Loans which are to be repaid and, in the case of Eurodollar Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made; provided that:

                  (w) repayments of Eurodollar Loans pursuant to this Section
         5.2 may only be made on the last day of an Interest Period applicable to such Loans unless all Eurodollar Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full;

                  (x) if any repayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans; and

                  (y) each repayment of any Loans made pursuant to a single Borrowing shall be applied pro rata among such Loans.

In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative and Collateral Agent shall, subject to the above, make such designation in its sole discretion.

                  (ii) Notwithstanding the foregoing provisions of this Section 5.2, if at any time the mandatory prepayment of Loans pursuant to Section 5.2(a)(B) or (C) would result, after giving effect to the first sentence of the preceding clause (B)(i), in the Borrowers incurring breakage costs under Section 2.11 as a result of having Eurodollar Loans being repaid other than on the last day of an Interest Period applicable thereto (the "Affected Eurodollar Loans"), then the Borrowers may initially deposit (but not for more than 60 days) a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative and Collateral Agent to be held in a cash collateral account as security for the obligations of the Borrowers under this Agreement with such cash collateral to be released from such cash collateral account upon the earlier of (x) the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to Loans that are Eurodollar Loans, to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence and
(y) the 60th day following the date of such deposit, to repay an aggregate principal amount of Loans equal to the Affected Eurodollar Loans not initially repaid pursuant to this sentence.

         (C) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Term Loans and Revolving Loans of each Bank shall be repaid on the Final Maturity Date, and (ii) all then outstanding Swingline Loans shall be repaid on the Swingline Expiry Date.

         5.3 Method and Place of Payment. Except as otherwise specifically provided in this Agreement, all payments under this Agreement or any Note shall be made to the Administrative and Collateral Agent for account of the Banks not later than 11:00 a.m. (San Francisco time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative and Collateral Agent. Subject to the provisions of subsection 2.9(iv), whenever any payment to be made under this Agreement or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

         5.4 Net Payments.

         (a) All payments made by the Borrowers under this Agreement, or by the Borrowers under any Note, will be made without set-off, counterclaim or other defense. Except as provided in Section 5.4(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (but excluding, except as provided in the immediately succeeding sentence, any tax imposed on or measured by the net income of a Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or Applicable Lending Office of such Bank is located) and all interest, penalties or similar liabilities with respect thereto (collectively, "Taxes"). The Borrowers shall reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income of such Bank pursuant to the laws of the jurisdiction or any political subdivision or taxing authority thereof or therein in which the principal office or Applicable Lending Office of such Bank is located as such Bank shall determine are payable by such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence. If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for in this Agreement or in such Note. The Borrowers will furnish to the Administrative and Collateral Agent within 45 days after the date the payment of any Taxes due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrowers. The Borrowers agree to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

         (b) Each Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes
(i) has provided to the Borrowers on or prior to the Effective Date with two original signed copies of Internal Revenue Service Form 4224 or Form 1001 certifying to such Bank's entitlement to an exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note and (ii) agrees that, to the extent legally entitled to do so, upon written request by the Borrowers it will provide to the Borrowers two original signed copies of Internal Revenue Service Form 4224 or Form 1001 (or any successor forms) certifying to such Bank's entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement and under any Note. In the event that a Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes has previously provided the Borrowers with Internal Revenue Service Form 4224 or Form 1001 certifying as to such Bank's entitlement to an exemption and, as a result of any changes after the Effective Date in any applicable Governmental Rule or in the interpretation of such Governmental Rule, relating to the deducting or withholding of income or similar Taxes, such Bank is no longer legally entitled to an exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement and under any Note, such Bank shall notify the Borrowers of such change; provided, however, in no event shall the failure to provide any such notice release or diminish any of the obligations of the Borrowers pursuant to this Section 5.4. Notwithstanding anything to the contrary contained in
Section 5.4(a), but subject to the immediately succeeding sentence, the Borrowers shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable under this Agreement (without any obligation to pay the respective Bank additional amounts with respect thereto) for the account of any Bank which has not provided to the Borrowers such forms required to be provided to the Borrowers by a Bank pursuant to the first sentence of this Section 5.4(b). Notwithstanding anything to the contrary contained in the preceding sentence, the Borrowers agree to indemnify each Bank referred to in the previous sentence in the manner set forth in Section 5.4(a) in respect of any amounts deducted or withheld by it as described in the previous sentence as a result of any changes after the Effective Date in any applicable Governmental Rule, or in the interpretation of such Governmental Rule, relating to the deducting or withholding of income or similar Taxes.

         Section 6. Conditions Precedent to the Effective Date. The obligations of each Bank hereunder and the obligations of the Issuing Bank hereunder are subject to the satisfaction of the following conditions:

         6.1 Execution of Agreement; Notes. On the Effective Date the Borrowers shall have delivered to the Administrative and Collateral Agent (a) this Agreement, executed by the Borrowers, the Required Banks and the Agents and (b) for the account of each Bank, a Term Note, an Amended and Restated Revolving Note, and for the account of the Swingline Lender, the Swingline Note, in each case duly executed and completed by the Borrowers.

         6.2 Officer's Certificate. On the Effective Date the Administrative and Collateral Agent shall have received a certificate dated the Effective Date, signed on behalf of Apria by the President, any Executive Vice President or any Vice President of Apria stating that all of the conditions in Sections 6.8, 6.9, 7.1, 7.2 and 7.3 have been satisfied on such date.

         6.3 Compliance Certificate. On the Effective Date the Administrative and Collateral Agent shall have received a certificate dated the Effective Date relating to the financial condition of Apria and its Subsidiaries as of the fiscal quarter ended September 30, 1998, signed on behalf of Apria by the vice president and controller of Apria substantially in the form of Exhibit G.

         6.4 Opinions of Counsel. On the Effective Date, the Administrative and Collateral Agent shall have received from (i) O'Melveny & Myers, counsel to Apria and its Subsidiaries, an opinion addressed to the Administrative and Collateral Agent and each of the Banks and dated the Effective Date, covering the matters set forth in Exhibit D-1 and (ii) in-house counsel to Apria and its Subsidiaries, opinions addressed to the Administrative and Collateral Agent and each of the Banks and dated the Effective Date, covering the matters set forth in Exhibit D-2, with each of the foregoing opinions to cover such other matters incident to the transaction contemplated by this Agreement as the Agents or the Required Banks may reasonably request.

         6.5 Corporate Documents; Proceedings.

         (a) On the Effective Date, the Administrative and Collateral Agent shall have received a certificate, dated the Effective Date, signed by the President, any Executive Vice President or any Vice President of each Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be acceptable to the Administrative and Collateral Agent and the Required Banks in their sole discretion.

         (b) All corporate and legal proceedings and all instruments and agreements relating to the transactions contemplated by this Agreement and the Credit Documents shall be satisfactory in form and substance to the Administrative and Collateral Agent and the Required Banks, and the Administrative and Collateral Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, approvals by any Governmental Authorities, good standing certificates and bring-down telegrams, if any, which the Administrative and Collateral Agent or the Required Banks reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities.

         6.6 Employee Benefit Plans: Shareholders' Agreements; Management Agreements; Employment Agreements; Tax Sharing Agreements. On or prior to the Effective Date, there shall have been delivered to the Administrative and Collateral Agent true and correct copies, certified as true and complete by an appropriate officer of Apria, of:

                  (i) all Plans;

                  (ii) summaries of all material agreements entered into by Apria or any Subsidiary of Apria governing the terms and relative rights of its capital stock and any material agreements entered into by shareholders relating to any such Person with respect to their capital stock (collectively, the "Shareholders' Agreements");

                  (iii) all material agreements with members of, or with respect to the, corporate officers of Apria or any Subsidiary of Apria other than Employment Agreements (collectively, the "Management Agreements");

                  (iv) any material employment agreements entered into by Apria or any Subsidiary of Apria with any of its corporate officers (collectively, the "Employment Agreements"); and

                  (v) All material tax sharing, tax allocation and other similar agreements entered into by Apria or any Subsidiary of Apria (collectively, the "Tax Sharing Agreements");

all of which Plans, Shareholders' Agreements, Management Agreements, Employment Agreements, and Tax Sharing Agreements shall be in form and substance satisfactory to the Agents and shall be in full force and effect on the Effective Date.

         6.7 Guaranty. On the Effective Date each Guarantor shall have delivered to the Administrative and Collateral Agent the duly authorized and executed Guaranty.

         6.8 Adverse Change, etc. On the Effective Date, nothing shall have occurred (other than the 1998 Third Quarter Charges and Reserves) (and the Banks shall have become aware of no facts or conditions not previously known) which the Administrative and Collateral Agent or the Required Banks shall determine
(a) could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Administrative and Collateral Agent, or on the ability of Apria or any of its Subsidiaries, taken as a whole, to perform their obligations to the Administrative and Collateral Agent and the Banks under this Agreement or any other Credit Document, (b) could reasonably be expected to have a Material Adverse Effect or (c) indicates the inaccuracy in any material respect of the information (taken as a whole) previously provided in writing to the Administrative and Collateral Agent or the Banks or indicates that the information previously provided in writing (taken as a whole) omitted to disclose any material information.

         6.9 Litigation. On the Effective Date, no litigation by any Person or Governmental Authority shall be pending or threatened with respect to this Agreement, any Credit Document or any documentation executed in connection with this Agreement or with respect to the transactions contemplated hereby or, except as set forth on Schedule XIII, which the Administrative and Collateral Agent or Required Banks shall determine could reasonably be expected to have a Material Adverse Effect.

         6.10 Fees, etc. On the Effective Date, the Borrowers shall have paid in full to the Agents and the Banks all costs, fees and expenses (including, without limitation, all legal fees and expenses) payable to the Agents and the Banks, including, without limitation, (a) an amendment fee to each Bank consenting to the terms and conditions of this Agreement on or before October 23, 1998 equal to .125% of the Revolving Loan Commitments and Term Loan Commitments of the consenting Banks, (b) an additional fee to those Banks whose consent represents the first 51% of the aggregate amount of the Total Commitments equal to .125% of the Revolving Loan Commitments and Term Loan Commitments of the consenting Banks, and (c) any additional fees due and payable pursuant to any Fee Letters.

         6.11 Existing Indebtedness. On the Effective Date, after giving effect to the Loans incurred pursuant to this Agreement, neither Apria nor any of its Subsidiaries shall have any Indebtedness outstanding except for the Loans and the Existing Indebtedness.

         6.12 Securities Account Agreement. On or prior to the Effective Date
(i) the Borrowers shall have provided the Administrative and Collateral Agent with a true and complete list of all of the Borrowers' operating accounts, investment accounts, deposit accounts and other accounts similar in nature, (ii) the Borrowers shall have transferred 100% of their investment accounts and those accounts listed on Schedule XV to accounts maintained with the Administrative and Collateral Agent and shall have delivered to the Administrative and Collateral Agent a duly executed Securities Control Account Agreement on terms and conditions satisfactory to the Administrative and Collateral Agent pursuant to which the Borrowers shall have granted a Lien on all accounts holding investment property and the investment property contained therein to the Administrative and Collateral Agent for the benefit of the Banks (the "Securities Account Agreement"), (iii) the Borrowers shall have taken all steps necessary to perfect the security interest of the Administrative and Collateral Agent in such investment property, including causing the securities intermediary to be listed as the owner of any such investment property, and (iv) the Borrowers shall have provided the Administrative and Collateral Agent with documentation reasonably satisfactory to the Administrative and Collateral Agent that all other accounts of the Borrowers not maintained with the Administrative and Collateral Agent or subject to the Securities Account Agreement are subject to a daily cash sweep which transfers all collected amounts in excess of $250 deposited into each such account to a centralized account with a national or regionally prominent bank, with the proceeds in such centralized account being transferred to an account maintained with and subject to the lien of the Administrative and Collateral Agent the next Business Day. In addition, prior to the Trigger Date, the aggregate balance of accounts maintained with and subject to the lien of the Administrative and Collateral Agent shall be in an amount of not less than $35,000,000.

         6.13 Pre-Payment. On or before the Effective Date, the Borrowers shall have delivered to the Administrative and Collateral Agent $50,000,000 in immediately available funds to be applied in accordance with the terms of the Existing Credit Agreement as a pre-payment of the Loans existing immediately prior to the effectiveness of this Agreement.

         6.14 1998 Third Quarter Charges and Reserves. The 1998 Third Quarter Charges and Reserves shall not exceed $185,000,000, the cash portion of which shall not exceed $30,000,000.

         6.15 Second Amendment to Security Agreement. On the Effective Date, the Borrowers shall have delivered the duly executed Second Amendment to Security Agreement, dated of even date herewith.

         6.16 Other Information. The Administrative and Collateral Agent shall have received such other information and documents as the Administrative and Collateral Agent shall reasonably have requested.

All of the Notes, certificates, legal opinions and other documents and papers referred to in this Section 6, unless otherwise specified, shall be delivered to the Administrative and Collateral Agent at the Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and, unless otherwise specified, shall be in form and substance satisfactory to the Required Banks. By its execution of this Agreement, each Bank is deemed to have consented to the satisfaction of the foregoing conditions.

         Section 7. Conditions Precedent to All Credit Events. The obligation of each Bank to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

         7.1 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained in this Agreement and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event.

         7.2 Adverse Change, etc. Nothing shall have occurred (and the Banks shall have become aware of no facts or conditions not previously known) which the Administrative and Collateral Agent or the Required Banks shall determine could reasonably be expected to have a material adverse effect on the rights or remedies of the Banks or the Administrative and Collateral Agent, or on the ability of Apria or any of its Subsidiaries, taken as a whole, to perform their obligations to the Banks or which could reasonably be expected to have a Material Adverse Effect.

         7.3 Litigation. At the time of each such Credit Event and also after giving effect thereto, no litigation by any Person or Governmental Authority shall be pending or threatened with respect to this Agreement or any other Credit Document executed in connection with this Agreement or the transactions contemplated hereby or, except as set forth on Schedule XIII, which the Required Banks shall determine could reasonably be expected to have a Material Adverse Effect.

         7.4 Notice of Borrowing; Letter of Credit Request.

         (a) Prior to any Credit Event (other than Swingline Loans), the Administrative and Collateral Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3(a). Prior to the making of any Swingline Loan, the Swingline Lender shall have received the notice required by Section 2.3(b)(i).

         (b) Prior to the issuance of each Letter of Credit (other than Existing Letters of Credit), the Issuing Bank shall have received a Letter of Credit Request meeting the requirements of Section 3.3.

         The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers to each of the Banks that all the conditions specified in Section 6 and in this Section 7 and applicable to such Credit Event have been satisfied as of that time. All of the Notices of Borrowing and Letter of Credit Requests referred to in this Section 7, unless otherwise specified, shall be delivered to the Administrative and Collateral Agent at the Notice Office for the account of each of the Banks and in sufficient counterparts for each of the Banks and, unless otherwise specified, shall be in form and substance satisfactory to the Required Banks.

         7.5 Certificate of Chief Financial Officer; Opinion of Counsel. Prior to the making of each Loan or the issuance of any Letter of Credit, the Administrative and Collateral Agent shall have received either (i) a certificate from the Chief Financial Officer of Apria that Apria is entitled under Section 4.12(b) of the Indenture to incur Indebtedness in the amount to be borrowed or
(ii) an opinion of outside counsel to the Borrower addressed to the Administrative and Collateral Agent and each of the Banks and acceptable in form and substance to the Administrative and Collateral Agent, that the incurrence of such additional Indebtedness is otherwise permitted under the Indenture.

         Section 8. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided in this Agreement, the Borrowers make the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct, except for changes resulting from Permitted Transactions or other events permitted under this Agreement, on and as of the date of each such Credit Event:

         8.1 Corporate Status. Each of Apria and its Material Subsidiaries (i) is a duly organized and validly existing corporation or partnership in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification except for failures to be so qualified which, in the aggregate, would not have a Material Adverse Effect.

         8.2 Corporate Power and Authority. Each of Apria and its Material Subsidiaries has the corporate or partnership power to execute, deliver and perform the terms and provisions of each of the Transaction Documents to which it is party and has taken all necessary corporate or partnership action to authorize the execution, delivery and performance by it of each of such Transaction Documents. Each of Apria and its Material Subsidiaries has duly executed and delivered each of the Transaction Documents to which it is party, and each of such Transaction

Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

         8.3 No Violation. Neither the execution, delivery or performance by Apria or any of its Material Subsidiaries of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any material applicable Governmental Rule or any order, writ, injunction or decree of any court or Governmental Authority,
(ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except for the Liens created pursuant to the Security Documents) upon any of the property or assets of Apria or any of its Material Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other Material Contract to which Apria or its Material Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation, By-Laws or partnership agreements (or similar organizational documents) of Apria or any of its Material Subsidiaries.

         8.4 Governmental Approvals. Other than filings and recordings required to be made in respect of the Liens created pursuant to the Security Documents, no material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Effective Date), or exemption by, any Governmental Authority is required (i) to authorize the execution, delivery and performance of any Transaction Document by any Credit Party or (ii) to establish the legality, validity, binding effect or enforceability of any such Transaction Document against such Credit Party.

         8.5 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; etc.


         (a) Apria has previously furnished to each of the Banks consolidated balance sheets of Apria and its consolidated Subsidiaries as at December 31, 1997 and the related consolidated statements of income, retained earnings and cash flow of Apria and its consolidated Subsidiaries for the fiscal year ended on that date, with the opinion (in the case of the consolidated balance sheet and statements) of Ernst & Young, and the unaudited consolidated and consolidating balance sheets of Apria and its consolidated Subsidiaries as at June 30, 1998 and the related consolidated statements of income, retained earnings and cash flow of Apria and its consolidated Subsidiaries for the three-month period ended on such date.

         All such financial statements fairly present in all material respects the consolidated financial condition of Apria and its consolidated Subsidiaries, as at those dates and the consolidated results of their operations for the fiscal year and three-month period ended on those dates (subject, in the case of such financial statements as at June 30, 1998, to normal year-end audit adjustments), all in accordance with GAAP. Neither Apria nor any of its Material Subsidiaries has on the Effective Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except (i) as referred to or reflected or provided for in the most recent balance sheet referred to above, and (ii) those that are permitted by this Agreement. Since June 30, 1998, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of Apria and its consolidated Subsidiaries from that set forth in the financial statements as at June 30, 1998 for the period ending on that date, excluding the 1998 Third Quarter Charges and Reserves.

         (b) On and as of the Effective Date, on a pro forma basis after giving effect to the incurrence of the Indebtedness under this Agreement: (i) the sum of the assets, at a fair valuation, of each Credit Party will exceed its debts;
(ii) no Credit Party has incurred or intends to, or believes that it will, incur debts beyond its ability to pay such debts as such debts mature; and (iii) each Credit Party will have sufficient capital with which to conduct its business. For purposes of this Section 8.5(b) "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         (c) Except as fully reflected in the financial statements and the notes related thereto described in Section 8.5(a) and as otherwise noted in the Projections, dated October 15, 1998, there were as of the Effective Date no liabilities or obligations with respect to Apria or any of its Material Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, reasonably could be expected to have a Material Adverse Effect. As of the Effective Date, none of Apria or any of its Material Subsidiaries will have any outstanding Indebtedness other than (i) the Loans and (ii) the Existing Indebtedness.

         8.6 Litigation. Except as set forth on Schedule XIII, there are no actions, suits or proceedings pending or, to the best knowledge of any Borrower, threatened (i) with respect to any Credit Document, (ii) with respect to any Indebtedness of Apria or any of its Material Subsidiaries, or (iii) that are reasonably likely to have a Material Adverse Effect.

         8.7 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Apria or any of its Material Subsidiaries in writing to any Bank (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement (but excluding information provided previously for purposes of or in connection with the Existing Credit Agreement) or any transaction contemplated in this Agreement is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Apria or any of its Material Subsidiaries in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

         8.8 Use of Proceeds; Margin Regulations.

         (a) The proceeds of all Revolving Loans incurred on or after the Effective Date shall be used by the Borrowers to repay certain Indebtedness and to fund Permitted Acquisitions and for general corporate and working capital purposes.

         (b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

         (c) Margin Stock constitutes less than 25% of the assets of each Borrower.

         (d) The Borrowers shall not, directly or indirectly, use any portion of the Loan proceeds (i) knowingly to purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrowers or any Affiliate of the Borrowers. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

         8.9 Tax Returns and Payments. Except as set forth on Schedule IV or as described below, (i) each of Apria and its Material Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the "Returns") required to be filed by or with respect to the income, properties or operations of Apria or any of its Material Subsidiaries, (ii) the Returns accurately reflect all liability for taxes of Apria and its Material Subsidiaries for the periods covered thereby, (iii) each of Apria and each of its Material Subsidiaries has paid all taxes payable by it which have become due other than those contested in good faith and for which adequate reserves have been established, (iv) there is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Apria or any of its Material Subsidiaries, threatened by any authority regarding any taxes relating to Apria or any of its Material Subsidiaries, (v) neither Apria nor any of its Material Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Apria or any of its Material Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Apria or any of its Material Subsidiaries not to be subject to the normally applicable statute of limitations, and (vi) neither Apria nor any of its Material Subsidiaries has provided with respect to themselves or property held by them, any consent under Section 341 of the Code.

         8.10 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; neither Apria nor any of its Subsidiaries nor any ERISA Affiliate has any Employee Stock Ownership Plan (as defined in Section 4975(e)(7) of the Code), nor have any of them incurred nor do they expect to incur any material liability to or on account of any Plan pursuant to Section 409, 502(i), 502(1), 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code;
and no condition exists which presents a material risk to Apria or any of its Subsidiaries or any

ERISA Affiliate of incurring any material liability to or on account of any Plan, other than for the benefits or contributions contemplated under the Plans. Neither Apria nor any of its Subsidiaries sponsors any Plan which has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) that exceeds $5,000,000. There has not occurred with respect to any Plan a "reportable event" (as defined in Section 4043 of ERISA) for which the requirement of 30 days notice has not been waived.

         8.11 Properties. Each of Apria and its Material Subsidiaries has good and marketable title to all material properties owned by it, including all property reflected in the consolidated balance sheet dated June 30, 1998 referred to in Section 8.5(a) (except as sold or otherwise disposed of since the date of such balance sheet in the Ordinary Course of Business or as permitted by
Section 10.2), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or in the pro forma balance sheet or (ii) otherwise permitted by Section 10.1.

         8.12 Capitalization. On the Effective Date Apria is the direct or indirect owner of all of the issued and outstanding shares of capital stock of each other Borrower. All such outstanding shares have been duly and validly issued, are fully paid and nonassessable and are free of preemptive rights. None of such Borrowers has outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

         8.13 Subsidiaries. On the Effective Date, the corporations listed on
Schedule VI are the only Material Subsidiaries of Apria. Schedule VI correctly sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of Apria in each class of capital stock of each of its Material Subsidiaries and also identifies the direct owner thereof.

         8.14 Compliance with Statutes, etc. Each of Apria and its Material Subsidiaries is in compliance with all applicable Governmental Rules and orders of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of (a) the conduct of its business, including, without limitation, (i) the Social Security Act and the amendments thereto, including the so-called "Medicare/Medicaid Anti-Kickback Statute," and the provisions of 42 U.S.C. Section 1320(a)(7b) and 42 U.S.C. Section 1395nn and related regulations, (ii) applicable Medicare program regulations, including the Health Care Financing Administration's carrier directives prohibiting home health care providers from completing Certificates of Medical Necessity on behalf of physicians, (iii) the federal Food, Drug and Cosmetic Act and the so-called "pharmacy exemption" contained therein and the U.S. Food and Drug Administration's Compliance Policy Guide Number 7132.16 entitled "Manufacture, Distribution, and Promotion of Adulterated, Misbranded, or Unapproved New Drugs for Human Use by State-Licensed Pharmacies" and (iv) the Food and Drug Administration guidelines and all OSHA regulations including those in connection with any oxygen filling stations maintained or operated by Apria or any of its Material Subsidiaries and 29 C.F.R. 1910, 1030 Occupational Exposure to Bloodborne Pathogens and (b) the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except with respect to each of the foregoing such noncompliance as would not, in the aggregate, have a Material Adverse Effect.

         8.15 Investment Company Act. None of Apria or any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         8.16 Public Utility Holding Company Act. None of Apria or any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         8.17 Environmental Matters.

         (a) Apria and each of its Material Subsidiaries have complied in all material respects with, and on the Effective Date and on the date of such Credit Event are in compliance in all material respects with, all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no past, pending or, to the best knowledge of Apria or the Borrowers, threatened Environmental Claims against Apria or any of its Material Subsidiaries or any Real Property owned or at any time operated by Apria or any of its Material Subsidiaries which would, in the aggregate, have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property owned or at any time operated by Apria or any of its Material Subsidiaries or, to the knowledge of any Borrower, on any property adjoining or in the vicinity of any such Real Property that could reasonably be expected (i) to form the basis of an Environmental Claim against Apria or any of its Material Subsidiaries or any such Real Property, or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, which Environmental Claim or restriction, as the case may be, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

         (b) Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, any Real Property owned or at any time operated by Apria or any of its Material Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Hazardous Materials have not at any time been Released on or from any Real Property owned or at any time operated by Apria or any of its Material Subsidiaries where such Release has violated or could reasonably be expected to violate any Environmental Law, except for such violations, which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         8.18 Labor Relations. None of Apria nor any of its Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Apria or any of its Material Subsidiaries or, to the best knowledge of any Borrower, threatened against Apria or any of its Material Subsidiaries, the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is


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
so pending against Apria or any of its Material Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage pending against Apria or any of its Material Subsidiaries or, to the best knowledge of any Borrower, threatened against Apria or any of its Material Subsidiaries and (iii) to the best knowledge of any Borrower, no union representation question existing with respect to the employees of Apria or any of its Material Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

         8.19 Patents, Licenses, Franchises and Formulas.

         (a) Apria, together with its Material Subsidiaries owns, has a license to use or otherwise has the right to use, free and clear of pending or threatened Liens, all the patents, patent applications, trademarks, service marks, trade names, trade secrets, copyrights, proprietary information, computer programs, data bases, licenses, franchises and formulas, or rights with respect to the foregoing (collectively, "Intellectual Property"), and has obtained all licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a Material Adverse Effect.

         (b) Except as set forth on Schedule VII, as of the Effective Date, neither Apria nor any of its Material Subsidiaries has knowledge of any claim by any third party contesting the validity, enforceability, use or ownership of any material, necessary Intellectual Property, or of any existing state of facts that would support a claim that use by Apria or any of its Material Subsidiaries of any such Intellectual Property has infringed or otherwise violated any Intellectual Property right of any other Person and to the knowledge of Apria and its Material Subsidiaries no claim is threatened, other than claims (or potential claims if based on any such state of facts), which could not reasonably be expected to result in a Material Adverse Effect.

         8.20 Indebtedness. Schedule VIII sets forth, as of the Effective Date, a true and complete list showing the aggregate amount of, and the name of the obligor and any other Person which directly or indirectly provides a guaranty of, any Indebtedness, the aggregate amount outstanding of which is in excess of $1,000,000 and is of the type described in clauses (i) or (iv) of the definition of Indebtedness (other than the Loans under this Agreement), and the aggregate amount of all other Indebtedness of such type of Apria and each of its Material Subsidiaries as of the Effective Date does not exceed $10,000,000 (collectively, the "Existing Indebtedness").

         8.21 Restrictions on or Relating to Subsidiaries. There does not exist any encumbrance or restriction on the ability of (a) any Subsidiary of Apria to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Apria or any Subsidiary of Apria, or to pay any Indebtedness owed to Apria or a Subsidiary of Apria, (b) any Subsidiary of Apria to make loans or advances to Apria or any of Apria's Subsidiaries or (c) Apria or any Subsidiary of Apria to transfer any of its properties or assets to Apria or any Subsidiary of Apria, except for such encumbrances or restrictions existing under or by reason of (i) applicable law,
(ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold


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
interest of Apria or a Subsidiary of Apria or (iv) customary provisions of documents evidencing Indebtedness secured by Liens permitted pursuant to Section 10.1(a)(vii).

         8.22 JCAHO Accreditation. Immediately prior to the Effective Date, the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") has accredited not less than 75% of the branches collectively operated by the Borrowers and such accreditation is in full force and effect on the Effective Date.

         8.23 Material Contracts. All Material Contracts and material licenses of Apria and each of its Material Subsidiaries as of the Effective Date are listed on Schedule IX, and no violations as to such material licenses, or default under such Material Contracts, exist which could reasonably be expected to result in a Material Adverse Effect.

         8.24 Indenture Treatment. For purposes of the Indenture, (i) all Obligations under this Agreement are "Senior Debt" or "Guarantor Senior Debt" as such terms are defined in the Indenture and (ii) this Agreement is a "Senior Credit Facility" as such term is defined in the Indenture.

         8.25 Year 2000 Compliance. Each of the Borrowers have (i) initiated a review and assessment of all areas within such Borrowers' and its Subsidiaries' business and operations that could be adversely affected by the "Year 2000 Problem" (this is the risk that computer applications used by such Borrower or any of its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999, and (ii) developed a plan for addressing the Year 2000 Problem on a timely basis, and such the plan is currently on schedule and each of the Borrowers anticipate all phases of the plan, including the testing and implementation phases, to be completed by December 31, 1998. Further, the Borrowers' systems underwent two external assessments of the Year 2000 Problem and have received a "low" risk rating. Additionally, a formal process has been instituted to assess other potential risks each of the Borrowers may face in light of the Year 2000 Problem. Examples of such issues include, but are not limited to, electronic interfaces with external agents such as payors (including Medicare and Medicaid), banks and suppliers. In the event of failure on the part of an external agent, the exchange of data and payments can continue via paper documents and other more-traditional methods. Potential internal operational issues include date-sensitive security systems and elevators. Another area of potential risk is with certain patient service equipment items that have microprocessors with date functionality that could malfunction in the year 2000. Among other steps, the Company has initiated formal communications with all of its significant suppliers of patient service equipment to ensure those third parties are also working to remediate their own year 2000 issues, if applicable. Each of the Borrowers believes that it will be able to resolve these issues and any others it may identify by the year 2000.

         Section 9. Affirmative Covenants. The Borrowers covenant and agree that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations are paid in full:

         9.1 Information Covenants. The Borrowers will furnish to each Bank:


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
         (a) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of Apria, the consolidated balance sheet of Apria and its Subsidiaries as at the end of such quarterly period and the related consolidated statements of income, retained earnings and cash flow, in each case for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year and comparable budgeted figures for such period, all of which shall be certified by the chief financial officer of Apria, subject to normal year-end audit adjustments.

         (b) Annual Financial Statements. Within 120 days after the close of each fiscal year of Apria, the consolidated balance sheet of Apria and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flow for such fiscal year and setting forth comparative figures for the preceding fiscal year and comparable budgeted figures for such period and certified, by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks, together with a signed opinion of such accounting firm (which opinion shall not be qualified in any respect) stating that in the course of its regular audit of the financial statements of Apria which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

         (c) Budgets. No later than 90 days following the first day of each fiscal year, a budget for Apria and its Subsidiaries in form satisfactory to the Administrative and Collateral Agent and the Required Banks (including budgeted statements of income and cash flow and balance sheets) prepared by Apria for (x) such fiscal year and (y) the fiscal year immediately following such fiscal year, in each case prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of the chief financial officer of Apria to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby.

         (d) Officer's Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a compliance certificate signed by the chief financial officer of Apria on behalf of Apria substantially in the form of Exhibit G.

         (e) Notice of Default or Litigation. Promptly, and in any event within five Business Days after an officer of Apria or any of its Material Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default, (ii) any litigation or governmental investigation or proceeding pending (x) against Apria or any of its Material Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (y) with respect to any Credit Document and (iii) any other event which is likely to have a Material Adverse Effect.

         (f) Other Reports and Filings. Promptly upon transmission thereof, copies of any financial information, proxy materials and other information and reports, if any, which Apria or any of its Material Subsidiaries (x) has filed with the Securities and Exchange Commission or any successor thereto (the "SEC") or (y) has delivered to holders of, or any agent or trustee with


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
respect to, Indebtedness of Apria or any of its Material Subsidiaries in its capacity as such a holder, agent, or trustee.

         (g) Environmental Matters. Promptly upon, and in any event within five Business Days after an officer of Apria or of any of its Material Subsidiaries obtains knowledge thereof, notice of any of the following environmental matters:
(i) any pending or threatened Environmental Claim against Apria or any of its Material Subsidiaries that could reasonably be expected to result in material liability to Apria and its Material Subsidiaries, taken as a whole; (ii) any condition, occurrence or circumstance that could reasonably be anticipated to form the basis of an Environmental Claim against Apria or any of its Material Subsidiaries that could reasonably be expected to result in material liability to Apria and its Material Subsidiaries, taken as a whole; or (iii) the performance of any remedial action in response to the actual or alleged Release of a Hazardous Material on any Real Property owned or operated by Apria or any of its Material Subsidiaries as required by any Environmental Law or any Governmental Authority that could reasonably be expected to result in material liability to Apria and its Material Subsidiaries, taken as a whole. All such notices shall describe in reasonable detail the nature of the Claim, investigation, condition, occurrence, circumstance, or remedial action and Apria's or such Material Subsidiary's response thereto. In addition, Apria will provide the Banks with copies of all communications with any Governmental Authority relating to Environmental Claims, all communications with any Person relating to Environmental Claims, and such detailed reports of any Environmental Claim as may be reasonably requested by the Required Banks.

         (h) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party or any of its Subsidiaries as the Administrative and Collateral Agent or the Required Banks may reasonably request.

         (i) Monthly Financial Statements. Within 20 days after the close of each fiscal month in each fiscal year of Apria, (i) the consolidated balance sheet of Apria and its Subsidiaries as at the end of such monthly period and the related consolidated statements of income, retained earnings and cash flow, (ii) pro forma statements of cash flow, including sources and uses of cash, for Apria and its Subsidiaries for the next succeeding three month period, in form and substance reasonably satisfactory to the Administrative and Collateral Agent and the Required Banks, (iii) statements showing Apria and its Subsidiaries' Excess Cash Flow and (iv) an accounts receivable aging report with aging detail and bad debt exposure analysis. Within thirty (30) days after the close of each monthly accounting period in each fiscal year of Apria, a business overview narrative, including without limitation, the number of oxygen starts placed during the period.

         9.2 Books, Records and Inspections. Apria will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Apria will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative and Collateral Agent or any Bank to visit and inspect, under guidance of officers of Apria or of such Subsidiary, any of the properties of Apria or such Subsidiary, and to examine the books of account of Apria or such Subsidiary and discuss the affairs, finances and accounts of Apria or such Subsidiary with, and be advised as to the same by, its and their officers, all at such


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
reasonable times and intervals and to such reasonable extent as the Administrative and Collateral Agent or such Bank may request.

         9.3 Maintenance of Property Insurance. Apria will, and will cause each of its Material Subsidiaries to, (i) keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted), (ii) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are consistent with industry practice, and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

         9.4 Corporate Franchises. Apria will do, and will cause each of its Material Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence and its material rights, franchises, licenses and patents, including, but not limited to, maintaining or obtaining, as the case may be, the certification and accreditation by JCAHO of at least 75% of Apria's branches.

         9.5 Compliance with Statutes, etc. Apria will, and will cause each of its Material Subsidiaries to, comply with all applicable Governmental Rules of, and all applicable restrictions imposed by, all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, including without limitation the Governmental Rules referred to in Section 8.14, except such noncompliances as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         9.6 Compliance with Environmental Laws.

         (a) Apria shall, and shall cause each of its Material Subsidiaries to, conduct their respective business operations (i) in compliance in all material respects with all Environmental Laws and all permits issued thereunder, except that nothing contained in this Agreement shall prevent Apria or any of its Material Subsidiaries from contesting any Environmental Law in good faith by appropriate legal proceedings; (ii) so as to comply in all material respects with the orders of any court or other Governmental Authority relating to any Environmental Law, unless Apria or any of its Material Subsidiaries is currently appealing the same and has secured a stay of enforcement or other arrangement postponing enforcement pending that appeal; (iii) so as not to generate, use, treat, store, transport or Release Hazardous Materials in violation of any Environmental Law that could reasonably be expected to result in a material liability to Apria and its Material Subsidiaries, taken as a whole; and (iv) so as not to become subject to any Environmental Claim which it is not contesting in good faith and by appropriate legal proceedings.

         (b) From time to time at the reasonable request of the Required Banks, following the discovery of a fact or occurrence of an event relating to the operation of a Borrower's business, which fact or event reasonably causes the Banks to be concerned about the operation of such business, Apria will provide, at its sole cost and expense (or will cause another Borrower to provide at its sole cost and expense), a compliance report assessing the operations compliance with Environmental Laws of Apria or its Material Subsidiaries. Such compliance report is to be prepared by an environmental consulting firm reasonably acceptable to the Administrative and Collateral Agent. If any such report is not provided within 60 days of its request, the


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
Administrative and Collateral Agent may order the same, and Apria hereby grants to the Administrative and Collateral Agent and the Banks and their agents such access to such Real Property as necessary, and specifically grants the Administrative and Collateral Agent and the Banks an irrevocable, non-exclusive license, to undertake such an assessment all at the Borrowers' expense.

         9.7 ERISA. As soon as possible and, in any event, within ten Business Days after Apria or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Apria will deliver to each of the Banks a certificate of the chief financial officer of Apria setting forth details as to such occurrence and the action, if any, which Apria, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Apria, the Subsidiary, the ERISA Affiliate, the PBGC or the Plan administrator with respect thereto: that Apria, any of its Subsidiaries or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under
Section 412(n), 4971 or 4975 of the Code or Section 409 or 502(i) or 502(1) of ERISA. Notwithstanding the foregoing, Apria will give the Banks at least ten days' prior written notice of any contribution failure with respect to any Plan that is sufficient to give rise to a Lien under Section 412(n) of the Code. Apria will deliver to each of the Banks a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence of this Section 9.7, copies of annual reports and any notices received by Apria or any of its Subsidiaries or any ERISA Affiliate from any Governmental Authority with respect to any Plan shall be delivered to the Banks no later than ten Business Days after the later of the date such report or notice has been filed with the Internal Revenue Service or received by Apria or the Subsidiary or the ERISA Affiliate. Apria shall not nor shall any of its Subsidiaries sponsor any defined benefit plan (as defined in Section 3(35) of ERISA) which has an "amount of unfunded benefit liabilities" (as defined in
Section 4001(a)(18) of ERISA) that exceeds $5,000,000.

         9.8 End of Fiscal Years; Fiscal Quarters. Apria will cause its, and each of its Subsidiaries', fiscal years to end on December 31, and each of its, and each of its Subsidiaries', first three fiscal quarters to end on March 31, June 30 and September 30.

         9.9 Performance of Obligations. Apria will, and will cause each of its Material Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not reasonably be expected to in the aggregate have a Material Adverse Effect.

         9.10 Payment of Taxes. Apria will pay and discharge, and will cause each of its Material Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Apria or any of its Material Subsidiaries; provided that neither Apria nor any of its Material Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper


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
proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

         9.11 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 8.8.

         9.12 Intellectual Property Rights. Apria will, and will cause each of its Material Subsidiaries to, maintain in full force and effect all Intellectual Property rights necessary or appropriate to the business of Apria or any Material Subsidiary of Apria and take no action (including, without limitation, the licensing of Intellectual Property), or fail to take an action as the case may be, in connection with such Intellectual Property rights which would result in a Material Adverse Effect. Apria will, and will cause each of its Material Subsidiaries to, diligently prosecute all material pending applications filed in connection with seeking or seeking to perfect the Intellectual Property rights and take all other reasonable actions necessary for the protection and maintenance of the Intellectual Property rights necessary or appropriate to the business of Apria or any Material Subsidiary of Apria at all times from and after the Effective Date.

         9.13 Permitted Transactions.

         (a) So long as no Default or Event of Default has occurred and is continuing or would result therefrom and Apria has given the Agents and the Banks at least ten days' prior notice thereof, Apria may from time to time after the Effective Date (x) effect Subsidiary Reorganizations and (y), subject to the remaining provisions of this Section 9.13 and the requirements contained in the definition of Permitted Acquisition or Permitted Investment, as the case may be, Apria may from time to time after the Effective Date, effect Permitted Transactions; provided that:

                  (i) with respect to all Permitted Transactions (other than Subsidiary Reorganizations) agreed to (whether by letter of intent or the execution of definitive documentation) prior to the issuance of the Senior Subordinated Convertible Debentures, the sum (without duplication) of (I) cash paid by Apria in connection with such Permitted Transactions, (II) the Fair Market Value of Apria Common Stock issued in connection with such Permitted Transactions and (III) the amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of all Permitted Debt incurred, assumed or acquired in all such Permitted Transactions, shall not exceed the sum of $6,000,000 (the "Initial Acquisition Cap") and the aggregate amount of the Pre-Approved Acquisitions consummated by the Borrowers; provided, that the sum of the Initial Acquisition Cap and the consummated Pre-Approved Acquisitions shall not exceed $12,000,000 and in the event that the consummated Pre-Approved Acquisitions exceed $6,000,000, such amounts shall be applied against the Initial Acquisition Cap;

                  (ii) with respect to all Permitted Transactions (other than Subsidiary Reorganizations) after the issuance of the Senior Subordinated Convertible Debentures, the sum (without duplication) of
         (I) cash paid by Apria in connection with such Permitted Transactions,
         (II) the Fair Market Value of Apria Common Stock issued in connection with such Permitted Transactions and (III) the amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of all Permitted Debt incurred, assumed or acquired in all such Permitted Transactions, shall not exceed the sum of $50,000,000 in the aggregate, plus, any amounts not utilized in the Initial Acquisition Cap (the "Acquisition Cap"); provided, that (x) for the fiscal year 1999, the Acquisition Cap shall be reduced on a dollar for dollar basis by the amount of any Unusual Cash Expenses incurred by the Borrowers and paid in fiscal year 1999;

                  (iii) if as of the end of any four consecutive fiscal quarters the Borrowers' Consolidated Funded Indebtedness to Consolidated EBITDA Ratio falls below 3.0 to 1 then, with respect to Permitted Transactions consummated over the twelve month period (the "Bonus Period") immediately following such four fiscal quarter period, the Borrowers shall be entitled to engage in Permitted Transactions in addition to the Acquisition Cap provided that (I) cash paid by Apria in connection with such additional Permitted Transactions, (II) the Fair Market Value of Apria Common Stock issued in connection with such additional Permitted Transactions and (III) the amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of all Permitted Debt incurred, assumed or acquired in all such additional Permitted Transactions, shall not exceed the sum of $15,000,000 over such twelve month period (the "Bonus Acquisition Basket"), with an additional Bonus Period and Bonus Acquisition Basket of $15,000,000 to commence and apply on each anniversary of the commencement of the initial Bonus Period if the Borrowers' Consolidated Funded Indebtedness to Consolidated EBITDA Ratio for the four fiscal quarters prior to such anniversary, remains below 3.0 to 1; provided, that (i) if at any time during a Bonus Period the Borrowers' Funded Indebtedness to Consolidated EBITDA Ratio equals or exceeds 3.0 to 1 any portion of the Bonus Acquisition Basket for such Bonus Period not used by such date shall be suspended and shall only be reinstated if the Consolidated Funded Indebtedness to Consolidated EBITDA Ratio falls below 3.0 to 1 within such Bonus Period; (ii) any portion of the Bonus Acquisition Basket which is not utilized during the applicable Bonus Period shall cease to be available to the Borrowers and shall not apply to any subsequent period and (iii) any Permitted Transactions consummated during a Bonus Period shall be applied first to the Bonus Acquisition Basket, if available, and second to the Acquisition Cap;

                  (iv) with respect to all Permitted Transactions (other than Subsidiary Reorganizations), the aggregate amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of Permitted Debt incurred, assumed or acquired in connection with all Permitted Transactions shall not exceed $30,000,000;

                  (v) with respect to each Permitted Transaction (other than Subsidiary Reorganizations), the sum (without duplication) of (I) cash paid by Apria in connection with such Permitted Transactions, (II) the Fair Market Value of Apria Common Stock issued in connection with such Permitted Transactions and (III) the amount (determined by using the face amount of the debt or the amount payable at maturity, whichever is greater) of all Permitted Debt incurred, assumed or acquired in all such Permitted Transactions, shall not exceed $25,000,000;

                  (vi) with respect to each Permitted Acquisition, the EBITDA of the Permitted Acquired Business for the period of four consecutive fiscal quarters (taken as one accounting period) last ended prior to the date of such Permitted Acquisition (the "Calculation Period") on a pro forma basis shall be greater than zero; and

                  (vii) with respect to each Permitted Transaction (other than Subsidiary Reorganizations), (I) no Event of Default is in existence at the proposed time of the consummation of such Permitted Transaction or would exist after giving effect thereto and (II) Apria shall have given the Administrative and Collateral Agent and the Banks at least ten days' prior notice of such Permitted Transaction; provided, however, that in the event the aggregate consideration of such Permitted Transaction (calculated pursuant to Section 9.13(a)(i)) (i) is less than $5,000,000, Apria shall only be required to provide the notice referred to above promptly upon completion of such Permitted Transaction, rather than in advance thereof, and (ii) is less than $250,000, Apria shall not be required to provide the notice referred to above.

         (b) At the time of each Permitted Transaction (other than a Subsidiary Reorganization) involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other equity interest of any Person, all capital stock or other interest thereof created or acquired in connection with such Permitted Transaction shall be directly or indirectly owned by Apria.

         (c) Within five (5) Business Days following each such respective Permitted Acquisition, Apria shall cause each Material Subsidiary which is formed to effect such Permitted Acquisition, or is acquired pursuant to a Permitted Acquisition, to execute and deliver a Joinder Agreement and the Guaranty (by an amendment thereto pursuant to which it becomes a party thereto) or a substantially similar guaranty, in either case with the documentation to be in form and substance satisfactory to, the Administrative and Collateral Agent; provided that in the case of foreign Subsidiaries, such joinder shall require the consent of the Administrative and Collateral Agent.

         (d) Notwithstanding anything to the contrary contained above, no Permitted Transaction (other than Subsidiary Reorganizations) may be effected unless:

                  (w) recalculations are made by Apria of compliance with the covenants contained in Sections 10.9 through 10.10, inclusive, for the period of four consecutive fiscal quarters most recently ended prior to the date of such Permitted Transaction, on a pro forma basis as if the respective Permitted Transaction had occurred on the first day of such period, and shall show that all such covenants would have been complied with if the Permitted Transaction had occurred on the first day of such period and in the case of such Permitted Transaction (calculated pursuant to Section 9.13(a)(i)) is in excess of $5,000,000, such recalculations shall be subject to the reasonable satisfaction of the Administrative and Collateral Agent prior to the consummation of such Permitted Acquisition;

                  (x) Apria in good faith believes that the financial covenants contained in such Sections 10.9 through 10.10, inclusive, will continue to be met for the one year period following the date of the consummation of the respective Permitted Transaction;

                  (y) all amounts reasonably expected by Apria to come due within ten years after the date of the respective Permitted Transaction in respect of all contingent liabilities being assumed or acquired as a result of the respective Permitted Transaction shall not exceed the amount of cash and, in the case of a Permitted Acquisition, the face amount of all Permitted Debt assumed, incurred or acquired, in connection with the respective Permitted Transaction; and

                  (z) prior to the consummation of the respective Permitted Transaction, Apria shall furnish the Administrative and Collateral Agent and the Banks with an officer's certificate executed by the chief financial officer of Apria, certifying to the best of his or her knowledge as to compliance with the requirements of preceding clauses
         (w), (x) and (y) and Section 9.13(a), and containing the pro forma calculations required by preceding clause (w) in the case of a Permitted Transaction where the aggregate consideration of such Permitted Transaction (calculated pursuant to Section 9.13(a)(i) is in excess of $5,000,000.

     (e) The consummation of each Permitted Transaction shall be deemed to be a representation and warranty by Apria that all conditions thereto have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes under this Agreement, including, without limitation, Sections 7 and 11.

         9.14 Agent for Service of Process. Apria hereby irrevocably accepts its appointment as agent for all of the Credit Parties and agrees that it (i) shall inform the Administrative and Collateral Agent promptly in writing of any change of its address in the State of California; (ii) shall notify the Administrative and Collateral Agent of any termination of any of the agency relationships created by Section 13.9 and (iii) shall perform its obligations as such agent in accordance with the provisions of Section 13.9. Apria, as process agent, and its successor or successors agrees to discharge the above-mentioned obligations and will not refuse fulfillment of such obligations under Section 13.9. Apria agrees that it will maintain an office in the State of California.

         9.15 Senior Subordinated Convertible Debentures. The Borrowers shall diligently pursue the issuance of the Senior Subordinated Convertible Debentures and on or prior to February 28, 1999, the Borrowers shall issue the Senior Subordinated Convertible Debentures in an aggregate principal amount of at least $50,000,000, with no original issue discount thereon, on terms and conditions, including subordination provisions, satisfactory to the Required Banks and the Administrative and Collateral Agent and 100% of the Net Indebtedness Proceeds of such issuance shall be used contemporaneously to permanently repay the Term Loans pursuant to Section 5.2(a).

         9.16 Deposit Accounts. The Borrowers shall (i) maintain 100% of their investment accounts with the Administrative and Collateral Agent, the minimum balance of which prior to the Trigger Date shall not be less than $35,000,000,
(ii) transfer the accounts listed on Schedule XV to accounts maintained with the Administrative and Collateral Agent, (iii) take such steps as reasonably requested by the Administrative and Collateral Agent to perfect the Administrative and Collateral Agent's security interest in all of the Borrowers' material deposit accounts, material operating accounts and other material accounts of similar nature not maintained with the Administrative and Collateral Agent and (iv) take all actions necessary to cause all material accounts of the Borrowers (including but not limited to any deposit accounts and operating accounts) not maintained with the Administrative and Collateral Agent to be subject to mandatory daily cash sweeps transferring all collected amounts in excess of $250 held in each such account to a centralized account with a national or regionally prominent bank, with the proceeds in such centralized account transferred to an account maintained with and subject to the lien of the Administrative and Collateral Agent on the next Business Day.

         9.17 Year 2000 Compliance. Each of the Borrowers will promptly notify the Administrative and Collateral Agent in the event such Borrower is made aware of or determines that any computer application that is material to the business or operation of the Borrowers and its Subsidiaries taken as a whole will not be able to resolve the Year 2000 Problem on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

         Section 10. Negative Covenants. The Borrowers hereby covenant that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred under this Agreement and thereunder, are paid in full:

         10.1 Liens.

         (a) Apria will not, and will not permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible, including the stock of any Material Subsidiaries) of Apria or any of its Material Subsidiaries, whether now owned or hereafter acquired, or sell, assign, transfer or otherwise dispose of any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to Apria or any of its Material Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.1 shall not prevent Apria or any of its Material Subsidiaries from creating, incurring, assuming or permitting the existence of the following (liens described below are in this Agreement referred to as "Permitted Liens"):

              (i) inchoate Liens with respect to Apria or any of its Material Subsidiaries for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

              (ii) Liens in respect of property or assets of Apria or any of its Material Subsidiaries imposed by law, which were incurred in the Ordinary Course of Business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, mechanics' and landlords' liens and other similar liens arising in the Ordinary Course of Business, and (x) which do not in the aggregate materially detract from the value of Apria's or any of its Material Subsidiaries' property or assets or materially impair the use thereof in the operation of the business of Apria or its Material Subsidiaries taken as a whole or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

              (iii) Liens of Apria or its Material Subsidiaries in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule X, but only to the respective date, if any, set forth in such Schedule X for the removal and termination of any such Liens;

              (iv) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances on the property of Apria or any of its Material Subsidiaries arising in the Ordinary Course of Business and not materially interfering with the conduct of the business of Apria or any of its Material Subsidiaries taken as a whole;

              (v) Liens on property of Apria and its Material Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.5(c); provided that such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of Apria or any of its Material Subsidiaries;

              (vi) Liens (other than any Lien imposed by ERISA) on property of Apria or any of its Material Subsidiaries incurred or deposits made in the Ordinary Course of Business in connection with (x) workers' compensation, unemployment insurance and other types of social security or (y) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided that the aggregate amount of cash and the fair market value of the property encumbered by Liens described in this clause (vi) shall not exceed $3,000,000;

              (vii) Liens placed upon equipment, machinery or Real Property used in the Ordinary Course of Business of Apria or any of its Material Subsidiaries at the time of purchase thereof by Apria or any of its Material Subsidiaries to secure Indebtedness incurred to pay all or a portion of the purchase price thereof, provided that (x) the aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (vii) does not exceed at any one time outstanding $30,000,000 and (y) in all events, the Lien encumbering the equipment, machinery or Real Property so acquired does not encumber any other asset of Apria or any of its Material Subsidiaries;

              (viii) any interest or title of a lessor or sublessor under any lease of Apria or its Material Subsidiaries permitted by this Agreement;

              (ix) any attachment or judgment Lien not constituting an Event of Default under Section 11.8;

              (x) Liens arising from precautionary UCC-1 financing statement filings regarding operating leases;

              (xi) Liens encumbering property or assets of any Subsidiary (but not on the capital stock of such Subsidiary) acquired pursuant to, or newly formed by Apria in order to make, a Permitted Acquisition and securing Permitted Debt related thereto; provided that such Lien does not encumber any assets or properties of Apria or any Material Subsidiary other than the assets or properties of such Material Subsidiary acquired pursuant to the Permitted Acquisition; and

              (xii) Liens created pursuant to the Security Documents.

         10.2 Consolidation, Merger, Purchase or Sale of Assets, etc. Apria will not, and will not permit any of its Material Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions by Apria or any of its Material Subsidiaries of inventory, materials and equipment in the Ordinary Course of Business) of any Person, except that:

                  (i) Capital Expenditures by Apria and its Subsidiaries shall be permitted to the extent not in violation of Section 10.8;

                  (ii) each of Apria and its Subsidiaries may (A) in the Ordinary Course of Business, sell assets which, in the reasonable judgment of Apria have become obsolete, worn out or uneconomic, the proceeds of which are applied in accordance with Section 5.2(a)(C), or are used, or irrevocably committed, to purchase replacement equipment within 60 days from the date of such sale so long as the aggregate amount of Net Sale Proceeds from all such sales in the Ordinary Course of Business in any one fiscal year do not exceed $20,000,000, and (B) outside the Ordinary Course of Business sell assets, so long as the aggregate amount of Net Sale Proceeds from all such sales outside the Ordinary Course of Business in any one fiscal year do not exceed $15,000,000;

                  (iii) each of Apria and its Subsidiaries may lease (as lessee) real or personal property to the extent permitted by Section 10.8;

                  (iv) each of Apria and its Subsidiaries may make sales of inventory and Rental Equipment in the Ordinary Course of Business;

                  (v) any Subsidiary of Apria may transfer inventory and Rental Equipment to Apria or to another Material Subsidiary of Apria;

                  (vi) investments may be made to the extent permitted by
         Section 10.6;

                  (vii) Apria may effect Permitted Transactions in accordance with the requirements of Section 9.13; and

                  (viii) the Borrowers may transfer assets to each other.

         10.3 Dividends. Apria will not, nor permit any of its Subsidiaries to, declare or pay any Dividends except that any Subsidiary of Apria may pay Dividends to Apria or any Wholly-Owned Subsidiary of Apria.

         10.4 Limitation on Creation of Subsidiaries. Apria will not, and will not permit any of its Subsidiaries to, establish, create or acquire any new Subsidiary, except Apria and its Subsidiaries may acquire or form Subsidiaries in connection with Permitted Acquisitions or a Subsidiary Reorganization to the extent otherwise permitted by this Agreement.

         10.5 Indebtedness. Apria will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

         (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

         (b) Indebtedness of Apria under any Interest Rate Protection Agreement, in a notional amount for all such agreements not to exceed the Total Commitments;

         (c) Indebtedness of Apria and its Subsidiaries evidenced by Capitalized Lease Obligations to the extent permitted pursuant to Section 10.8; provided that the aggregate amount of Indebtedness evidenced by Capitalized Lease Obligations under all Capital Leases outstanding under this clause (d) shall not at any time exceed $40,000,000;

         (d) Existing Indebtedness of Apria listed on Schedule VIII, provided that no refinancings or renewals of such Indebtedness shall be permitted;

         (e) Indebtedness of Apria which constitutes Permitted Debt in accordance with the requirements of Section 9.13;

         (f) Indebtedness in amounts, and subject to Liens, permitted under
Section 10.1(a)(vii);

         (g) purchase price adjustments and customary indemnification by Apria and its Subsidiaries incurred in connection with Permitted Transactions in accordance with the requirements of Section 9.13;

         (h) Indebtedness of Apria in respect of Additional Permitted Subordinated Indebtedness; provided that notwithstanding anything to the contrary contained in Section 5.2 of the Credit Agreement, 100% of the Net Indebtedness Proceeds from any incurrence of Additional Permitted Subordinated Indebtedness shall be applied as a mandatory repayment of principal of the then outstanding Loans pursuant to Section 5.2(a)(B) and shall reduce the Total Revolving Commitment in accordance with the provisions of Section 4.3(b);

         (i) the Senior Subordinated Notes and any refinancing of the Senior Subordinated Notes having a maturity of not less than five years and no scheduled amortization and containing other terms, including subordination provisions, acceptable to the Agents;

         (j) any Borrower may incur Indebtedness to any other Borrower, provided that any such Indebtedness is subordinated in right of payment to the Obligations pursuant to terms and documentation reasonably acceptable to the Agents; and

         (k) Apria and its Subsidiaries may incur Indebtedness consisting of guaranties of Indebtedness permitted under this Agreement.

In addition, Apria will not, and will not permit any of its Subsidiaries to, enter into any agreement evidencing Indebtedness, the terms of which are more restrictive, in any material respect, as determined by the Administrative and Collateral Agent, than the terms and conditions of the Credit Documents.

         10.6 Advances, Investments and Loans. Apria will not, and will not permit any of its Subsidiaries to, directly or indirectly lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that the following shall be permitted:

              (i) Apria and its Material Subsidiaries may acquire and hold receivables owing to any of them, if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary terms;

              (ii) Apria and its Subsidiaries may hold cash and Cash Equivalents in any amount for any purpose;

              (iii) Apria or any of its Subsidiaries may make or maintain travel, relocation and other expense advances to employees for business related activities of Apria or any of its Subsidiaries in the Ordinary Course of Business and consistent with past practice and not exceeding $3,000,000 in aggregate principal amount at any one time outstanding;

              (iv) Apria and its Subsidiaries may effect Permitted Transactions in accordance with the requirements of Section 9.13;

              (v) Apria and its Subsidiaries may enter into Interest Rate Protection Agreements, in a notional amount for all such agreements not to exceed the Total Commitments;

              (vi) Apria and its Subsidiaries may make Capital Expenditures to the extent permitted by Section 10.8;

              (vii) Apria and its Subsidiaries may extend credit to management of Apria or its Material Subsidiaries to permit such management to exercise options issued or granted pursuant to stock option plans relating to Apria's common stock; provided that no cash or other asset may be disbursed, except for cash disbursed for the purpose of paying taxes of such Persons incurred in connection with the exercise of such stock options;

              (viii) Apria and its Subsidiaries may (x) make cash investments in Persons (other than individuals and Governmental Authorities) which cash investments shall not exceed in the aggregate in any period of four consecutive fiscal quarters, when added to any other Capital Expenditures made during such period and any advances or loans made pursuant to Section 10.6(viii)(y), the aggregate amount of Capital Expenditures permitted for such period pursuant to Section 10.8, so long as Apria or one of its Material Subsidiaries shall have entered into management agreements or similar agreements with such Person providing for the management of such Person by Apria or such Material Subsidiary and so long as Apria or such Material Subsidiary shall always have at least a 50% interest in such Person, and (y) make advances or loans to individuals to finance the development of new technology which advances and loans shall not exceed $20,000,000 in the aggregate at any one time outstanding and shall not exceed in the aggregate, in any period of four consecutive fiscal quarters, when added to any other Capital Expenditures made during such period and any cash investments made pursuant to Section 10.6(viii)(x), the aggregate amount of Capital Expenditures permitted for such period pursuant to
         Section 10.8;

                  (ix) the Borrowers may effect Subsidiary Reorganizations; and

                  (x) any Borrower may invest in Indebtedness of any other Borrower, provided that any such Indebtedness is subordinated in right of payment to the Obligations pursuant to terms and documentation reasonably acceptable to the Agents.

         10.7 Transactions with Affiliates. Apria will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the Ordinary Course of Business, with any Affiliate, other than (i) the Registration Rights Agreement, dated as of November 3, 1998 between Apria Healthcare Group Inc., and each of the "Investors" signatory thereto, and the Standby Purchase Agreement, dated as of November 3, 1998 between Relational Investors, LLC (on behalf of the entities named therein) and Apria and (ii) a Subsidiary Reorganization, transactions among Apria and the Guarantors, and transactions by Apria or any of its Subsidiaries in the Ordinary Course of Business and on terms and conditions substantially as favorable to Apria or such Subsidiary, as the case may be, as would be obtainable by Apria or such Subsidiary, as the case may be, at that time in a comparable arm's-length transaction with a Person other than an Affiliate, except that (i) Apria may pay customary fees to its directors and
(ii) the transfers of Rental Equipment and inventory by Subsidiaries of Apria to Apria and other Subsidiaries of Apria shall be permitted in accordance with
Section 10.2(v). Without limiting the foregoing, in no event shall any management or similar fees (other than investment banking fees) be paid by Apria or any of its Subsidiaries to any Person other than Apria.

         10.8 Capital Expenditures. Commencing with the Effective Date and continuing through December 31, 1998, Apria will not make or permit its Subsidiaries to make any Capital Expenditures in excess of $25,000,000 in the aggregate. Thereafter, Apria will not, for any period of four consecutive fiscal quarters, make or permit its Subsidiaries to make any Capital Expenditures in an amount such that the fraction (expressed as a percentage), the numerator of which is the amount of such Capital Expenditures for such period plus any investments permitted under Section 10.6(viii) during such period, but excluding expenditures made in connection with Permitted Transactions made in compliance with Section 9.13 during such period, and the denominator of which is the amount of consolidated net revenues for Apria and its Subsidiaries for such period, would be greater than 8%.

         10.9 Fixed Charge Coverage Ratio. Apria will not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter set forth below to be less than the corresponding ratio set forth below opposite such date:

Periods                                                           Ratio
-------                                                           -----
September 30, 1998 through December 31, 1998                      1.50 to 1
March 31, 1999 through December 31, 1999                          1.45 to 1
Thereafter                                                        1.55 to 1


; provided that, solely for the purpose of determining compliance with this
Section 10.9, the calculation of the Fixed Charge Coverage Ratio shall be made without giving effect to the 1997 Fourth Quarter Charges and Reserves, the 1998 Third Quarter Charges and Reserves and up to $17,500,00 of the Borrowers' Unusual Cash Expenses, if applicable.

         10.10 Consolidated Funded Indebtedness to Consolidated EBITDA. Apria will not permit the Consolidated Funded Indebtedness to Consolidated EBITDA Ratio at the end of any fiscal quarter set forth below to be greater than the corresponding ratio set forth below, opposite such date:

Fiscal Quarter End                                      Ratio
------------------                                      -----
September 30, 1998                                      4.00 to 1

December 31, 1998                                       4.15 to 1

March 31, 1999                                          4.60 to 1

June 30, 1999                                           4.60 to 1

September 30, 1999                                      4.60 to 1

December 31, 1999                                       4.20 to 1

March 31, 2000                                          3.90 to 1

June 30, 2000                                           3.70 to 1

September 30, 2000                                      3.50 to 1

December 31, 2000                                       3.40 to 1

March 31, 2001                                          3.25 to 1

June 30, 2001                                           3.00 to 1

; provided that, solely for the purpose of determining compliance with this
Section 10.10, the calculation of the Consolidated Funded Indebtedness to Consolidated EBITDA Ratio shall be made without giving effect to the 1997 Fourth Quarter Charges and Reserves, the 1998 Third Quarter Charges and Reserves and up to $17,500,000 of the Borrowers' Unusual Cash Expenses, if applicable.

         10.11 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. Apria will not, and will not permit any of its Subsidiaries to:

              (i) make (or give any notice in respect of) any voluntary or optional payment or prepayment of or redemption (including pursuant to any change of control provision) or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) (i) any Additional Permitted Subordinated Indebtedness, (ii) any Existing Indebtedness the aggregate amount outstanding of which exceeded $100,000 on the Effective Date (including, without limitation, the Senior Subordinated Notes; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Apria may refinance the Senior Subordinated Notes in their entirety pursuant to
         Section 10.5(i) and (iii) any Indebtedness incurred to refinance the Senior Subordinated Notes;

              (ii) amend or modify, or permit the amendment or modification of, any provision of Existing Indebtedness (including, without limitation, the Senior Subordinated Notes) the aggregate amount outstanding of which exceeded $100,000 on the Effective Date; provided, however, that Apria may, and may permit its Subsidiaries to, agree to immaterial amendments or modifications to Existing Indebtedness which do not (x) increase the amount of, or change (other than defer) the date for payment of, or increase any rate with respect to, any payment or sinking fund provisions, (y) change (other than defer or reduce) any redemption, interest rate or amortization thereunder or (z) change any remedial, default or subordination provisions thereof;

              (iii) amend, modify or change its Certificate of Incorporation, Bylaws or any other agreement entered into by it with respect to its capital stock in any manner that would materially adversely affect any Bank;

              (iv) enter into any new agreement with respect to its capital stock (other than as part of a Subsidiary Reorganization and other than a new Employee Benefit Plan or Employment Agreement to the extent permitted pursuant to clause (vi) below);

              (v) amend, modify or change in any material respect, or enter into any new, Shareholders' Agreement, Management Agreement or Tax Sharing Agreement;

              (vi) amend, modify or change, or enter into any new Employee Benefit Plan or Employment Agreement except in the case of this clause
         (vi) if the aggregate cost to Apria and its Subsidiaries as a result of such amendments, modifications, changes and new agreements are not reasonably likely to have a Material Adverse Effect; or

              (vii) after the Effective Date, enter into any agreement, other than this Agreement, which prohibits Apria or any of its Subsidiaries from encumbering any of their respective assets.

         10.12 Limitation on Certain Restrictions on Subsidiaries. Apria will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Apria to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Apria or any Material Subsidiary of Apria, or pay any Indebtedness owed to Apria or a Material Subsidiary of Apria, (b) make loans or advances to Apria or any of Apria's Subsidiaries or (c) transfer any of its properties or assets to Apria, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents and (iii) customary provisions restricting subletting or assignments of any lease governing a leasehold interest of Apria or a Subsidiary of Apria.

         10.13 Business. Apria will not, and will not permit any of its Material Subsidiaries, to engage (directly or indirectly) in any business other than in the Ordinary Course of Business.

         Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

         11.1 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for two or more Business Days, in the payment when due of any interest on any Loan or Note or Unpaid Drawing, or any Fees or any other amounts owing by it under this Agreement or under such Loan or Note or in connection with any Unpaid Drawing; or

         11.2 Representations, etc. Any representation, warranty or statement made by Apria or any of its Material Subsidiaries in this Agreement or in any other Credit Document or in any certificate delivered pursuant to this Agreement or to any other Credit Document shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         11.3 Covenants. Any Credit Party shall (i) default in the due performance or observance of any term, covenant or agreement contained in
Section 9.1(e)(i), 9.8, 9.11, 9.13, 9.14, 9.16, 10 or 13.8 or (ii) default in the due performance or observance of any other term, covenant or agreement contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of 30 days after written notice to the Borrowers by the Administrative and Collateral Agent or any Bank; or

         11.4 Default Under Other Agreements. Apria or any of its Material Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Indebtedness referred to in Section 11.1) beyond the period of grace (not to exceed ten days), if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Indebtedness referred to in Section 11.1) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders


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of such Indebtedness (or a trustee or agent on behalf of such holder or holders)
to cause (determined without regard to whether any notice is required), any Indebtedness to become due prior to its stated maturity, or (iii) any Indebtedness (other than the Indebtedness referred to in Section 11.1) of Apria or any of its Material Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 11.4 unless the aggregate principal amount of all Indebtedness as to which a default described in the preceding clauses (i) through (iii) inclusive exists is at least $2,500,000; or

         11.5 Bankruptcy, etc. Apria or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Apria or any of its Material Subsidiaries and the petition is not controverted within ten days, or is not dismissed or discharged, within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Apria or any of its Material Subsidiaries, or Apria or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect relating to Apria or any of its Material Subsidiaries, or there is commenced against Apria or any of its Material Subsidiaries any such proceeding which remains undismissed or undischarged for a period of 60 days, or Apria or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Apria or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Apria or any of its Material Subsidiaries makes a general assignment for the benefit of creditors, or any corporate action is taken by Apria or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

         11.6 ERISA. The following conditions described in (a), (b) and (c) shall all occur: (a) Apria or any Subsidiary of Apria has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); and (b) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which Lien, security interest or liability, in the opinion of the Required Banks, could reasonably be expected to have a Material Adverse Effect; or



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         11.7 Guaranty. At any time after the execution and delivery of the
Guaranty, the Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting by or on behalf of any Guarantor shall attempt to deny or disaffirm such Guarantor's obligations under the Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

         11.8 Judgments. One or more judgments or decrees shall be entered against Apria or any of its Material Subsidiaries involving in the aggregate for Apria and its Subsidiaries a liability (not paid or fully covered by a reputable insurance company which has accepted full liability in writing) of $2,500,000 or more and all such judgments or decrees shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

         11.9 Ownership. There shall be a Change in Control or Apria shall cease, directly or indirectly, to own free and clear of all Liens 100% of the outstanding capital stock of each other Borrower, unless any such Person ceases to exist in accordance with clause (iii) of the definition of Subsidiary Reorganization; or

         11.10 Security Documents. Except for an expiration in accordance with its terms, any Security Document shall be terminated or shall cease to be in full force and effect, for whatever reason, or any of the Credit Parties shall attempt to revoke any Security Document; or

         11.11 Senior Subordinated Convertible Debentures. Any Credit Party shall default in the due performance or observance of Section 9.15 or the issuance of the Senior Subordinated Convertible Debentures shall otherwise be suspended or terminated (other than a temporary suspension as a result of fluctuating market conditions; provided, that any such suspensions do not in exceed 14 days in the aggregate and do not extend past February 28, 1999).

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative and Collateral Agent, upon the written request of the Required Banks, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative and Collateral Agent, any Bank or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative and Collateral Agent to the Borrowers as specified in clauses (i) and (ii) below shall occur, automatically without the giving of any such notice): (i) declare the Total Revolving Loan Commitment terminated, whereupon all Revolving Loan Commitments of each Bank shall forthwith terminate immediately and any Revolving Loan Commitment Fee and other Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing under this Agreement and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrowers they will pay) to the


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Administrative and Collateral Agent, as collateral agent, at the Payment Office, such additional amount of cash, to be held as security by the Administrative and Collateral Agent in a cash collateral account, as is equal to the aggregate Stated Amount of all Letters of Credit issued for account of the Borrowers and then outstanding; and (v) enforce, as collateral agent, any Liens pursuant to any Security Document with respect to any Collateral or with respect to any cash collateral account referenced in clause (iv).

         Section 12. The Agents.

         12.1 Appointment and Authorization. Each Bank hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Agents shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Agents have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Agents. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to an Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         12.2 Delegation of Duties. Any Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in good faith.

         12.3 Liabilities of Agents. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct),
(b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Borrowers or any Subsidiaries or Affiliates of the Borrowers or any officer thereof, contained in this Agreement or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or for any failure of the Borrowers or any other party to any Credit Document to perform its obligations under this Agreement or under such Credit Document, (c) be required to initiate or conduct any litigation or collection proceedings under any Credit Document (except to the extent directed to do so by the Required Banks in accordance with Section 12.5), or (d) be responsible for any action taken or omitted to be taken by it under any Credit Document or under any other document or instrument referred to or provided for in any Credit Document or in connection with any Credit Document, except for

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its own gross negligence or willful misconduct. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrowers or any of the Borrowers' Subsidiaries or Affiliates.

         12.4 Reliance by Agents. Any Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. Except for action expressly required of such Agent under the Credit Documents, each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         12.5 Notice of Default. The Administrative and Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative and Collateral Agent for the account of the Banks, unless the Administrative and Collateral Agent shall have received written notice from a Bank or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Syndication Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it shall have received written notice from a Bank or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." Each such Agent will notify the Banks of its receipt of any such notice. The Administrative and Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Section 11; provided, however, that unless and until such Agent has received any such request, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         12.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent- Related Person to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and their Subsidiaries, and all applicable bank


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regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers under this Agreement. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required in this Agreement to be furnished to the Banks by the Agents, the Agents shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of any of the Agent-Related Persons.

         12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Matters; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Matters resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse each Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorney's fees and disbursements) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to in this Agreement, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section 12.7 shall survive the payment of all Obligations under this Agreement and the resignation or replacement of such Agent.

         12.8 Agents in Individual Capacity. BofA and its Affiliates (and any successor acting as Administrative and Collateral Agent) and NationsBank and its Affiliates (and any successor acting as Syndication Agent) may, without notice to or consent from the Banks, make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their Subsidiaries and Affiliates as though BofA or NationsBank, as applicable, were not an Agent under this Agreement and may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates or NationsBank or its Affiliates may receive information regarding the Borrowers or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliates) and acknowledge that the Agents shall be under no obligation to provide such information to them. With respect to its Commitments and Loans, BofA and NationsBank shall have the same rights, privileges and powers under this Agreement as any other Bank and may exercise the same as though each were not an Agent, and the terms "Bank" and "Banks" include BofA and NationsBank in their respective individual capacities.


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         12.9 Successor Agents. Each Agent may, and at the request of the
Required Banks shall, resign as such Agent upon 30 days' notice to the Banks. If any Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, on behalf of the Banks and after consulting with the Banks and the Borrowers, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent, such successor agent shall succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent (and the term "Administrative and Collateral Agent" or "Syndication Agent," as applicable, shall mean such successor agent) and the retiring Agent's appointment, powers, privileges, duties and obligations as such Agent shall be terminated. After any retiring Agent's resignation under this Agreement as such Agent, the provisions of this Section 12, including Sections
12.6 and 12.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement. If no successor agent has accepted appointment as such Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of such Agent until such time, if any, as the Required Banks appoint a successor agent as provided for above.

         12.10 The Co-Arrangers. The Co-Arrangers are so named for recognition purposes only, and, except for their rights, duties and obligations as Banks, shall, as a result of such recognition, incur no other rights, duties or obligations with this Agreement.

         12.11 The Co-Agents. Any Bank identified on the signature pages of this Agreement as "co-agent" shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, such Bank shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on such Bank so identified in deciding to enter into this Agreement or in taking or not taking action under this Agreement.

         Section 13. Miscellaneous.

         13.1 Payment of Expenses, etc. The Borrowers jointly and severally agree to: (i) whether or not the transactions contemplated in this Agreement are consummated but subject to the terms of the Fee Letters, pay all reasonable out-of-pocket costs and expenses of the Agents (including, without limitation, the reasonable fees and disbursements of counsel, consultants and financial advisors to the Agents), in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to in this Agreement and in such Credit Documents and any amendment, waiver or consent relating to this Agreement or to such Credit Document, of the Agents in connection with their syndication efforts with respect to this Agreement and of the Agents and each of the Banks in connection with the enforcement (including, without limitation, any fees incurred in connection with a workout or bankruptcy proceeding), of this Agreement and the other Credit Documents and the documents and instruments referred to in this Agreement and in such Credit Documents (including the reasonable fees and disbursements of counsel, including the reasonable allocated cost of internal counsel for the Administrative and Collateral Agent as well as consultant and financial advisor fees); (ii) pay and hold each of the Banks harmless from and against any and all


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present and future recording, stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and
(iii) defend, protect, indemnify and hold harmless the Agents and each Bank, and each of their respective officers, directors, employees, representatives and agents (collectively called the "Indemnitees") from and against any and all liabilities, obligations (including removal or remedial actions), losses, damages (including foreseeable and unforeseeable consequential damages and punitive damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys' and consultants fees and disbursements) of any kind or nature whatsoever that may at any time be incurred by, imposed on or assessed against the Indemnitees directly or indirectly based on, or arising or resulting from, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Bank is a party thereto) related to the entering into or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans under this Agreement or the consummation of any transactions contemplated in this Agreement or in any other Credit Document; (b) the generation, use, treatment, storage, transport or Release of any Hazardous Materials in violation of any Environmental Law relating to Apria or any of its Subsidiaries; (c) any Environmental Claim relating to Apria or any of its Subsidiaries; (d) the exercise of the rights of the Administrative and Collateral Agent and of any Bank under any of the provisions of this Agreement or any other Credit Document or any Letter of Credit or any Loans under this Agreement; or (e) the consummation of any transaction contemplated in this Agreement or in any other Credit Document (the "Indemnified Matters") regardless of when such Indemnified Matter arises, but excluding any such Indemnified Matter based solely on the gross negligence or willful misconduct of any Indemnitee.

         13.2 Right of Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) or any Affiliate thereof to or for the credit or the account of each Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 13.6(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand under this Agreement and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, and any such Affiliate is hereby irrevocably authorized to permit such application or appropriation.

         13.3 Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications provided for under this Agreement shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Borrower, at its address specified opposite its signature below; if to any Bank, at its address specified opposite its name below; and if to the

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Administrative and Collateral Agent, at such other address as shall be designated by such party in a written notice to the other parties to this Agreement and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to Apria and the Administrative and Collateral Agent. All such notices and communications shall, when mailed, telegraphed, telexed, facsimilied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or facsimile device, except that notices and communications to the Administrative and Collateral Agent shall not be effective until received by the Administrative and Collateral Agent.

     13.4     Benefit of Agreement.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties to this Agreement; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest under this Agreement or under any other Credit Document without the prior written consent of the Banks; and provided, further, that although any Bank may transfer, assign or grant participations in its rights under this Agreement, such Bank shall remain a "Bank" for all purposes under this Agreement (and may not transfer or assign all or any portion of its Revolving Loan Commitments or its Term Loans under this Agreement except as provided in Section 13.4(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" under this Agreement; and provided, further, that no Bank shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the Revolving Loan Commitments or Term Loan Commitments in which such participant is participating over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment or Term Loans shall not constitute a change in the terms of any Revolving Loan Commitment or Term Loans, and that an increase in any Revolving Loan Commitment or Term Loan Commitment shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by any Borrower under this Agreement shall be determined as if such Bank had not sold such participation.

     (b) Notwithstanding the foregoing, any Bank may (x) assign all or a portion of its Loans and Revolving Loan Commitments and related outstanding Obligations under this Agreement to one or more Banks or Affiliates of such Banks or (y) assign a portion equal to at least the lesser of (I) the remaining portion of its Loans and the Revolving Loan Commitments under this


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Agreement and (II) $5,000,000 of such Loans and Revolving Loan Commitments and related outstanding Obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement (appropriately completed); provided that: (i) any such assignment shall be for an equal percentage of its Term Loans, Revolving Loans and Revolving Loan Commitments,
(ii) at such time Schedule I shall be deemed modified to reflect the Revolving Loan Commitments and Term Loans of such new Bank and of the existing Banks;
(iii) new Notes will be issued to such new Bank and to the assigning Bank upon the request of such new Bank or assigning Bank, such new Notes to be in conformity with the requirements of Section 2.5 to the extent needed to reflect the revised Loans and Revolving Loan Commitments; (iv) the consent of the Administrative and Collateral Agent and the Issuing Bank shall be required in connection with any assignment (such consent not to be unreasonably withheld); and (v) the Administrative and Collateral Agent shall receive at the time of each such assignment, from the assigning Bank, the payment of a non-refundable assignment fee of $3,000; provided that such fee shall not be required in the case of an assignment from any Bank to any of its Affiliates. To the extent of any assignment pursuant to this Section 13.4(b), the assigning Bank shall be relieved of its obligations under this Agreement with respect to its assigned Loans and Revolving Loan Commitments but shall retain the benefit of all indemnities of the Borrowers with respect to matters arising prior to the date of such assignment which shall survive and inure to the benefit of the assigning Bank.

     (c) Notwithstanding any other provisions of this Agreement, any Bank may assign any of its rights under this Agreement and under the Notes (including the right to payment of principal and interest under this Agreement or under such Notes) to any Federal Reserve Bank.

     (d) Each Bank and each Agent agrees to take normal and reasonable precautions and exercise due care (in the same manner as it exercises for its own affairs) to maintain the confidentiality of all information identified as "confidential" by Apria or any of its Subsidiaries and provided to it by Apria or any of its Subsidiaries, or by the Agents on Apria's or such Subsidiary's behalf, in connection with this Agreement or any other Credit Document; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure in violation of this Section 13.4(d) by such Bank or Agent, or (ii) was or becomes available on a non-confidential basis from a source other than Apria, provided that such source is not bound by a confidentiality agreement with Apria known to such Bank or Agent as the case may be; provided, however, that any Bank or Agent may disclose such information: (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank or Agent is subject or in connection with an examination of such Bank or Agent by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Governmental Rule; (D) in connection with any litigation or proceeding to which any Agent, any Bank or their respective Affiliates may be party; provided that in the case of clause (B), clause (C), in cases other than in connection with an examination of the financial condition of such Bank or Agent, and clause (D), unless such litigation or proceeding is between any Bank or Agent and any Borrower or Guarantor, unless specifically prohibited by applicable law or order, such Bank shall use reasonable efforts to notify Apria or such Subsidiary of any requirement for disclosure; (E) in connection with the exercise of any remedy under this Agreement or under any other Credit Document; and (F) to such Bank's, Agent's or Affiliate's independent auditors, counsel and other professional advisors;

provided that such Person shall acknowledge and agree to be bound by the provisions of this Section 13.4(d). Notwithstanding the foregoing, Apria authorizes each Bank to disclose information to (a) any Affiliate of such Bank or (b) any participant or assignee and to any prospective participant or assignee, such financial and other information in such Bank's possession concerning Apria or its Subsidiaries which has been delivered to the Agents or the Banks pursuant to this Agreement or which has been delivered to the Agents or the Banks by Apria in connection with the Banks' credit evaluation of Apria prior to entering into this Agreement; provided that such participant or assignee or prospective participant or assignee shall acknowledge and agree in writing to be bound by the provisions of this Section 13.4(d) by executing and delivering to such Bank a Confidentiality Agreement substantially in the form of Exhibit J.

     13.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative and Collateral Agent or any Bank or any holder of any Note in exercising any right, power or privilege under this Agreement or under any other Credit Document and no course of dealing between any Borrower and the Administrative and Collateral Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege under this Agreement or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or under such Credit Document. The rights, powers and remedies in this Agreement or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative and Collateral Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative and Collateral Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

     13.6     Payments Pro Rata.

     (a) The Administrative and Collateral Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations under this Agreement, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

     (b) Each of the Banks agrees that, if it should receive any amount under this Agreement (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Revolving Loan Commitment or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Credit Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     (c) Except to the extent otherwise provided in this Agreement: (i) the making, conversion and continuation of Loans of a particular Type shall be made pro rata among the relevant Banks according to the amounts of their respective Loan Percentage (in the case of making of Loans) or their respective Loans (in the case of conversions and continuations of Loans) and the then current Interest Period for each Loan of such Type shall be coterminous; and (ii) each payment on account of any Obligations to or for the account of one or more of the Banks in respect of any Obligations due on a particular day (or, if such day is not a Business Day, the next succeeding Business Day) shall be entitled to priority over payments in respect of Obligations not then due and shall be allocated among the Banks entitled to such payments pro rata in accordance with the respective amounts due and payable to such Banks on such day (or next succeeding Business Day) and shall be distributed accordingly; provided that if immediately prior to giving effect to any such payment in respect of any Loan the outstanding principal amount of the Loans shall not be held by the Banks pro rata in accordance with their respective Loan Percentages in effect at the time such Loans were made (by reason of a failure of a Bank to make a Loan under this Agreement or to fund its portion of any unreimbursed payment under Section 3.4(c) in the circumstances described in the last paragraph of Section 13.13(b)), then such payment shall be applied to the Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Banks pro rata in accordance with their respective Loan Percentages. Nothing in this Section 13.6(c) shall be deemed to prevent, except in the case of shortfall, the differential payments of indemnity and other amounts owing to or for the account of a particular Bank or Banks pursuant to any provisions of any Credit Document which, by their terms, require differential payments.

     13.7     Calculations; Computations.

     (a) The financial statements to be furnished to the Banks pursuant to this Agreement (other than the Projections and pro forma financial statements) shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Apria to the Banks); provided that, except as otherwise specifically provided in this Agreement, all computations determining compliance with Sections 10.8 through 10.10, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to Section 8.5.

     (b) All computations of interest and Fees under this Agreement shall be made on the basis of a year of 360 days (except for Revolving Loan Commitment Fees, the computations for which shall be made on the basis of a year of 365 days) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

     13.8 Joint and Several. Each Borrower shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which Borrower may have directly received the proceeds of any particular Loan or the benefit of a particular Letter of Credit. Each Borrower acknowledges and agrees that, for purposes of the Credit Documents, Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to all Borrowers. Each Borrower waives all defenses arising under the laws of suretyship, to the extent such laws are applicable, in connection with its joint and several obligations under this Agreement. If all of the stock of any Borrower (other than Apria) shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction not prohibited by this Agreement, such Borrower shall automatically be discharged and released without any further action by any Agent, any Bank or any other Person effective as of the date the Administrative and Collateral Agent receives evidence reasonably satisfactory to it that such transaction is permitted under this Agreement. Apria will give notice to the Administrative and Collateral Agent of any such proposed sale or disposition not less than ten days prior to the consummation thereof.

     13.9     GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

     (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS APRIA AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT FOR THE PURPOSES OF THIS PROVISION ON TERMS SATISFACTORY TO THE ADMINISTRATIVE AND COLLATERAL AGENT UNDER THIS AGREEMENT. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AND COLLATERAL AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

     (b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF

THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     13.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties to this Agreement shall be lodged with Apria and the Administrative and Collateral Agent.

     13.11 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which each Borrower, the Administrative and Collateral Agent, the Syndication Agent and each of the Required Banks shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered the same to the Administrative and Collateral Agent at its Notice Office or, in the case of the Banks, the Administrative and Collateral Agent shall have received a faxed signature page at such office and the conditions precedent set forth in Section 6 of this Agreement have been satisfied in the Administrative and Collateral Agent's sole discretion.

     13.12 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     13.13    Amendment or Waiver.

     (a) Neither this Agreement nor any other Credit Document nor any terms of this Agreement or of such other Credit Document may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party to such Credit Document and the Required Banks, or by such Credit Party and the Administrative and Collateral Agent acting with the consent of the Required Banks; provided that no such change, waiver, discharge or termination shall, without the consent of each
Bank: (i) extend the Final Maturity Date, extend the stated maturity of any Letter of Credit beyond the Final Maturity Date, extend the date of payment for any reimbursement following any draw upon any Letter of Credit or reduce the rate or extend the time of payment of interest or Fees, payments, or Letter of Credit reimbursement thereon (except in connection with a waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase the Revolving Loan Commitments of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Bank, and that an increase in the available portion of any Revolving Loan Commitment of any Bank shall not constitute an increase in the Revolving Loan Commitment of such Bank); (ii) amend, modify or waive any provision of this Section 13.13; (iii) reduce the percentage specified in, or otherwise modify, the definition of Required Banks; or (iv) consent to the assignment, release or transfer by any Borrower or Guarantor of any of its rights and obligations under any Credit Document other than in accordance with the terms thereof or release any material portion of the Collateral (as defined in the Security Agreement) other than the release of Collateral in connection with any sale expressly permitted by the terms of any Credit Document; provided, further, that no such change, waiver, discharge or termination shall: (x) without the consent of the Swingline Lender, amend, modify or waive any provision of Section 2.1(b) or (c) or alter its rights or obligations with respect to Swingline Loans; (y) without the consent of the applicable Issuing Bank, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to any Letters of Credit; or (z) without the consent of any Agent, amend, modify or waive any provision of Section 12 or any other provision relating to the rights or obligations of such Agent.

     (b) Notwithstanding any other provision of this Agreement, if (i) at a time when the conditions precedent set forth in Section 6 and Section 7 to any Loan are, in the opinion of the Required Banks, satisfied, any Bank shall fail to fulfill its obligations to make such Loan or (ii) any Bank shall fail to fund its portion of any unreimbursed payment under Section 3.4(c), then, for so long as such failure shall continue, such Bank shall (unless the Required Banks, determined as if such Bank were not a "Bank" under the Credit Documents, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under any of the Credit Documents (including under this Section 13.13) to have no Loans or Commitments, shall not be treated as a "Bank" under the Credit Documents when performing the computation of Required Banks, and shall have no rights under the preceding paragraph of this
Section 13.13; provided that any action taken by the other Banks with respect to the matters referred to in clauses (i) through (iv) of the preceding paragraph shall not be effective as against such Bank.

     (c) Notwithstanding anything to the contrary contained above in this
Section 13.13, the Administrative and Collateral Agent may enter into amendments to the Guaranty for the purpose of adding additional Subsidiaries of any Borrower (or other Credit Parties) as parties thereto.

     13.14 Survival. All indemnities set forth in this Agreement, including, without limitation, in Sections 2.10, 2.11, 3.6, 5.4, 12.7 and 13.1 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans.

     13.15 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank.

     13.16 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE AGENTS, THE BANKS AND THE BORROWERS HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTES OR ANY OTHER CREDIT DOCUMENT OR THE SUBJECT MATTER OF THIS AGREEMENT OR OF SUCH OTHER CREDIT DOCUMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT, IN TORT OR OTHERWISE. THE BORROWERS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE AGENTS AND THE BANKS THAT THE PROVISIONS OF THIS SECTION 13.16

CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE AGENTS AND THE BANKS ARE RELYING IN ENTERING INTO THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT. ANY BORROWER, THE ADMINISTRATIVE AND COLLATERAL AGENT OR ANY BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH BORROWER, EACH AGENT AND EACH BANK TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

     13.17 Entire Agreement. This Agreement, together with the other Credit Documents and the Fee Letters, embodies the entire agreement and understanding among the Borrowers, the Banks and the Agents and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter of this Agreement and of such agreements.

     13.18 Severability. Any provision of this Agreement, the Note or any other Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, the Note or such other Credit Document, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     13.19 Waiver. The undersigned Banks, constituting the Required Banks under the Existing Credit Agreement, hereby waive compliance with the provisions of Sections 10.9, 10.10 and 10.11 of the Existing Credit Agreement from the time period from September 30, 1998, to and including the Effective Date. Without limiting the generality of the provisions of Section 13.13 hereof, the waiver set forth herein shall be limited precisely as written and relates solely to the past and present noncompliance by the Borrowers with the provisions of Sections 10.9, 10.10 and 10.11 of the Existing Credit Agreement, and nothing in this
Section 13.19 shall be deemed to (a) constitute a waiver of compliance by the Borrowers with respect to (i) Section 10 of the Existing Credit Agreement in any other instance or (ii) any other term, provision or condition of the Existing Credit Agreement or any other instrument or agreement referred to therein or (b) prejudice any right or remedy that the Administrative and Collateral Agent or any Bank may now have (except to the extent such right or remedy was based upon existing defaults under the Existing Credit Agreement that will not exist after giving effect to this waiver) or may have in the future under or in connection with this Agreement, the Existing Credit Agreement or any other instrument or agreement referred to herein or therein.

         IN WITNESS WHEREOF, the parties to this Agreement have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


Address for all Borrowers:

3560 Hyland Avenue                        APRIA HEALTHCARE GROUP INC.
Costa Mesa, California 92626              APRIA HEALTHCARE, INC.
Attn:  Chief Financial Officer            APRIA NUMBER TWO, INC.
Telephone:  (714) 427-2000                APRIACARE MANAGEMENT SYSTEMS, INC.
Facsimile:  (714) 427-4332                APRIA HEALTHCARE OF NEW YORK
                                                STATE, INC.


                                          By:  _______________________________
                                               Name: Philip L. Carter
                                               Title: Chief Executive Officer

11th Floor                                BANK OF AMERICA NATIONAL TRUST AND
555 South Flower Street                   SAVINGS ASSOCIATION, as a Bank
Los Angeles, California  90071-2202
Attn:  Gregory Seibly
Telephone:  (213) 228-2953                By:  _______________________________
Facsimile:  (213) 228-2756                     Name:
                                               Title:


                                          BANK OF AMERICA NATIONAL TRUST AND
                                          SAVINGS ASSOCIATION, as Administrative
1455 Market Street                        and Collateral Agent
San Francisco, California  94103
Attn:  Christine Cordi                    By:  _______________________________
       Agency Management                       Name:
       10831                                   Title:
Telephone:  (415) 436-2790
Facsimile:  (415) 436-3425

10990 Wilshire Boulevard                  THE BANK OF NEW YORK
Suite 1125
Los Angeles, California  90024
Attn:  Rebecca Levine                     By: _______________________________
Telephone:  (310) 996-8659                    Name:
Facsimile:  (310) 996-8667                    Title:

Suite 2100                                THE BANK OF NOVA SCOTIA,
580 California Street                     as a Bank and as a Co-Agent
San Francisco, California  94104
Attn:  Rob Reynolds
Telephone:  (415) 986-1100                By: ______________________________
Facsimile:  (415) 397-0791                    Name:
                                              Title:

725 South Figueroa Street Suite 2090      BANQUE NATIONALE DE PARIS,
Los Angeles, California  90017            as a Bank and as a Co-Agent
Attn:  Tjalling Terpstra
Telephone:   (213) 688-6425
Facsimile:   (213) 488-9602               By: ______________________________
                                              Name:
                                              Title:


                                          By: ______________________________
                                              Name:
                                              Title:

787 Seventh Avenue                        PARIBAS,
32nd Floor                                as a Bank and as a Co-Agent
New York, New York  10019
Attn:  Todd Madjidzadeh
Telephone:   (212) 841-2931               By: _____________________________
Facsimile:   (212) 841-2292                   Name:
                                              Title:


                                          By: _____________________________
                                              Name:
                                              Title:

c/o Bear Stearns & Co., Inc.              BEAR STEARNS INVESTMENT PRODUCTS, INC.
245 Park Avenue
4th Floor
New York, New York  10167                 By: _____________________________
Attn:  Mark Sorensen                          Name:
Telephone:   (212) 272-7959                   Title:
Facsimile:   (212) 272-4844

1301 Avenue of the Americas               CREDIT LYONNAIS
New York, New York  10019                 New York Branch
Attn:  Martin Golden
Telephone:   (212) 261-7791
Facsimile:   (212) 261-3440               By: ____________________________
                                              Name:
                                              Title:

24th Floor                                DEUTSCHE BANK AG, New York Branch
31 West 52nd Street
New York, New York  10019-2601
Attn:  Sue Pearson                        By: ____________________________
Telephone:   (212) 469-7140                   Name:
Facsimile:   (212) 469-8701                   Title:


                                          By: ____________________________
                                              Name:
                                              Title:

277 Park Avenue                           DLJ CAPITAL FUNDING, INC.
New York, New York  10172
Attn:  Howard Shams
Telephone:  (212) 892-2963                By: ____________________________
Facsimile:  (212) 892-6012                    Name:
                                              Title:

Mail Suite 0091, 8th Floor                THE FIRST NATIONAL BANK OF CHICAGO
One First National Plaza
Chicago, Illinois  60670
Attn:  Erik C. Back                       By: ____________________________
Telephone:    (312) 732-4406                  Name:
Facsimile:    (312) 732-2016                  Title:

301 South College Street                  FIRST UNION NATIONAL BANK
Charlotte, North Carolina  28288-0735
Attn:  Terry Moore
Telephone:   (704) 383-5212               By: ____________________________
Facsimile:   (704) 383-9144                   Name:
                                              Title:

11111 Santa Monica Boulevard              FOOTHILL INCOME TRUST L.P.
Suite 1500
Los Angeles, California  90025
Attn:  Ed Stearns                         By: ____________________________
Telephone:   (310) 996-7158                   Name:
Facsimile:   (310) 479-0461                   Title:

Los Angeles Agency, 39th Floor            FUJI BANK LIMITED
333 South Hope Street
Los Angeles, California  90071
Attn:  Richard Bushman                    By: _____________________________
Telephone:   (213) 253-4182                   Name:
Facsimile:   (213) 253-4178                   Title:

Los Angeles Agency                        THE LONG-TERM CREDIT BANK OF JAPAN,
350 South Grand Avenue                    LTD., as a Bank and as a Co-Agent
Suite 3000
Los Angeles, California  90071
Attn:  Koji Toriumi                       By: _____________________________
Telephone:  (213) 689-6367                    Name:
Facsimile:  (213) 622-6908                    Title:

One Mellon Bank Center                    MELLON BANK, N.A.
Room 1525
Pittsburgh, Pennsylvania  15258
Attn:  Kurt L. Hewett                     By: ____________________________
Telephone:  (412) 234-7355                    Name:
Facsimile:  (412) 236-1174                    Title:

Suite 500                                 MITSUBISHI TRUST & BANKING
801 South Figueroa Street                 CORPORATION
Los Angeles, California  90017
Attn:  Dean Kawai                         By: ___________________________
Telephone:   (213) 896-4666                   Name:
Facsimile:   (213) 687-4631                   Title:

110 East 59th Street                      MURRAY CAPITAL MANAGEMENT
New York, New York 10022                  INC., as Agent for
Attn:  Jim Hoffman                        Recap International (BVI) Ltd.
Telephone:   (212) 588-1511
Facsimile:   (212) 588-9874               By: ____________________________
                                              Name:
                                              Title

110 East 59th Street                      MURRAY CAPITAL MANAGEMENT
New York, New York 10022                  INC., as Agent for
Attn:  Jim Hoffman                        Recap Partners, L.P.
Telephone:  (212) 588-1511
Facsimile:  (212) 588-9874                By: _____________________________
                                              Name:
                                              Title:

700 Louisiana Street                      NATIONSBANK, N.A.
Houston, Texas 77002
Attn:  Larry Gordon
Telephone:  (713) 247-6619                By: _____________________________
Facsimile:  (713) 247-6719                    Name:
                                              Title:

c/o Pacific Investment Management Co.     PIMCO HIGH YIELD FUND
840 Newport Center Drive
Newport Beach, California  92658
Attn:  Melissa Fejdasz                    By: ____________________________
Telephone:   (949) 721-5169                   Name:
Facsimile:   (949) 721-2623                   Title:

Suite 2600                                SUMITOMO BANK LIMITED
777 South Figueroa Street
Los Angeles, California  90017-3138
Attn:  Al Galuzzo                         By: ____________________________
Telephone:   (213) 955-0855                   Name:
Facsimile:   (213) 623-6832                   Title:

Houston Agency                            TORONTO DOMINION (TEXAS), INC.
909 Fannin Street
17th Floor
Houston, Texas 77581                      By: ___________________________
Attn:  Sonja Jordan                           Name:
Telephone:   (713) 653-8244                   Title:
Facsimile:   (713) 951-9921

31 West 52nd Street                       TORONTO DOMINION BANK
New York, New York 10019
Attn:  Sonja Jordon
Telephone:   (212) 827-7754               By: ___________________________
Facsimile:   (212) 827-7250                   Name:
                                              Title:

550 South Hope Street                     UNION BANK OF CALIFORNIA, N.A.,
3rd Floor                                 as a Bank and as a Co-Agent
Los Angeles, California  90071
Attn:  Jennifer L. Banks
Telephone:   (213) 243-3517
Facsimile:   (213) 243-3552               By: ___________________________
                                              Name:
                                              Title:

                                                                      SCHEDULE I

                                   COMMITMENTS

                                                TERM                     REVOLVER                  PRO RATA
                   BANK                      COMMITMENT                 COMMITMENT                  SHARE
                   ----                      ----------                 ----------                  -----
Bank of America                           $27,000,000.00             $2,812,500.00              9.375000000%
National Trust and
Savings Association
Banque Nationale de Paris                 $10,800,000.00             $1,125,000.00              3.750000000%
Paribas                                   $16,200,000.00             $1,687,500.00              5.625000000%
Bear Stearns Investment                    $9,000,000.00               $937,500.00              3.125000000%
Credit Lyonnais                           $12,600,000.00             $1,312,500.00              4.375000000%
Deutsche Bank                              $7,200,000.00               $750,000.00              2.500000000%
DLJ Capital Funding                       $15,660,000.00             $1,631,250.00              5.437500000%
First National Bank of Chicago             $9,000,000.00               $937,500.00              3.125000000%
First Union National Bank                  $9,000,000.00               $937,500.00              3.125000000%
Foothill Income Trust                     $23,400,000.00             $2,437,500.00              8.125000000%
Long Term Credit Bank                     $19,800,000.00             $2,062,500.00              6.875000000%
Mellon Bank                                $9,000,000.00              $937,500.000              3.125000000%
Mitsubishi Trust & Banking                 $5,400,000.00               $562,500.00              1.875000000%
Nations Bank, N.A.                        $32,040,000.00             $3,337,500.00             11.125000000%
PIMCO High Yield Fund                      $6,300,000.00               $656,250.00              2.187500000%
Recap Int. (BVI) Ltd.                      $3,600,000.00               $375,000.00              1.250000000%
Recap Partners L.P.                        $1,800,000.00               $187,500.00              0.625000000%
Sumitomo Bank, Ltd.                        $5,400,000.00               $562,500.00              1.875000000%
Bank of New York                          $12,600,000.00             $1,312,500.00              4.375000000%
Bank of Nova Scotia                       $14,400,000.00             $1,500,000.00              5.000000000%
Fuji Bank Ltd.                             $5,400,000.00               $562,500.00              1.875000000%
Toronto Dominion                          $16,200,000.00             $1,687,500.00              5.625000000%
Union Bank of Calif.                      $16,200,000.00             $1,687,500.00              5.625000000%
                                         $288,000,000.00           $30,000,000.000                   100.00%

                                                                     SCHEDULE II

                             AUTHORIZED INDIVIDUALS

                                                                    SCHEDULE III

                           EXISTING LETTERS OF CREDIT

                                                                     SCHEDULE IV

                                   TAX RETURNS

                                                                      SCHEDULE V

                             CONVERTIBLE SECURITIES

                                                                     SCHEDULE VI

                              MATERIAL SUBSIDIARIES

                                                                    SCHEDULE VII

                       INTELLECTUAL PROPERTY RESTRICTIONS

                                                                   SCHEDULE VIII

                              EXISTING INDEBTEDNESS

                                                                     SCHEDULE IX

                               MATERIAL CONTRACTS

                                                                      SCHEDULE X

                                 EXISTING LIENS

                                                                     SCHEDULE XI

                             IMMATERIAL SUBSIDIARIES

                                                                    SCHEDULE XII

                            INTENTIONALLY LEFT BLANK

                                                                   SCHEDULE XIII

                                   LITIGATION

                                                                    SCHEDULE XIV

                     1998 THIRD QUARTER CHARGES AND RESERVES

                                                                     SCHEDULE XV

                                  BANK ACCOUNTS

                                                                     EXHIBIT A-1

                               NOTICE OF BORROWING

Bank of America National Trust and Savings Association, as Administrative and Collateral Agent for the Banks Party to the Credit Agreement referred to below
Agency Administrative Services #5596
1850 Gateway Boulevard
Concord, California 94520

Attention:  Kathy Eddy

Re: Amended and Restated Credit Agreement dated as of October ___, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and Bank of America National Trust and Savings Association, as the Administrative and Collateral Agent. (All capitalized terms used but not defined in this Notice of Borrowing shall have the meanings assigned to them in the Credit Agreement.)

Ladies and Gentlemen:

     The undersigned, Apria [and       ] (the "Borrower[s]"), hereby give[s] you
notice, irrevocably, pursuant to Section 2.3 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.3 of the Credit Agreement:

          (i)  The Business Day of the Proposed Borrowing is          19____.(1)

          (ii) Such principal amount is attributable to the following Borrowers in the following respective amounts:


--------
(1) Shall be a Business Day at least one Business Day in the case of Base Rate Loans and three Business Days in the case of Eurodollar Loans, in each case, after the date of this Notice of Borrowing.

             Borrower                        Amount
                                             $
                                             $

          (iii) The Proposed Borrowing is to consist of [Revolving Loans/Swingline Loans].

          (iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Eurodollar Loans].

          (v) [The initial Interest Period for the Proposed Borrowing is month(s)](2)

     The undersigned hereby certifies[y] that the following statements are true on the date of this Notice of Borrowing, and will be true on the date of the Proposed Borrowing:

          (A) the representations and warranties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds of such Proposed Borrowing, as though made on such date, except for changes resulting from Permitted Transactions or other events permitted under the Credit Agreement;

          (B) without limiting the generality of the foregoing, the additional indebtedness to be incurred under this Notice of Borrowing is permitted under Section 4.12(b) of the Indenture and Apria Healthcare Group Inc.'s fixed charge coverage ratio (as defined in the Indenture) exceeds 3.00 to 1.00; and

          (C) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

                                          Very truly yours,
                                          APRIA HEALTHCARE GROUP INC.

                                          By: ______________________________
                                              Name:
                                              Title:

                                          [OTHER BORROWER[S]]

                                          By: ______________________________
                                              Name:
                                              Title:

--------
    (2)   To be included for a Proposed Borrowing of Eurodollar Loans.

                                                                     EXHIBIT A-2

                        NOTICE OF CONTINUATION/CONVERSION

Bank of America National Trust and Savings Association, as Administrative and Collateral Agent for the Banks Party to the Credit Agreement referred to below
Agency Administrative Services #5596
1850 Gateway Boulevard
Concord, California 94520

Attention:  Kathy Eddy

Re: Amended and Restated Credit Agreement dated as of October ____, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and Bank of America National Trust and Savings Association, as the Administrative and Collateral Agent. (All capitalized terms used but not defined in this Notice of Conversion shall have the meanings assigned to them in the Credit Agreement.)

Ladies and Gentlemen:

     The undersigned, Apria [and       ] (the "Borrower[s]"), and hereby give[s]
you notice, irrevocably, pursuant to Section 2.6 of the Credit Agreement, that the undersigned hereby requests a conversion of a Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the "Proposed Conversion") as required by Section 2.6 of the Credit Agreement:

     1.   The Loan[s] to be converted [is/are]         .

     2.   The Borrowing[s] pursuant to which the Loan[s] in clause (i) were made
[is/are]         . The principal amount of such Borrowing[s] is attributable to the following Borrowers in the following respective amounts:

                Borrower                     Amount
                                             $
                                             $

     3. [The Loan to be converted into Eurodollar Loans shall initially have an Interest Period of ___________ .

     The undersigned hereby certifies[y] that the following statements are true on the date of this Notice of Conversion, and will be true on the date of the Proposed Conversion:

     (A) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Conversion or from the application of the proceeds thereof.](3)


                                          Very truly yours,
                                          APRIA HEALTHCARE GROUP INC.

                                          By: ______________________________
                                              Name:
                                              Title:

                                          [OTHER BORROWER[S]]

                                          By: ______________________________
                                              Name:
                                              Title:


 --------
     (3) Insert clause (iii) and the certification following in the event the Loan is to be converted into a Eurodollar Loan.

                                                                     EXHIBIT B-1

                       AMENDED AND RESTATED REVOLVING NOTE

$ _________                                                     October __, 1998


     FOR VALUE RECEIVED, APRIA HEALTHCARE GROUP INC., a corporation organized and existing under the laws of the State of Delaware ("Apria") and the Subsidiaries of Apria identified on the signature pages of this Note (individually a "Borrower" and collectively the "Borrowers") hereby jointly and
severally promise to pay to the order of        (the "Bank"), in lawful money of
the United States of America in immediately available funds, at the office of Bank of America National Trust and Savings Association (the "Administrative and Collateral Agent") located at 1455 Market Street, 12th Floor, San Francisco, California 94103, on the Final Maturity Date (as defined in the Credit Agreement
referred to below) the principal sum of         DOLLARS or, if less, the then
unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Bank pursuant to the Credit Agreement.

     The Borrowers jointly and severally promise also to pay interest on the unpaid principal amount hereof in like money at said office from the date of this Amended and Restated Note until paid at the rates and at the times provided in Section 2.8 of the Credit Agreement referred to below.

     This Amended and Restated Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement, dated as of October __, 1998 ("Credit Agreement") between the Borrowers, each of the financial institutions listed on
Schedule I to the Credit Agreement (including the Bank) or that, pursuant to
Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement, NationsBank, N.A., as the Syndication Agent, and the Administrative and Collateral Agent and is entitled to the benefits of the Credit Agreement. This Amended and Restated Note is also entitled to the benefits of the Guaranty and the Security Documents (each, as defined in the Credit Agreement). As provided in the Credit Agreement, this Amended and Restated Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part.

     In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Amended and Restated Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Amended and Restated Note.

     Each Borrower shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which Borrower may have directly received the proceeds of any particular Loan or the benefit of a particular Letter of Credit.

     THIS AMENDED AND RESTATED NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA.

                                          APRIA HEALTHCARE GROUP INC.
                                          APRIA HEALTHCARE, INC.
                                          APRIA NUMBER TWO, INC.
                                          APRIA MANAGEMENT SYSTEMS, INC.
                                          APRIA HEALTHCARE OF NEW YORK
                                             STATE, INC.





                                          By: ______________________________
                                              Name:
                                              Title:

                                                                     EXHIBIT B-2

                                    TERM NOTE

$ ___________                                                   October __, 1998


     FOR VALUE RECEIVED, APRIA HEALTHCARE GROUP INC., a corporation organized and existing under the laws of the State of Delaware ("Apria") and the Subsidiaries of Apria identified on the signature pages of this Note (individually a "Borrower" and collectively the "Borrowers") hereby jointly and
severally promise to pay to the order of          (the "Bank"), in lawful money
of the United States of America in immediately available funds, at the office of Bank of America National Trust and Savings Association (the "Administrative and Collateral Agent") located at 1455 Market Street, 12th Floor, San Francisco, California 94103, on the Final Maturity Date (as defined in the Credit Agreement
referred to below) the principal sum of           DOLLARS (or such lesser amount
as shall equal the aggregate unpaid principal amount of the Term Loans made by the Bank to the Borrowers).

     The Borrowers jointly and severally promise also to pay interest on the unpaid principal amount hereof in like money at said office from the date of this Term Note until paid at the rates and at the times provided in Section 2.8 of the Credit Agreement referred to below.

     This Term Note is one of the Term Notes referred to in the Amended and Restated Credit Agreement, dated as of October __, 1998 ("Credit Agreement") between the Borrowers, each of the financial institutions listed on Schedule I to the Credit Agreement (including the Bank) or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement, NationsBank, N.A., as the Syndication Agent, and the Administrative and Collateral Agent and is entitled to the benefits of the Credit Agreement. This Term Note is also entitled to the benefits of the Guaranty and the Security Documents (each, as defined in the Credit Agreement). As provided in the Credit Agreement, this Term Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part.

     In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Term Note.

     Each Borrower shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which Borrower may have directly received the proceeds of any particular Loan.

     THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA.

                                          APRIA HEALTHCARE GROUP INC.
                                          APRIA HEALTHCARE, INC.
                                          APRIA NUMBER TWO, INC.
                                          APRIA MANAGEMENT SYSTEMS, INC.
                                          APRIA HEALTHCARE OF NEW YORK
                                             STATE, INC.





                                          By: _____________________________
                                              Name:
                                              Title:

                                                                     EXHIBIT B-3

                       AMENDED AND RESTATED SWINGLINE NOTE

$3,000,000                                                      October __, 1998


     FOR VALUE RECEIVED, APRIA HEALTHCARE GROUP INC., a corporation organized and existing under the laws of the State of Delaware ("Apria") and the Subsidiaries of Apria identified on the signature pages of this Note (individually a "Borrower" and collectively the "Borrowers") hereby jointly and severally promise to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank"), in lawful money of the United States of America in immediately available funds, at the office of Bank of America National Trust and Savings Association (the "Administrative and Collateral Agent") located at 1455 Market Street, 12th Floor, San Francisco, California 94103, on the Swingline Expiry Date (as defined in the Credit Agreement referred to below) the principal sum of THREE MILLION DOLLARS or, if less, the then unpaid principal amount of all Swingline Loans (as defined in the Credit Agreement) made by the Bank pursuant to the Credit Agreement.

     The Borrowers jointly and severally promise also to pay interest on the unpaid principal amount hereof in like money at said office from the date of this Amended and Restated Swingline Note until paid at the rates and at the times provided in Section 2.8 of the Credit Agreement referred to below.

     This Amended and Restated Swingline Note is the Swingline Note referred to in the Amended and Restated Credit Agreement, dated as of October __, 1998 ("Credit Agreement") between the Borrowers, each of the financial institutions listed on Schedule I to the Credit Agreement (including the Bank) or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement, NationsBank, as the Syndication Agent, and the Administrative and Collateral Agent and is entitled to the benefits of the Credit Agreement. This Amended and Restated Swingline Note is also entitled to the benefits of the Guaranty (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

     In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Amended and Restated Swingline Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

     The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Amended and Restated Swingline Note.

     Each Borrower shall be obligated for all of the Obligations on a joint and several basis, notwithstanding which Borrower may have directly received the proceeds of any particular Loan or the benefit of a particular Letter of Credit.

     THIS AMENDED AND RESTATED SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA.

                                          APRIA HEALTHCARE GROUP INC.
                                          APRIA HEALTHCARE, INC.
                                          APRIA NUMBER TWO, INC.
                                          APRIA MANAGEMENT SYSTEMS, INC.
                                          APRIA HEALTHCARE OF NEW YORK
                                                   STATE, INC.





                                          By: ______________________________
                                              Name:
                                              Title:

                                                                       EXHIBIT C

                            LETTER OF CREDIT REQUEST

No.:__________ (4)                                          Dated __________ (5)

Bank of America National Trust and Savings Association, as Administrative and Collateral Agent and [_______________,] as Issuing Bank, under the Amended and Restated Credit Agreement dated as of October __, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to
         Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and the Administrative and Collateral Agent

Agency Administrative Services #5596
1850 Gateway Boulevard
Concord, California 94520
Attention:  Kathy Eddy

[Address of Issuing Bank, if different]

Ladies and Gentlemen:

     We hereby request that the Issuing Bank referred to above issue a standby Letter of Credit for the account of the undersigned on __________ (6) (the "Date of Issuance") in the aggregate stated amount of $__________ (7).

     For purposes of this Letter of Credit Request, all capitalized terms used but not defined in this Letter of Credit Request shall have the respective meaning provided in the Credit Agreement.

     The beneficiary of the requested Letter of Credit will be ______________________ (8) and such Letter of Credit will be in support of
________________ (9) and will have a stated expiration date of _______________
(10).



--------
     (4)  Letter of Credit Request Number.
     (5)  Date of Letter of Credit Request.
     (6) Date of Issuance at least ten days from the date indicated in (2) above (or such shorter period as is acceptable to the Issuing Bank in any given case).
     (7)  Aggregate initial stated amount of Letter of Credit.
     (8)  Insert name and address of beneficiary.
     (9) Insert description of L/C Supportable Indebtedness and describe obligation to which it relates.

          We hereby certify that:

               (1) the representations and warranties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit requested by this Letter of Credit Request, on the Date of Issuance, as though made on such date, except for changes resulting from Permitted Transactions or other events permitted under the Credit Agreement; and

               (2) without limiting the generality of the foregoing, the additional indebtedness to be incurred under this Notice of Borrowing is permitted under Section 4.12(b) of the Indenture and Apria Healthcare Group Inc.'s fixed charge coverage ratio (as defined in the Indenture) exceeds 3.00 to 1.00; and

               (3) no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested by this Letter of Credit Request, would such a Default or Event of Default occur.

          Copies of all documentation with respect to the supported transaction are attached to this Letter of Credit Request.

                                          APRIA HEALTHCARE GROUP INC.
                                          APRIA HEALTHCARE, INC.
                                          APRIA NUMBER TWO, INC.
                                          APRIA MANAGEMENT SYSTEMS, INC.
                                          APRIA HEALTHCARE OF NEW YORK
                                          STATE, INC.



                                          By: ______________________________
                                              Name:
                                              Title:



----------
(continued)

     (10) Insert last date upon which drafts may be presented which may not be later than the earlier of 12 months after the Date of Issuance and the Final Maturity Date.

                                                                     EXHIBIT D-1

                      FORM OF OPINION OF O'MELVENY & MYERS

                                                                     EXHIBIT D-2

               FORM OF OPINION OF IN-HOUSE COUNSEL TO THE BORROWER

                                                                       EXHIBIT E

                     OFFICERS' CERTIFICATE OF CREDIT PARTIES

                                                                       EXHIBIT F

                          AMENDED AND RESTATED GUARANTY

     This AMENDED AND RESTATED GUARANTY ("Guaranty"), dated as of October __, 1998, is made by each of the undersigned (each a "Guarantor" and collectively, the "Guarantors") in favor of the Administrative and Collateral Agent under the Credit Agreement.

                              W I T N E S S E T H:


     WHEREAS, the Guarantors are a party to the Credit Agreement dated as of August 9, 1996 ("Credit Agreement") between the Guarantors, each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and Bank of America National Trust and Savings Association, as the Administrative and Collateral Agent (the "Administrative and Collateral Agent" and, collectively with the Banks, the "Creditors"), as amended by the First Amendment to Credit Agreement, dated as of April 22, 1997 (the "First Amendment"), the Second Amendment to Credit Agreement, dated as of August 8, 1997 (the "Second Amendment"), the Third Amendment to Credit Agreement and Waiver, dated as of January 30, 1998 (the "Third Amendment"), the Fourth Amendment to Credit Agreement and Waiver, dated as of March 13, 1998 (the "Fourth Amendment"), and the Fifth Amendment to Credit Agreement and Waiver, dated as of April 15, 1998 (the "Fifth Amendment", collectively with the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the "Amendments") (as amended, the "Existing Credit Agreement");

     WHEREAS, the Guarantors and the Administrative and Collateral Agent are parties to the Guaranty, dated as of August 9, 1996 (the "Existing Guaranty");

     WHEREAS, the Borrowers previously provided notice to the Administrative and Collateral Agent that certain Events of Default under Sections 10.9, 10.10 and
10.11 of the Existing Credit Facility will occur on September 30, 1998 due to the 1998 Third Quarter Charges and Reserves ("Financial Covenant Defaults");

     WHEREAS, the Borrowers desire to issue at least $50,000,000 of Senior Subordinated Convertible Debentures, the Net Available Proceeds of which will be used to repay a portion of the Loans;

     WHEREAS, the Borrowers have requested that the Banks amend and restate the Existing Credit Facility to avoid the occurrence of such Event of Default and to consent to the Borrowers issuance of the Senior Subordinated Convertible Debentures;

     WHEREAS, the Borrowers, the Banks and the Administrative and Collateral Agent are parties to that certain Amended and Restated Credit Agreement dated as of October __, 1998 (the "Credit Agreement");

     WHEREAS, each Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph.

     NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Creditors and hereby covenants and agrees with each Creditor as follows:

     1. Capitalized terms used but not defined in this Guaranty shall have the meanings assigned to them in the Credit Agreement and the rules of interpretation set forth in Section 1.3 of the Credit Agreement shall apply to this Guaranty. In addition, the following terms shall have the following meanings:

     "Guaranteed Obligations" shall have the meaning assigned to such term in
Section 2.

     "Immaterial Subsidiaries" shall mean the Subsidiaries of Apria set forth on
Schedule XI to the Credit Agreement.

     "Other Parties" shall have the meaning assigned to such term in Section 11(c).

     2. Each Guarantor irrevocably and unconditionally, and jointly and severally, guarantees the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of and interest on the Notes issued by, and Loans made to, the Borrowers under the Credit Agreement and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement and (y) all other obligations and indebtedness (including, without limitation, indemnities, Fees and interest on such obligations and indebtedness) of the Borrowers now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and the other Credit Documents and the due performance and compliance by the Borrowers with the terms, conditions and agreements contained in the Credit Documents (all such principal, interest, obligations and liabilities being collectively referred to in this Guaranty as the "Guaranteed Obligations"); provided, that notwithstanding any provision to the contrary contained in this Guaranty or in any other Credit Document, the obligations of each Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render the Guaranteed Obligations of such Guarantor under this Guaranty subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law. Subject to the proviso in the preceding sentence, each Guarantor understands, agrees and confirms that the Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against any such Guarantor without proceeding against any Borrower, against any security for the Guaranteed Obligations, against any other Guarantor, or against any other guarantor under any other guaranty covering the Guaranteed Obligations. All payments by each Guarantor under this Guaranty shall be made on the same basis as payments by the Borrowers under Sections 5.3 and 5.4 of the Credit Agreement.

     3. Additionally, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations of the Borrowers to the Creditors


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
whether or not due or payable by the Borrowers upon the occurrence of the events specified in Section 11.5 of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Creditors, or order, on demand, in lawful money of the United States.

     4. The liability of each Guarantor under this Guaranty is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrowers whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of such Guarantor under this Guaranty shall not be affected or impaired by (a) any direction as to application of payment by the Borrowers, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrowers, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or (e) any payment made to any Creditor on the indebtedness which any Creditor repays the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations under this Guaranty by reason of any such proceeding.

     5. The obligations of each Guarantor under this Guaranty are independent of the obligations of any other Guarantor, any other guarantor or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrowers, and whether or not any other Guarantor, any other guarantor or the Borrowers be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability under this Guaranty or the enforcement thereof. Any payment by the Borrowers or other circumstance which operates to toll any statute of limitations as to the Borrowers shall operate to toll the statute of limitations as to each Guarantor.

     6. Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action taken by the Administrative and Collateral Agent or any other Creditors against, and any other notice to, any party liable thereon (including such Guarantor or any other Guarantor or guarantor).

     7. Any Creditor may at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to any Guarantor, without impairing or releasing the obligations of any Guarantor under this Guaranty, upon or without any terms or conditions and in whole or in part:

          (a) change the manner, place or terms of payment of, or change or extend the time of payment of, renew or alter, any of the Guaranteed Obligations, any security for such Guaranteed Obligations, or any liability incurred directly or indirectly in respect of such Guaranteed Obligations, and the guaranty made in this Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those under this Guaranty) incurred directly or indirectly in respect thereof or in respect of this Guaranty, or any offset there-against;

          (c) exercise or refrain from exercising any rights against the Borrowers, any Guarantor or others or otherwise act or refrain from acting;

          (d) settle or compromise any of the Guaranteed Obligations, any security for such Guaranteed Obligations or any liability (including any of those under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers to creditors of the Borrowers;

          (e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers to the Creditors regardless of what liabilities of the Borrowers remain unpaid;

          (f) consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to in such Credit Documents, or otherwise amend, modify or supplement any Credit Document or any of such other instruments or agreements; and

          (g) act or fail to act in any manner referred to in this Guaranty which may deprive any Guarantor of its right to subrogation against the Borrowers to recover full indemnity for any payments made pursuant to this Guaranty.

     8. No invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security for such Guaranteed Obligations shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.

     9. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms of this Guaranty shall be conclusively presumed to have been created in reliance on this Guaranty. No failure or delay on the part of any Creditor in exercising any right, power or privilege under this Guaranty and no course of dealing between any Guarantor and any Creditor shall operate as a waiver such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege under this Guaranty preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly specified in this Guaranty are cumulative and not exclusive of any rights or remedies which any Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Creditor to any other or further action in any circumstances without notice or demand.

     10. Any indebtedness of the Borrowers now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Borrowers to the Creditors; and such indebtedness of the Borrowers to any Guarantor, if the Administrative and Collateral Agent, after an Event of Default has occurred, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Creditors and be paid over to the Creditors on account of the indebtedness of the Borrowers to the Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by such Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrowers to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

     11. (a) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require the Creditors to (i) proceed against the Borrowers, any other Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrowers, any other Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in the Creditors' power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrowers, any other Guarantor, any other guarantor or any other party other than payment in full of the Guaranteed Obligations, including without limitation any defense based on or arising out of the disability of the Borrowers, any other Guarantor, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrowers other than payment in full of the Guaranteed Obligations. The Creditors may, at their election, foreclose on any security held by the Administrative and Collateral Agent or the other Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Creditors may have against the Borrowers or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been paid in full. Each Guarantor waives any defense arising out of any such election by the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers or any other party or any security.

          (b) Each Guarantor waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers' financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs under this Guaranty, and agrees that the Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

          (c) Until the Guaranteed Obligations have been indefeasibly paid and performed in full, (i) each Guarantor hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Creditors against the Borrowers or any other guarantor of the Guaranteed Obligations (collectively, the "Other Parties") and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty; (ii) each Guarantor hereby further waives any right to enforce any other remedy which the Creditors now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Creditors to secure payment of the indebtedness of the Borrowers; and (iii) each Guarantor also waives all claims (as such term is defined in the Bankruptcy
Code) it may at any time otherwise have against any Other Party arising from any transaction whatsoever, including without limitation its right to assert or enforce any such claims.

     12. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative and Collateral Agent in each case acting upon the instructions of the Required Banks, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative and Collateral Agent for the benefit of the Creditors upon the terms of this Guaranty.

     13. In order to induce the Banks to make Loans to the Borrowers, and to issue, and participate in, Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement, each Guarantor hereby represents, warrants and covenants that:

          (a) Such Guarantor and each of its Subsidiaries (other than Immaterial Subsidiaries) (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification except for failures to be so qualified which, in the aggregate, would not have a Material Adverse Effect.

          (b) Such Guarantor has the corporate power to execute, deliver and perform the terms and provisions of this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty. Such Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as the enforceability of this Guaranty may be limited by bankruptcy, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

          (c) Neither the execution, delivery or performance by such Guarantor of this Guaranty, nor compliance by it with the terms and provisions of this Guaranty, (i) will contravene any provision of any material applicable Governmental Rule or any order, writ, injunction or decree of any court or Governmental Authority (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Guarantor pursuant to the terms of any indenture, instrument, mortgage, deed of trust, credit agreement or loan agreement, or any other Material Contract, to which such Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of such Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries).

          (d) No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Initial Borrowing Date), or exemption by, any Governmental Authority is required (i) to authorize the execution, delivery and performance of this Guaranty or (ii) to establish the legality, validity, binding effect or enforceability of this Guaranty.

          (e) There are no actions, suits or proceedings pending or, to the best knowledge of the Guarantor, threatened (i) with respect to this Guaranty,
     (ii) with respect to any Indebtedness of the Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries) or (iii) that are reasonably likely to have a Material Adverse Effect.

          (f) On the date of this Guaranty and after giving effect to the incurrence by such Guarantor of the Contingent Obligations evidenced by this Guaranty (as limited by Section 2 of this Guaranty), (i) the assets of such Guarantor, at a fair valuation, will exceed its debts, (ii) the Guarantor will have sufficient capital to conduct its business and (iii) such Guarantor will not have incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this clause (f), "debt" means any liability on a claim, and "claim" means
     (i) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

     14. Each Guarantor covenants and agrees that on and after the date of this Guaranty and until the Total Commitments and all Letters of Credit have terminated and all Guaranteed Obligations have been paid in full, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

     15. Each Guarantor hereby jointly and severally agrees to pay all reasonable out-of-pocket costs and expenses of (x) each Creditor in connection with the enforcement of this Guaranty and, after an Event of Default shall have occurred and be continuing, the protection of such Creditor's rights under this Guaranty, and (y) of the Administrative and Collateral Agent in connection with any amendment, waiver or consent relating to this Guaranty (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) employed by the Administrative and Collateral Agent).

     16. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Creditors and their successors and assigns.

     17. Neither this Guaranty nor any provision of this Guaranty may be changed, waived, discharged or terminated in any manner whatsoever unless in writing duly signed by the Administrative and Collateral Agent (with the consent of the Required Banks) and each Guarantor directly affected by such change, waiver, discharge or termination (it being understood that the release or addition of any Guarantor under this Guaranty shall not constitute a change or waiver affecting any Guarantor other than the Guarantor so released or added).

     18. Each Guarantor acknowledges that an executed (or conformed) copy of the Credit Agreement has been made available to its principal executive officers and such officers are familiar with its contents.

     19. (a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Guarantor or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor (including, without limitation, by branches and agencies of such Creditor wherever located) to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not such Creditor shall have made any demand under this Guaranty and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

          (b) Each Guarantor understands that if all or any part of the Obligations is secured by real property, such Guarantor shall be liable for the full amount of its liability under this Guaranty notwithstanding foreclosure on such real property by trustee sale or any other reason impairing such Guarantor's or any Creditor's right to proceed against any Guarantor or any Subsidiary of such Guarantor. Each Guarantor hereby waives, to the fullest extent permitted by law, all rights and benefits under Section 2809 of the California Civil Code (or any similar law in any other jurisdiction) purporting to reduce a guarantor's obligation in proportion to the principal obligation. Each Guarantor hereby waives all rights and benefits under Section 580a of the California Code of Civil Procedure (or any similar law in any other jurisdiction) purporting to limit the amount of any deficiency judgment which might be recoverable following the occurrence of a trustee's sale under a deed of trust, all rights and benefits under Section 580b of the California Code of Civil Procedure (or any similar law in any other jurisdiction) stating that no deficiency may be recovered on a real property purchase money obligation and all rights and benefits under Section 580d of the California Code of Civil Procedure (or any similar law in any other jurisdiction) stating that no deficiency may be recovered on a note secured by a deed of trust on real property in case such real property is sold under the power of sale contained in such deed of trust, if such sections, or any of them, have any application to this Guaranty or any application to such Guarantor. In addition, each Guarantor hereby waives, to the fullest extent permitted by law, without limiting the generality of the foregoing or any other provision of this Guaranty, all rights, defenses and benefits which might otherwise be available to such Guarantor under California Civil Code Sections 2809, 2810, 2819, 2821, 2839, 2845, 2846,
2847, 2848, 2849, 2850, 2855, 2899, 3275 and 3433 (or any similar law in any other jurisdiction).

     20. All notices, requests, demands or other communications pursuant to this Guaranty shall be deemed to have been duly given or made when delivered to the Person to which such notice, request, demand or other communication is required or permitted to be given or made under this Guaranty, addressed to such party at
(i) in the case of any Creditor, as provided in the Credit Agreement and (ii) in the case of any Guarantor, at its address set forth opposite its signature below; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

     21. If claim is ever made upon any Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon it, notwithstanding any revocation of this Guaranty or the cancellation of any Note or other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the aforesaid payees under this Guaranty for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

     22. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or other Persons liable in respect of the Guaranteed Obligations (including any Guarantor), with respect to any of the Guaranteed Obligations shall, if the statute of limitations in favor of any Guarantor against any Creditor shall have commenced to run, toll the running of such statute of limitations, and if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

     23. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS APRIA AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH GUARANTOR AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT FOR THE PURPOSES OF THIS PROVISION ON

TERMS SATISFACTORY TO THE ADMINISTRATIVE AND COLLATERAL AGENT. EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH GUARANTOR AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING IN THIS GUARANTY SHALL AFFECT THE RIGHT OF ANY OF THE CREDITORS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.

     (b) EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     (c) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR THE SUBJECT MATTER OF THIS GUARANTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT, IN TORT OR OTHERWISE. THE GUARANTORS ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE AGENTS AND THE BANKS THAT THE PROVISIONS OF THIS SECTION 23(c) CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE AGENTS AND THE BANKS ARE RELYING IN ENTERING INTO THE CREDIT AGREEMENT AND EACH OTHER CREDIT DOCUMENT. ANY GUARANTOR, THE ADMINISTRATIVE AND COLLATERAL AGENT OR ANY BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 23(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH GUARANTOR, EACH AGENT AND EACH BANK TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

     24. (a) It is the desire and intent of each Guarantor and the Creditors that this Guaranty shall be enforced against each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In furtherance of the foregoing, it is noted that the obligations of each Guarantor has been limited as provided in
Section 2 of this Guaranty.

          (b) If, however, and to the extent, that the obligations of any Guarantor under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of such Guarantor (but not the Guaranteed Obligations of any other Guarantor unless such other Guarantor or Guarantors are individually subject to the circumstances covered by this Section 24) shall be deemed to be reduced and the affected Guarantor shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

     25. This Guaranty may be executed in any number of counterparts and by the different parties to this Guaranty on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties to this Guaranty shall be lodged with Apria and the Administrative and Collateral Agent.

     26. In the event that all of the capital stock of one or more Guarantors is sold in connection with a sale permitted by Section 10.2 of the Credit Agreement and the proceeds of such sale or sales are applied in accordance with the provisions of Section 5.2 of the Credit Agreement, to the extent applicable, each Guarantor (x) all of the capital stock of which is so sold or (y) which is a Subsidiary of a Guarantor all of the capital stock of which is so sold, shall be released from this Guaranty and this Guaranty shall, as to each Guarantor or Guarantors, terminate, and have no further force or effect.

     27. All payments made by any Guarantor under this Guaranty will be made without set-off, counterclaim or other defense.

     28. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address for all Guarantors:

3560 Hyland Avenue                        APRIA HEALTHCARE GROUP INC.
Costa Mesa, California 92626              APRIA HEALTHCARE, INC.
Attn:     Philip Carter                   APRIA NUMBER TWO, INC.
Telephone:   (714) 755-5600               APRIA MANAGEMENT SYSTEMS, INC.
Facsimile:   (714) 755-5617               APRIA HEALTHCARE OF NEW YORK
                                                STATE, INC.



                                          By: ____________________________
                                              Name:
                                              Title:

Accepted and Agreed to:

BANK OF AMERICA NATIONAL
     TRUST AND SAVINGS ASSOCIATION,
     as Administrative and Collateral Agent for the Banks


By: ________________________________
    Name:
    Title:

                                                                       EXHIBIT G
                                                                ATTACHMENT NO. 1
                                                       TO COMPLIANCE CERTIFICATE

APRIA HEALTHCARE GROUP INC.
COVENANT COMPUTATIONS
BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION REPORTING FORMAT
________ __, 19__

SECTION 10.8      CAPITAL EXPENDITURES
(trailing four quarters calculation)

CAPITAL EXPENDITURES:

Expenditures for Fixed or Capital Assets
and Rental Equipment                                                  _______

PLUS:             Capital Lease Obligations                           _______

PLUS:             Investments permitted pursuant
                  to Section 10.6(viii)                               _______

MINUS:            Expenditures made in connection
                  with Permitted Transactions made
                  in compliance with Section 9.13                     _______

TOTAL CAPITAL EXPENDITURES:                                  (a)      _______

CONSOLIDATED NET REVENUE:                                    (b)      _______



         CAPITAL EXPENDITURES AS % REVENUE               (a)/(b)      ______ %

         CAPITAL EXPENDITURES CANNOT EXCEED:                          ______ %
         VARIANCE - Favorable (Unfavorable)                           ______ %

SECTION 10.9      FIXED CHARGE COVERAGE RATIO
(trailing four quarters calculation)

CONSOLIDATED EBITDA:

Consolidated Net Income (before consolidated
interest income, Consolidated Interest
Expense, provisions for taxes, and exclusive
of extraordinary gains or losses or gains and
losses from sales of assets other than
inventory or Rental Equipment sold
in the Ordinary Course of Business)                                   _______

PLUS:    Amortization                                                 _______

PLUS:    Depreciation                                                 _______

PLUS:    1997 Fourth Quarter Charges and Reserves                     _______


PLUS:    1998 Third Quarter Charges and Reserves                      _______


PLUS:    Unusual Cash Expenses up to $17,500,000
         (added only to the extent actually paid in fiscal year 1999)

PLUS:    EBITDA allocable to Permitted
             Acquired Businesses (added only
             for the period commencing at the
             beginning of the four-quarter period
             through the date of the acquisition)                     _______

MINUS:   EBITDA allocable to divestitures
             (subtracted only for the period
             commencing at the beginning of
             the four-quarter period through
             the date of the divestiture)                             _______

TOTAL CONSOLIDATED EBITDA:                                            _______

PLUS:    CONSOLIDATED RENT EXPENSE                                    _______

MINUS:   TAXES PAID IN CASH                                           _______

TOTAL:   Consolidated EBITDA +
         Consolidated Rent Expense
         - Taxes paid in cash                                (a)      _______

FIXED CHARGES:

Consolidated Interest Expense and
amortization of debt discounts in
respect of all Indebtedness                                           _______

PLUS:    Aggregate principal amount of all
         scheduled payments of Indebtedness
         (including principal portion of rentals
         under Capitalized Lease Obligations)                         _______

PLUS:    Consolidated Rent Expense                                    _______

TOTAL FIXED CHARGES:                                         (b)      _______

         FIXED CHARGE COVERAGE RATIO                     (a)/(b)      _______

         FIXED CHARGE COVERAGE RATIO
              CANNOT BE LESS THAN:                                    _______
         VARIANCE - Favorable (Unfavorable)                           _______

SECTION 10.10 CONSOLIDATED FUNDED INDEBTEDNESS TO CONSOLIDATED EBITDA (trailing four quarters calculation)

Consolidated Funded Indebtedness                             (a)      _______

Consolidated EBITDA                                          (b)      _______

         CONSOLIDATED FUNDED INDEBTEDNESS
              TO CONSOLIDATED EBITDA                     (a)/(b)      _______

         RATIO CANNOT EXCEED:                                         _______

         VARIANCE - Favorable (Unfavorable)                           _______

         EXCESS CASH FLOW                                             _______

                                                                       EXHIBIT H

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT


                       ASSIGNMENT AND ASSUMPTION AGREEMENT

     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") dated as of ________ __, ____, is between _______________ (the "Assignor") and
________________ (the "Assignee").


                                    RECITALS

     A. The Assignor is a party to the Amended and Restated Credit Agreement dated as of October ___, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and Bank of America National Trust and Savings Association, as the Administrative and Collateral Agent. (All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Credit Agreement.)

     B. The Assignor wishes to assign to the Assignee and the Assignee wishes to purchase and assume from the Assignor, all of the interest in all of the Assignor's rights and obligations under the Credit Agreement as more fully set forth below.

     C. It is a condition to such assignment and assumption that the Assignor and the Assignee shall have executed this Agreement.


                                    AGREEMENT

     Accordingly, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided in this Agreement), and the Assignee hereby purchases and assumes from the Assignor, [___]% of all of the Assignor's rights and obligations under the Credit Agreement as of the date of this Agreement (the "Assigned Share"), including all rights and obligations with respect to the Assigned Share of the Revolving Loan Commitment, Term Loan Commitment and Loans in the amount of $__________. After giving effect to such sale and assignment, the Assignee's Revolving Loan Commitment will be $[_________] and the Assignee's Term Loan Commitment will be $[_________], the amount of the outstanding Loans owing to the Assignee will be $[_________] and the Assignee's Pro Rata Share will be [___]%.

     2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it under this Agreement and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant to the Credit Agreement or the other Credit Documents; and
(iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by the Credit Parties of any of their obligations under the Credit Agreement or the other Credit Documents to which they are a party or any other instrument or document furnished pursuant to the Credit Agreement or the other Credit Documents.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to in the Credit Agreement and the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative and Collateral Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;
(iii) confirms that it is an Eligible Transferee under the Credit Agreement;
(iv) appoints and authorizes the Administrative and Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative and Collateral Agent by the terms of the Credit Agreement and the other Credit Documents, together with such powers as are reasonably incidental to such powers; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank; and (vi) to the extent legally entitled to do so, attaches the forms described in Section 5.4(b)(ii) of the Credit Agreement. (11)

     4. Following the execution of this Agreement by the Assignor and the Assignee, an executed original of this Agreement (together with all attachments) will be delivered to the Administrative and Collateral Agent. The effective date of this Agreement shall be the date of execution of this Agreement by the Assignor and the Assignee and the receipt of any consent of the Administrative and Collateral Agent, Apria and the Issuing Bank to the extent required by
Section 13.4(b) of the Credit Agreement and receipt by the Administrative and Collateral Agent of the assignment fee referred to in such Section 13.4(b), if applicable (the "Settlement Date ").

     5. Upon the delivery of a fully executed original of this Agreement to the Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Bank under the Credit


--------
     (11) If the Assignee is organized under the laws of a jurisdiction outside the United States.

Agreement and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.

     6. It is agreed that the Assignee shall be entitled to (w) all interest on the Assigned Share of the Loans at the applicable rates specified in the Credit Agreement; (x) all Revolving Loan Commitment Fees (if applicable) on the Assigned Share of the Revolving Loan Commitment at the applicable rate specified in the Credit Agreement; and (y) all Letter of Credit Fees (if applicable) on the Assignee's participation in all Letters of Credit at the applicable rate specified in the Credit Agreement, which, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Revolving Loan Commitment Fees and Letter of Credit Fees, to be paid by the Administrative and Collateral Agent directly to the Assignee. It is further agreed that all payments of principal made on the Assigned Share of the Loans which occur on and after the Settlement Date will be paid directly by the Administrative and Collateral Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement which are outstanding on the Settlement Date, net of any closing costs, and which are being assigned under this Agreement. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

     This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of _________________.

     IN WITNESS WHEREOF, the parties to this Agreement have caused their duly authorized officers to execute and deliver this Bank Assignment and Assumption Agreement, as of the date first above written.

Accepted this _______ day of _______________, _____.

                                          [NAME OF ASSIGNOR],
                                          as Assignor


                                          By: ______________________________
                                              Name:
                                              Title:

                                          [NAME OF ASSIGNEE],
                                          as Assignee


                                          By: ______________________________
                                              Name:
                                              Title:

Acknowledged and Agreed:

BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION, as
     Administrative and Collateral Agent


By: ______________________________
    Name:
    Title:


Bank of America NT&SA, as Issuing Bank


By: ______________________________
    Name:
    Title:

                                                                       EXHIBIT I

                            FORM OF JOINDER AGREEMENT


                                JOINDER AGREEMENT

     This JOINDER AGREEMENT (this "Joinder") is executed as of ________ __, ____, by _________________________, a _______________________ (the "Joining
Party"), and delivered to Bank of America National Trust and Savings Association, as Administrative and Collateral Agent (the "Administrative and Collateral Agent"), pursuant to the Amended and Restated Credit Agreement dated as of October _____, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to
Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and the Administrative and Collateral Agent. (All capitalized terms used but not defined in this Joinder shall have the meanings assigned to them in the Credit Agreement.)


                                    RECITALS

     A. The Joining Party is a Subsidiary of Apria and desires to become a Borrower under the Credit Agreement.

     B. The Joining Party expects to realize direct and indirect benefits as a result of the availability to it of the credit facilities under the Credit Agreement.


                                    AGREEMENT

     Accordingly, the Joining Party agrees as follows:

     (i) By this Joinder, the Joining Party becomes a "Borrower" under and pursuant to the Credit Agreement. The Joining Party agrees that, upon its execution of this Joinder, it will become a Borrower under the Credit Agreement with respect to all Obligations of Borrowers heretofore or hereafter incurred under the Credit Documents and it shall cease to be an Immaterial Subsidiary therein. The Joining Party hereby ratifies, as of the date of this Joinder, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Joining Party and (b) all of the affirmative and negative covenants set forth in Sections 9 and 10 of the Credit Agreement. The Schedules to the Credit Agreement are revised as attached to this Joinder to reflect the addition of the Joining Party to the Credit Agreement.

     (ii) The effective date of this Joinder is ________ __, ____.

     IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be duly executed by its authorized officers and the Administrative and Collateral Agent, for the benefit of the Banks, has caused the same to be accepted by its authorized officer, as of the day and year first above written.


                                          "Joining Party"



                                          _________________________________
                                          a _______________________________


                                          By: _____________________________
                                              Title: ______________________

ACKNOWLEDGED:

BANK OF AMERICA NATIONAL TRUST
     AND SAVINGS ASSOCIATION, as
     Administrative and Collateral Agent

By: ____________________________
    Name:
    Title:


By: ____________________________
    Name:
    Title:

                                                                       EXHIBIT J

                        FORM OF CONFIDENTIALITY AGREEMENT


                            CONFIDENTIALITY AGREEMENT

                                                                          [Date]

[Name and Address of
     prospective participant
     or assignee]

Re: Amended and Restated Credit Agreement dated as of October _____, 1998 ("Credit Agreement") between Apria Healthcare Group Inc. ("Apria") and the Subsidiaries of Apria identified on the signature pages of the Credit Agreement and any Subsidiary of Apria that shall have executed a Joinder Agreement (Apria and such Subsidiaries are referred to individually as a "Borrower" and collectively as the "Borrowers"), each of the financial institutions listed on Schedule I to the Credit Agreement or that, pursuant to Section 13.4 of the Credit Agreement, shall become a "Bank" under the Credit Agreement (individually, a "Bank" and collectively the "Banks"), NationsBank, N.A., as the Syndication Agent, and Bank of America National Trust and Savings Association, as the Administrative and Collateral Agent. (All capitalized terms used but not defined in this Confidentiality Agreement shall have the meanings assigned to them in the Credit Agreement.)

Ladies and Gentlemen:

     We have agreed with Apria pursuant to Section 13.4(d) of the Credit Agreement to use normal and reasonable precautions and exercise due care to keep confidential, except as otherwise provided in the Credit Agreement, all nonpublic information identified by Apria as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

     As provided in that Section 13.4(d), we are permitted to provide you, as a prospective [participant] [assignee], with certain of such nonpublic information subject to the execution and delivery by you, prior to receiving such nonpublic information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

     Accordingly, in consideration of the foregoing, you agree to take normal and reasonable precautions and exercise due care (in the same manner as you exercise for your own affairs) to maintain the confidentiality of all information identified as "confidential" by Apria or any of its Subsidiaries and provided to you by Apria or any such Subsidiary or by the Agents on Apria's or such Subsidiary's behalf, in connection with the proposed [participation] [assignment] mentioned above; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure in violation of this Confidentiality Agreement by you, or (ii) was or becomes available on a non-confidential basis from a source other than Apria; provided that such source is not bound by a confidentiality agreement with Apria known to you.

     Notwithstanding the foregoing paragraph, you may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which you are subject or in connection with an examination of you by any such Governmental Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Governmental Rule; (D) in connection with any litigation or proceeding to which you may be party; and (E) to your Affiliates, independent auditors, counsel and other professional advisors; provided that such Person shall acknowledge and agree to be bound by the provisions of this Confidentiality Agreement; provided that prior to any disclosure permitted under clause (B), clause (C), in cases other than in connection with an examination of your financial condition, and clause (D), unless such litigation or proceeding is between any Bank or any Agent and any Borrower or Guarantor, you shall, if permitted by applicable Governmental Rules or judicial order, notify Apria of such pending disclosure.


                                          Very truly yours,

                                          [Name of Bank]


The foregoing is agreed to
as of the date of this letter.


[NAME OF PROSPECTIVE
PARTICIPANT OR ASSIGNEE]


By: _____________________________
    Name:
    Title:


                                      - 2 -